   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              6211                             13-4019460
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                                85 BROAD STREET

                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ROBERT J. KATZ
                                GREGORY K. PALM
                                 GAIL S. BERNEY
                         THE GOLDMAN SACHS GROUP, INC.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
(NAMES, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                            RICARDO A. MESTRES, JR.
                              ROBERT W. REEDER III
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                    TITLE OF EACH CLASS                              AGGREGATE                 AMOUNT OF
               OF SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................        $500,000,000                $139,000
Rights(2)...................................................            (2)                       (2)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Each share of Common Stock includes one Shareholder Protection Right as described under "Description of Capital Stock".

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated November 10, 1999

                                             Shares
                         THE GOLDMAN SACHS GROUP, INC.
                                  Common Stock
[GOLDMAN SACHS LOGO]
                            ------------------------

     This prospectus relates to           shares of common stock of The Goldman
Sachs Group, Inc. to be offered for sale by the charitable organizations described under the heading "Selling Shareholders". The distribution of the common stock by these charitable organizations may be effected from time to time, including:

     - in underwritten public offerings;

     - in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

     - to or through brokers or dealers who may act as principal or agent; or

     - in one or more negotiated transactions.

     The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriter and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. Those underwriters may include affiliates of The Goldman Sachs Group, Inc., including Goldman, Sachs & Co. See "Plan of Distribution" for a further description of how the selling stockholders may dispose of the shares covered by this prospectus.

     Goldman Sachs will not receive any of the proceeds from sales of the shares of common stock made by the selling shareholders pursuant to this prospectus.

     Goldman Sachs' common stock is listed on the New York Stock Exchange under the symbol "GS". On November 9, 1999, the last reported sales price for the common stock on the New York Stock Exchange was $71.88.

     See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              GOLDMAN, SACHS & CO.

                            ------------------------

                      Prospectus dated             , 1999.

                            OUR BUSINESS PRINCIPLES

1. Our clients' interests always come first. Our experience shows that if we serve our clients well, our own success will follow.

2. Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore. We are dedicated to complying fully with the letter and spirit of the laws, rules and ethical principles that govern us. Our continued success depends upon unswerving adherence to this standard.

3. Our goal is to provide superior returns to our shareholders. Profitability is critical to achieving superior returns, building our capital and attracting and keeping our best people. Significant employee stock ownership aligns the interests of our employees and our shareholders.

4. We take great pride in the professional quality of our work. We have an uncompromising determination to achieve excellence in everything we undertake. Though we may be involved in a wide variety and heavy volume of activity, we would, if it came to a choice, rather be best than biggest.

5. We stress creativity and imagination in everything we do. While recognizing that the old way may still be the best way, we constantly strive to find a better solution to a client's problems. We pride ourselves on having pioneered many of the practices and techniques that have become standard in the industry.

6. We make an unusual effort to identify and recruit the very best person for every job. Although our activities are measured in billions of dollars, we select our people one by one. In a service business, we know that without the best people, we cannot be the best firm.

7. We offer our people the opportunity to move ahead more rapidly than is possible at most other places. We have yet to find the limits to the responsibility that our best people are able to assume. Advancement depends solely on ability, performance and contribution to the Firm's success, without regard to race, color, religion, sex, age, national origin, disability, sexual orientation, or any other impermissible criterion or circumstance.

8. We stress teamwork in everything we do. While individual creativity is always encouraged, we have found that team effort often produces the best results. We have no room for those who put their personal interests ahead of the interests of the Firm and its clients.

9. The dedication of our people to the Firm and the intense effort they give their jobs are greater than one finds in most other organizations. We think that this is an important part of our success.

10. We consider our size an asset that we try hard to preserve. We want to be big enough to undertake the largest project that any of our clients could contemplate, yet small enough to maintain the loyalty, the intimacy and the esprit de corps that we all treasure and that contribute greatly to our success.

11. We constantly strive to anticipate the rapidly changing needs of our clients and to develop new services to meet those needs. We know that the world of finance will not stand still and that complacency can lead to extinction.

12. We regularly receive confidential information as part of our normal client relationships. To breach a confidence or to use confidential information improperly or carelessly would be unthinkable.

13. Our business is highly competitive, and we aggressively seek to expand our client relationships. However, we must always be fair competitors and must never denigrate other firms.

14. Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Firm and in their personal lives.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors" on pages 8-18.

                         THE GOLDMAN SACHS GROUP, INC.

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

     - Investment Banking;
     - Trading and Principal Investments; and
     - Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     For our fiscal year ended November 27, 1998, our net revenues were $8.5 billion and our pre-tax earnings were $2.9 billion, and for the nine months ended August 27, 1999, our net revenues were $9.9 billion and our pre-tax earnings were $783 million. On a pro forma basis, our net earnings were $1.3 billion for fiscal 1998 and $1.8 billion for the nine months ended August 27, 1999. As of August 27, 1999, our total assets were $236.3 billion and our stockholders' equity was $8.6 billion.

     We have over time produced strong earnings growth and attractive returns on equity capital through different economic and market conditions. Over the last 15 years, our pre-tax earnings have grown from $462 million in 1983 to $2.9 billion in 1998, representing a compound annual growth rate of 13%. Economic and market conditions can, however, significantly affect our performance. For example, in the second half of fiscal 1998, our performance was adversely affected by turbulence in global financial markets.

     We have achieved this growth, which has been generated without the benefit of a large acquisition, by maintaining an intense commitment to our clients, focusing on our core businesses and key opportunities, and operating as an integrated franchise.

     Because we believe that the needs of our clients are global and that international markets have high growth potential, we have built upon our strength in the United States to achieve leading positions in other parts of the world. Today, we have a strong global presence as evidenced by the geographic breadth of our transactions, leadership in our core products and the size of our international operations. As of August 27, 1999, we operated offices in 23 countries and 36% of our 14,500 employees were based outside the United States.

     We are committed to a distinctive culture and set of core values. These values are reflected in our Business Principles, which emphasize placing our clients' interests first, integrity, commitment to excellence and innovation, and teamwork.

                       WHY WE ARE REGISTERING THE SHARES

     Goldman Sachs has long encouraged its officers and employees to participate in charitable activities. In order to permit our former profit participating limited partners to donate some of their shares of common stock to charitable foundations and public charities, we have agreed to lift the transfer restrictions on these shares. None of these former profit participating limited partners will be permitted to sell or otherwise transfer any portion of their common stock except to these charitable organizations.

     This prospectus covers only the shares of common stock that are to be donated by our former profit participating limited partners. This prospectus permits the charitable organizations to sell freely those shares to the public at any time and from time to time. See "Plan of Distribution" for a description of the various ways in which those sales may occur.

     The transfer restrictions will also be lifted to permit our former retired limited partners to make similar charitable contributions. We plan to solicit indications from our former retired limited partners of their interest in making charitable contributions. The shares of common stock that are to be donated to charitable organizations by these former retired limited partners will be freely transferable to the public without the use of this prospectus.

                                ---------------
                             SUMMARY FINANCIAL DATA
                                 (in millions)

                                                                                  NINE MONTHS
                                                   YEAR ENDED NOVEMBER            ENDED AUGUST
                                              ------------------------------   ------------------
                                                1996       1997       1998      1998       1999
                                                ----       ----       ----      ----       ----
Net revenues:
Investment Banking..........................  $  2,113   $  2,587   $  3,368   $ 2,547   $  3,054
  Trading and Principal Investments.........     2,693      2,926      2,379     3,042      4,522
  Asset Management and Securities
     Services...............................     1,323      1,934      2,773     2,016      2,296
                                              --------   --------   --------   -------   --------
Total net revenues..........................  $  6,129   $  7,447   $  8,520   $ 7,605   $  9,872
                                              ========   ========   ========   =======   ========

                                ---------------

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses irrespective of their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth.

INVESTMENT BANKING

     Investment Banking represented 39% of fiscal 1998 net revenues and 31% of net revenues for the nine months ended August 27, 1999. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues. The source for this market share information is Thomson Financial Securities Data, formerly known as Securities Data Company.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of fiscal 1998 net revenues and 46% of net revenues for the nine months ended August 27, 1999. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of fiscal 1998 net revenues and 23% of net revenues for the nine months ended August 27, 1999. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $412.6 billion as of August 27, 1999. As of August 27, 1999, we had $220.5 billion of assets under management. We manage merchant banking funds that had $17.3 billion of capital commitments as of August 27, 1999.

     Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

                                OUR HEADQUARTERS

     Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone (212) 902-1000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary historical consolidated income statement and balance sheet data set forth below have been derived from our consolidated financial statements and their notes. Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Our condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of August 27, 1999 and for the nine months ended August 27, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The summary historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from our audited consolidated financial statements that are not included in this prospectus.

     The summary historical consolidated income statement and balance sheet data set forth below as of and for the nine months ended August 27, 1999 have been derived from our unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the nine months ended August 27, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and for the nine months ended August 27, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Income Statement Information" included elsewhere in this prospectus. The pro forma data set forth in "Pro Forma Consolidated Income Statement Information" for the year ended November 27, 1998 have been examined by PricewaterhouseCoopers LLP and the pro forma data set forth in "Pro Forma Consolidated Income Statement Information" for the nine months ended August 27, 1999 have been reviewed by PricewaterhouseCoopers LLP.

     The summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Income Statement Information" and the consolidated financial statements and their notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                           AS OF OR FOR YEAR ENDED NOVEMBER                AS OF OR FOR
                                                  ---------------------------------------------------       NINE MONTHS
                                                   1994       1995       1996       1997       1998      ENDED AUGUST 1999
                                                   ----       ----       ----       ----       ----     -------------------
                                                                                                            (unaudited)
                                                                   (in millions, except per share amounts)
INCOME STATEMENT DATA:
  Net revenues..................................  $ 3,537   $  4,483   $  6,129   $  7,447   $  8,520        $  9,872
  Pre-tax earnings(1)...........................      508      1,368      2,606      3,014      2,921             783(4)

BALANCE SHEET DATA:
  Total assets(2)...............................  $95,296   $100,066   $152,046   $178,401   $217,380        $236,273
  Long-term borrowings..........................   14,418     13,358     12,376     15,667     19,906          20,340
  Partners' capital.............................    4,771      4,905      5,309      6,107      6,310              --
  Stockholders' equity..........................       --         --         --         --         --           8,597

COMMON SHARE DATA:
  Earnings per share:
    Basic.......................................       --         --         --         --         --        $   4.18
    Diluted.....................................       --         --         --         --         --            4.11
  Average common shares outstanding:
    Basic.......................................       --         --         --         --         --             475
    Diluted.....................................       --         --         --         --         --             483

PRO FORMA DATA(3):
  Pro forma net earnings........................       --         --         --         --   $  1,256        $  1,794
  Pro forma diluted earnings per share..........       --         --         --         --       2.62            3.63

SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)..................................       10%        28%        51%        53%        47%             --
  Ratio of compensation and benefits to net
    revenues(1).................................       51         45         40         42         45              50%
  Assets under supervision:
    Assets under management.....................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821        $220,522
    Other client assets.........................   49,061     57,716     76,892    102,033    142,018         192,034
                                                  -------   --------   --------   --------   --------        --------
  Total assets under supervision................  $92,732   $110,074   $171,491   $237,962   $336,839        $412,556
                                                  =======   ========   ========   ========   ========        ========

---------------
 (1) Since we operated as a partnership until May 7, 1999, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense for the five years ended November 27, 1998 do not reflect any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our pre-tax earnings in these periods understate the operating costs incurred by us in corporate form. As a corporation, we include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation since the beginning of fiscal 1998, see "Pro Forma Consolidated Income Statement Information".

 (2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $3.68 billion as of August 27, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

 (3) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Income Statement Information" for more detailed information concerning these adjustments.

 (4) Our pre-tax earnings for the nine months ended August 27, 1999 were reduced by non-recurring items of $2.46 billion associated with our conversion to corporate form and related transactions. These non-recurring charges included $2.26 billion for employee initial public offering awards and $200 million for a contribution to the Goldman Sachs Fund, a charitable foundation.

                                  RISK FACTORS

     An investment in the common stock involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of common stock.

                   MARKET FLUCTUATIONS COULD ADVERSELY AFFECT
                          OUR BUSINESSES IN MANY WAYS

     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The equity and debt markets in the United States and elsewhere have achieved record or near record levels, and this favorable business environment will not continue indefinitely. In the event of a market downturn, our businesses could be adversely affected in many ways, including those described below. Our revenues are likely to decline in such circumstances and, if we were unable to reduce expenses at the same pace, our profit margins would erode. For example, in the second half of fiscal 1998, we recorded negative net revenues from our Trading and Principal Investments business and from mid-August to mid-October the number of equity underwritings and announced mergers and acquisitions transactions in which we participated declined substantially due to adverse economic and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the market environment in which we operated during that period. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

We May Incur Significant Losses from Our Trading and Investment Activities Due to Market Fluctuations and Volatility

     We generally maintain large trading and investment positions in the fixed income, currency, commodity and equity markets. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time to time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. We incurred significant losses in our Trading and Principal Investments business in the second half of fiscal 1998 from this type of "relative value" trade. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of those losses and the market environment in which we operated during that period. In addition, we maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our Investment Banking Revenues May Decline in Adverse Market or Economic Conditions

     Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our Investment Banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In particular, our results of operations would be adversely affected by a significant reduction in the number or size of mergers and acquisitions transactions.

We May Generate Lower Revenues from Commissions and Asset Management Fees

     A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. In addition, because the fees that we charge for managing our clients' portfolios are in many cases based on the value of those portfolios, a market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenue we receive from our asset management business.

     Even in the absence of a market downturn, below market performance by our mutual funds may result in increased withdrawals and reduced inflows, which would reduce the revenue we receive from our asset management business.

Holding Large and Concentrated Positions May Expose Us to Large Losses

     Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting and lending businesses and may continue to do so in the future. Goldman Sachs has committed substantial amounts of capital to these businesses, which often require Goldman Sachs to take large positions in the securities of a particular issuer or issuers in a particular industry, country or region. Moreover, the trend in all major capital markets is towards larger and more frequent commitments of capital in many of these activities. For example, as described under "Business -- Trading and Principal Investments -- Equities", we are experiencing an increase in the number and size of block trades that we execute, and we expect this trend to continue.

Our Hedging Strategies May Not Prevent Losses

     If any of the variety of instruments and strategies we utilize to hedge our exposure to various types of risk are not effective, we may incur losses. Many of our strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge this position by taking a short position in an asset where the short position has, historically, moved in a direction that would offset a change in value in the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We have often hedged our exposure to corporate fixed income securities by taking a short position in U.S. Treasury securities, since historically the value of U.S. Treasury securities has changed in a manner similar to changes in the value of corporate fixed income securities. Due to the move by investors to higher credit quality fixed income securities in mid-August to mid-October 1998, however, the prices for corporate fixed income securities declined while the prices for U.S. Treasury securities increased and, as a result, we incurred losses on both positions. Unexpected market developments also affected other hedging strategies during this time, and unanticipated developments could impact these or different hedging strategies in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.

A Prolonged Market Downturn Could Impair Our Operating Results

     While we encountered extremely difficult market conditions in mid-August to mid-October 1998, the financial markets rebounded late in the fourth quarter of fiscal 1998. At some time in the future, there may be a more sustained period of market decline or weakness that will leave us operating in a difficult market environment and subject us to the risks that we describe in this section for a longer period of time.

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

Market Risk May Increase the Other Risks That We Face

     In addition to the potentially adverse effects on our businesses described above, market risk could exacerbate other risks that we face. For example, if we incur substantial trading losses, our need for liquidity could rise sharply while our access to liquidity could be impaired. In addition, in conjunction with a market downturn, our customers and counterparties could incur substantial losses of their own, thereby weakening their financial condition and increasing our credit risk to them. Our liquidity risk and credit risk are described below.

                        OUR RISK MANAGEMENT POLICIES AND
                       PROCEDURES MAY LEAVE US EXPOSED TO
                       UNIDENTIFIED OR UNANTICIPATED RISK

     We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. For example, the market movements of the late third and early fourth quarters of fiscal 1998 were larger and involved greater divergences in relative asset values than we anticipated. This caused us to experience trading losses that were greater and recurred more frequently than some of our risk measures indicated were likely to occur. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of fiscal 1998 and "-- Risk Management" for a discussion of the policies and procedures we use to identify, monitor and manage the risks we assume in conducting our businesses.

     Other risk management methods depend upon evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible by Goldman Sachs. This information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

                    LIQUIDITY RISK COULD IMPAIR OUR ABILITY
                     TO FUND OPERATIONS AND JEOPARDIZE OUR
                              FINANCIAL CONDITION

     Liquidity, i.e., ready access to funds, is essential to our businesses. In addition to maintaining a cash position, we rely on three principal sources of liquidity: borrowing in the debt markets; access to the repurchase and securities lending markets; and selling securities and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" for a discussion of our sources of liquidity.

An Inability to Access the Debt Capital Markets Could Impair Our Liquidity

     We depend on continuous access to the debt capital markets to finance our day-to-day operations. An inability to raise money in the long-term or short-term debt markets, or to engage in repurchase agreements or securities lending, could have a substantial negative effect on our liquidity. Our access to debt in amounts adequate to finance our activities could be impaired by factors that affect Goldman Sachs in particular or the financial services industry in general. For example, lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses, if the level of our business activity decreased due to a market downturn, if regulatory authorities took significant action against us or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. Our ability to borrow in the debt markets also could be impaired by factors that are not specific to Goldman Sachs, such as a severe disruption of the financial markets or negative views about the prospects for the investment banking, securities or financial services industries generally.

     We also depend on banks to finance our day-to-day operations. As a result of the recent consolidation in the banking industry, some of our lenders have merged or consolidated with other banks and financial institutions. While we have not been materially adversely affected to date, it is possible that further consolidation could lead to a loss of a number of our key banking relationships and a reduction in the amount of credit extended to us.

An Inability to Access the Short-Term Debt Markets Could Impair Our Liquidity

     We depend on the issuance of commercial paper and promissory notes as a principal source of unsecured short-term funding for our operations. As of August 27, 1999, Goldman Sachs had $21.81 billion of outstanding commercial paper and promissory notes with a weighted-average maturity of approximately 66 days. Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature.

Our Liquidity Could Be Adversely Affected If Our Ability to Sell Assets Is Impaired

     If we were unable to borrow in the debt capital markets, we would need to liquidate assets in order to meet our maturing liabilities. In certain market environments, such as times of market volatility or uncertainty, overall market liquidity may decline. In a time of reduced liquidity, we may be unable to sell some of our assets, or we may have to sell assets at depressed prices, which could adversely affect our results of operations and financial condition.

     Our ability to sell our assets may be impaired by other market participants seeking to sell similar assets into the market at the same time. In the late third and early fourth quarters of fiscal 1998, for example, the markets for some assets were adversely affected by simultaneous attempts by a number of institutions to sell similar assets.

A Reduction in Our Credit Ratings Could Adversely Affect Our Liquidity and Competitive Position and Increase Our Borrowing Costs

     Our borrowing costs and our access to the debt capital markets depend significantly on our credit ratings. These ratings are assigned by rating agencies, which may reduce or withdraw their ratings or place Goldman Sachs on "credit watch" with negative implications at any time. Credit ratings are also important to Goldman Sachs when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- Credit Ratings" for additional information concerning our credit ratings.

                    CREDIT RISK EXPOSES US TO LOSSES CAUSED
                         BY FINANCIAL OR OTHER PROBLEMS
                          EXPERIENCED BY THIRD PARTIES

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include our trading counterparties, customers, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties; entering into swap or other derivative contracts under which counterparties have long-term obligations to make payments to us; executing securities, futures, currency or commodity trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and extending credit to our clients through bridge or margin loans or other arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Manage-ment -- Credit Risk" for a further discussion of the credit risks to which we are exposed.

We May Suffer Significant Losses from Our Credit Exposures

     In recent years, we have significantly expanded our swaps and other derivatives businesses and placed a greater emphasis on providing credit and liquidity to our clients. As a result, our credit exposures have increased in amount and in duration. In addition, as competition in the financial services industry has increased, we have experienced pressure to assume longer-term credit risk, extend credit against less liquid collateral and price more aggressively the credit risks that we take.

Our Clients and Counterparties May Be Unable to Perform Their Obligations to Us as a Result of Economic or Political Conditions

     Country, regional and political risks are components of credit risk, as well as market risk. Economic or political pressures in a country or region, including those arising from local market disruptions or currency crises, may adversely affect the ability of clients or counterparties located in that country or region to obtain foreign exchange or credit and, therefore, to perform their obligations to us. See "-- We Are Exposed to Special Risks in Emerging and Other Markets" for a further discussion of our exposure to these risks.

Defaults by a Large Financial Institution Could Adversely Affect Financial Markets Generally and Us Specifically

     The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default by, one institution could lead to significant liquidity problems or losses in, or defaults by, other institutions. This is sometimes referred to as "systemic risk" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis.

     The possibility of default by a major market participant in the second half of fiscal 1998 and concerns throughout the financial industry regarding the resulting impact on markets led us to participate in an industry-wide consortium that invested in Long-Term Capital Portfolio, L.P., which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity -- The Balance Sheet". Actual defaults, increases in perceived default risk and other similar events could arise in the future and could have an adverse effect on the financial markets and on Goldman Sachs.

The Information That We Use in Managing Our Credit Risk May Be Inaccurate or Incomplete

     Although we regularly review our credit exposure to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect, such as fraud. We may also fail to receive full information with respect to the trading risks of a counterparty. In addition, in cases where we have extended credit against collateral, we may find that we are undersecured, for example, as a result of sudden declines in market values that reduce the value of collateral.

   OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES MAY NOT ACHIEVE YEAR 2000
                  READINESS -- YEAR 2000 READINESS DISCLOSURE

     With the year 2000 rapidly approaching, many institutions around the world have been reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many computer systems and microprocessors (including those in non-information technology equipment and systems) used only two digits to identify a year in the date field with the assumption that the first two digits of the year would always be "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

Our Computer Systems May Fail

     Because we are dependent, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant would have a material adverse effect on us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets, result in generation of erroneous results or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

The Computer Systems of Third Parties on Which We Depend May Fail

     We depend upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties, financial intermediaries such as securities and commodities exchanges, depositories, clearing agencies, clearing houses and commercial banks and vendors such as providers of telecommunication services and other utilities. In preparation for the Year 2000 transition, we have continued to assess counterparties, intermediaries and vendors with whom we have important financial or operational relationships to determine the extent of their Year 2000 preparedness. In many cases, however, we are not in a position to verify the accuracy or completeness of the information we receive from third parties and as a result are dependent on their willingness and ability to disclose, and to address, their Year 2000 problems. In some cases, we have not yet received sufficient information about a party's Year 2000 preparedness to assess the effectiveness of its efforts. In addition, in some international markets in which we do business, the level of awareness, remediation and contingency planning efforts relating to the Year 2000 issue has been less advanced than in the United States.

     If third parties with whom we interact have Year 2000 problems that are not remedied, problems could include the following:

- in the case of vendors, disruption of important services upon which Goldman Sachs depends, such as telecommunications and electrical power;

- in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions, such as pricing our securities or other assets;

- in the case of financial intermediaries, such as exchanges and clearing agents, failed trade settlements, inability to trade in certain markets and disruption of funding flows;

- in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress; and

- in the case of counterparties and customers, financial and accounting difficulties for those parties that expose Goldman Sachs to increased credit risk and lost business.

Disruption or suspension of activity in the world's financial markets is also possible.

Our Revenues May Decline If Market Activity Decreases Shortly Before and After the Year 2000

     We believe that uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. Consequently, we expect a downturn in customer and general market activity for a short period of time before and after January 1, 2000. If this occurs, our net revenues may be adversely affected, possibly materially, depending on how long the reduction in activity continues and how broadly it affects the markets. In addition, we plan to reduce our own trading activities and the size of our balance sheet in order to manage the number and type of our transactions that settle during this period and our related funding needs. This also could reduce our net revenues. We cannot predict the magnitude of the impact that these kinds of reductions would have on our businesses.

We May Be Exposed to Litigation as a Result of Year 2000 Problems

     We may be exposed to litigation with our customers and counterparties as a result of Year 2000 problems. For example, litigation could arise from problems relating to our internal systems or to external systems on which we depend, as well as from problems involving companies in which our clients or the funds we manage hold investments.

Our Year 2000 Program May Not Be Effective and Our Estimates of Timing and Cost May Not Be Accurate

     Our Year 2000 program may not be effective and our estimates about the timing and cost of completing our program may not be accurate. For a description of our program and the steps that remain to be taken, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure".

                    OTHER OPERATIONAL RISKS MAY DISRUPT OUR
                    BUSINESSES, RESULT IN REGULATORY ACTION
                         AGAINST US OR LIMIT OUR GROWTH

     We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand in the future to avoid disruption of, or constraints on, our operations.

                  LEGAL AND REGULATORY RISKS ARE INHERENT AND
                         SUBSTANTIAL IN OUR BUSINESSES

     Substantial legal liability or a significant regulatory action against Goldman Sachs could have a material financial effect or cause significant reputational harm to Goldman Sachs, which in turn could seriously harm our business prospects.

Our Exposure to Legal Liability Is Significant

     We face significant legal risks in our businesses and the volume and amount of damages claimed in litigation against financial intermediaries are increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the "fairness opinions" and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements. We also face the possibility that counterparties in complex or risky trading transactions will claim that we improperly failed to tell them of the risks or that they were not authorized or permitted to enter into these transactions with us and that their obligations to Goldman Sachs are not enforceable. Particularly in our rapidly growing business focused on high net worth individuals, we are increasingly exposed to claims against Goldman Sachs for recommending investments that are not consistent with a client's investment objectives or engaging in unauthorized or excessive trading. During a prolonged market downturn, we would expect these types of claims to increase. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We incur significant legal expenses every year in defending against litigation, and we expect to continue to do so in the future. See "Business -- Legal Matters" for a discussion of some of the legal matters in which we are currently involved.

Extensive Regulation of Our Businesses Limits Our Activities and May Subject Us to Significant Penalties

     The financial services industry is subject to extensive regulation. Goldman Sachs is subject to regulation by governmental and self-regulatory organizations in the United States and in virtually all other jurisdictions in which it operates around the world.

     The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with Goldman Sachs and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or prohibited from engaging in some of our business activities. See "Business -- Regulation" for a further discussion of the regulatory environment in which we conduct our businesses.

Legal Restrictions on Our Clients May Reduce the Demand for Our Services

     New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may also adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in regulation could restrict the activities of our clients and, therefore, the services we provide on their behalf.

                         EMPLOYEE MISCONDUCT COULD HARM
                       GOLDMAN SACHS AND IS DIFFICULT TO
                                DETECT AND DETER

     There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding Goldman Sachs to transactions that exceed authorized limits or present unacceptable risks, or hiding from Goldman Sachs unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases.

                  THE FINANCIAL SERVICES INDUSTRY IS INTENSELY
                     COMPETITIVE AND RAPIDLY CONSOLIDATING

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price. We have experienced intense price competition in some of our businesses in recent years, such as underwriting fees on investment grade debt offerings and privatizations. We believe we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

We Face Increased Competition Due to a Trend Toward Consolidation

     In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses. It is likely that financial reform legislation will be enacted shortly. We believe that this legislation, if enacted, may accelerate consolidation and increase competition in the financial services industry and will enable banking organizations to compete more effectively across a broad range of activities.

Consolidation Has Increased Our Need for Capital

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

Our Ability to Expand Internationally Will Depend on Our Ability to Compete Successfully with Local Financial Institutions

     We believe that some of our most significant challenges and opportunities will arise outside the United States. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

Our Revenues May Decline Due to Competition from Alternative Trading Systems

     Securities and futures transactions are now being conducted through the Internet and other alternative, non-traditional trading systems, and it appears that the trend toward alternative trading systems will continue and probably accelerate. A dramatic increase in computer-based or other electronic trading may adversely affect our commission and trading revenues, reduce our participation in the trading markets and associated access to market information and lead to the creation of new and stronger competitors.

                       WE ARE EXPOSED TO SPECIAL RISKS IN
                           EMERGING AND OTHER MARKETS

     In conducting our businesses in major markets around the world, including many developing markets in Asia, Latin America and Eastern Europe, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by us in their countries into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

     To date, a relatively small part of our businesses has been conducted in emerging and other markets. As we expand our businesses in these areas, our exposure to these risks will increase.

Turbulence in Emerging Markets May Adversely Affect Our Businesses

     In the last several years, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. The possible effects of these conditions include an adverse impact on our businesses and increased volatility in financial markets generally. Moreover, economic or market problems in a single country or region are increasingly affecting other markets generally. For example, the economic crisis in Russia in August 1998 adversely affected other emerging markets and led to turmoil in financial markets worldwide. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Environment" for a discussion of the business environment in which we operated during the second half of fiscal 1998. A continuation of these situations could adversely affect global economic conditions and world markets and, in turn, could adversely affect our businesses. Among the risks are regional or global market downturns and, as noted above, increasing liquidity and credit risks, particularly in Japan where we have significant exposure.

Compliance with Local Laws and Regulations May Be Difficult

     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. These uncertainties may also make it difficult for us to structure our transactions in such a way that the results we expect to achieve are legally enforceable in all cases. See "-- Legal and Regulatory Risks Are Inherent and Substantial in Our Businesses -- Our Exposure to Legal Liability Is Significant" for additional information concerning these matters and "Business -- Regulation" for a discussion of the regulatory environment in which we conduct our businesses.

                        OUR CONVERSION TO CORPORATE FORM
                  MAY ADVERSELY AFFECT OUR ABILITY TO RECRUIT,
                       RETAIN AND MOTIVATE KEY EMPLOYEES

     Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition in the financial services industry for qualified employees is intense. Our continued ability to compete effectively in our businesses depends on our ability to attract new employees and to retain and motivate our existing employees.

     In connection with our initial public offering and the conversion of Goldman Sachs from partnership to corporate form, the managing directors who were profit participating limited partners received substantial amounts of common stock in exchange for their interests in Goldman Sachs. Because these shares of common stock were received in exchange for partnership interests, ownership of these shares is not dependent upon these managing directors' continued employment. However, these shares are subject to certain restrictions on transfer under a shareholders' agreement and under our plan of incorporation and a portion of these shares has been pledged to support these managing directors' obligations under noncompetition agreements. The transfer restrictions under the shareholders' agreement and the plan of incorporation may, however, be waived, as described under "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Transfer Restrictions" and
"-- Waivers". These transfer restrictions will be waived with respect to the donation of shares of common stock by our former profit participating limited partners to charitable foundations and public charities. These charitable organizations may sell the donated shares pursuant to this prospectus as described under "Selling Shareholders". We also will waive the restrictions on transfer to permit charitable donations by our former retired limited partners. See "Shares Eligible for Future Sale" for a discussion of this waiver.

     The steps we have taken to encourage the continued service of our managing directors may not be effective. For a description of the compensation plan for our senior professionals implemented in connection with our initial public offering, see "Management -- The Partner Compensation Plan".

     In connection with our initial public offering and conversion of Goldman Sachs from partnership to corporate form, employees, other than the managing directors who were profit participating limited partners, received grants of restricted stock units, stock options or interests in a defined contribution plan. The incentives to attract, retain and motivate employees provided by these awards or by future arrangements may not be as effective as the opportunity, which existed prior to conversion, to become a partner of Goldman Sachs. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.

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

     Goldman Sachs Is Controlled by Its Managing Directors Whose Interests May Differ from Those of Other Shareholders

     Prior to the proposed charitable contributions of shares of common stock by certain of our managing directors, our managing directors collectively own not less than 250,000,000 shares of common stock, or 56% of the total shares of common stock outstanding. These shares are subject to a shareholders' agreement, which provides for coordinated voting by the parties. Further, both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, which together owned 43,400,473 shares of common stock, or 9.8% of the total shares of common stock outstanding, as of September 24, 1999, have agreed to vote their shares of common stock in the same manner as a majority of the shares held by our managing directors are voted. See "Certain Relationships and Related
Transactions -- Shareholders' Agreement -- Voting" and "-- Voting Agreement" for a discussion of these voting arrangements.

     As a result of these arrangements, the managing directors currently are able to elect our entire board of directors, control the management and policies of Goldman Sachs and, in general, determine, without the consent of the other shareholders, the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the assets of Goldman Sachs. The managing directors currently are able to prevent or cause a change in control of Goldman Sachs.

Provisions of Our Organizational Documents May Discourage an Acquisition of Goldman Sachs

     Our organizational documents contain provisions that impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, our board of directors may, without the consent of shareholders, issue preferred stock with greater voting rights than the common stock. See "Description of Capital Stock -- Certain Anti-Takeover Matters" for a discussion of these anti-takeover provisions.

                     OUR SHARE PRICE MAY DECLINE DUE TO THE
                        LARGE NUMBER OF SHARES ELIGIBLE
                                FOR FUTURE SALE

     Sales of substantial amounts of common stock, or the possibility of such sales, may adversely affect the price of the common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of common stock.

                                USE OF PROCEEDS

     All of the shares of our common stock offered by this prospectus will be sold by charitable organizations. As a result, we will not receive any of the proceeds from the sale of these shares. We will, however, pay some of the expenses related to the sale of the shares by the charitable organizations pursuant to this prospectus. We estimate that the expenses we will pay will
total approximately $       .

                 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

     Our common stock commenced trading on the New York Stock Exchange under the symbol "GS" on May 4, 1999. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share for our common stock as reported by the Consolidated Transactions Reporting Association and the dividend declared per share of common stock and nonvoting common stock:

                                                                                DIVIDEND
                                                                                DECLARED
                                                               HIGH     LOW     PER SHARE
                                                              ------   ------   ---------
Second fiscal quarter (from May 4, 1999 to May 28, 1999)....  $74.13   $64.50        --
Third fiscal quarter (May 29, 1999 to August 27, 1999)......   72.25    55.81     $0.12
Fourth fiscal quarter (August 28, 1999 through November 9,
  1999).....................................................   73.69    57.69      0.12


     On November 9, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $71.88 per share. As of September 24, 1999 there were approximately 575 common stockholders of record.

     The holders of our common stock and nonvoting common stock share proportionately on a per share basis in all dividends and other distributions declared by our board of directors.

     The declaration of dividends by Goldman Sachs is subject to the discretion of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our shareholders or by our subsidiaries to us, the effect on our debt ratings and such other factors as our board of directors may deem relevant. See "Business -- Regulation" for a discussion of potential regulatory limitations on our receipt of funds from our regulated subsidiaries.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION

To the Partners,
The Goldman Sachs Group, L.P.:

     We have examined the pro forma adjustments reflecting (i) the interest expense on junior subordinated debentures issued to retired limited partners in exchange for their partnership interests; (ii) compensation to managing directors who were profit participating limited partners; (iii) compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation; (iv) the amortization of the restricted stock units awarded to employees on a discretionary basis; and (v) the provision for corporate income taxes (collectively, the "Pro Forma Adjustments"), and the initial public offering of Goldman Sachs, all as described in Note 2 to the Pro Forma Consolidated Income Statement Information (included on pages 22 to 26 of this prospectus) and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998. The historical consolidated income statement information is derived from the historical consolidated financial statements of Goldman Sachs, which were audited by us and which are included elsewhere in this prospectus. The Pro Forma Adjustments are based upon management's assumptions described in
Note 2 to the Pro Forma Consolidated Income Statement Information. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

     The objective of this pro forma consolidated income statement information is to show what the significant effects on the historical income statement information of Goldman Sachs might have been had the Pro Forma Adjustments and the initial public offering of Goldman Sachs occurred at an earlier date. However, the Pro Forma Consolidated Income Statement Information is not necessarily indicative of the results of operations that would have been attained had the above-mentioned Pro Forma Adjustments and the initial public offering of Goldman Sachs actually occurred earlier.

     In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned Pro Forma Adjustments and the initial public offering of Goldman Sachs, all as described in Note 2 to the Pro Forma Consolidated Income Statement Information, the related pro forma adjustments give appropriate effect to those assumptions, and the "Pro Forma" column reflects the proper application of those adjustments to the historical consolidated income statement amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998.

PricewaterhouseCoopers LLP

New York, New York
May 3, 1999.

                  REVIEW REPORT OF INDEPENDENT ACCOUNTANTS ON
              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION

To the Directors and Shareholders,
The Goldman Sachs Group, Inc:

     We have reviewed the pro forma adjustments reflecting (i) the interest expense on junior subordinated debentures issued to retired limited partners in exchange for their partnership interests; (ii) the amortization of the restricted stock units awarded to employees on a discretionary basis; (iii) the restricted stock units awarded to employees based on a formula; (iv) the initial irrevocable contribution of shares of common stock to the defined contribution plan; (v) the contribution to the Goldman Sachs Fund; (vi) compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation; and (vii) the provision for corporate income taxes (collectively, the "Pro Forma Adjustments"), all as described in Note 2 to the Pro Forma Consolidated Income Statement Information (included on pages 22 to 26 of this prospectus) and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Income Statement Information for the nine months ended August 27, 1999. The historical consolidated income statement information is derived from the historical condensed consolidated financial statements of Goldman Sachs, which were reviewed by us and which are included elsewhere in this prospectus. The Pro Forma Adjustments are based upon management's assumptions described in Note 2 to the Pro Forma Consolidated Income Statement Information. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

     The objective of this pro forma consolidated income statement information is to show what the significant effects on the historical financial information of Goldman Sachs might have been had the Pro Forma Adjustments occurred at an earlier date. However, the Pro Forma Consolidated Income Statement Information is not necessarily indicative of the results of operations that would have been attained had the above-mentioned Pro Forma Adjustments actually occurred earlier.

     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned Pro Forma Adjustments, all as described in Note 2 to the Pro Forma Consolidated Income Statement Information, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the "Pro Forma" column does not reflect the proper application of those adjustments to the historical consolidated income statement amounts in the Pro Forma Consolidated Income Statement Information for the nine months ended August 27, 1999.

PricewaterhouseCoopers LLP

New York, New York
October 5, 1999.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION

     The following Pro Forma Consolidated Income Statement Information is based upon the historical consolidated financial statements of Goldman Sachs. The Pro Forma Consolidated Income Statement Information reflects the pro forma effects of the following items:

- the interest expense on junior subordinated debentures issued to retired limited partners in exchange for their partnership interests;

- compensation to managing directors who were profit participating limited partners;

- compensation in the form of restricted stock units awarded to employees in lieu of ongoing cash compensation;

- the amortization of the restricted stock units awarded to employees on a discretionary basis; and

- the provision for corporate income taxes.

The pro forma results do not give effect to the following items because of their non-recurring nature:

- the restricted stock units awarded to employees based on a formula;

- the initial irrevocable contribution of shares of common stock to the defined contribution plan; and

- the contribution to the Goldman Sachs Fund.

     All of the items discussed above are collectively referred to as the "Pro Forma Adjustments".

     The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Consolidated Income Statement Information and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.

     THE PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS THAT MIGHT HAVE OCCURRED HAD THE PRO FORMA ADJUSTMENTS ACTUALLY TAKEN PLACE AS OF THE DATES SPECIFIED, OR THAT MAY BE EXPECTED TO OCCUR IN THE FUTURE.

              PRO FORMA CONSOLIDATED INCOME STATEMENT INFORMATION
                     ($ in millions, except per share data)

                                                                     YEAR ENDED NOVEMBER 27, 1998
                                                              -------------------------------------------
                                                                               PRO FORMA
                                                               HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                              ------------    -----------    ------------
Total revenues..............................................  $     22,478    $        --    $     22,478
Interest expense, principally on short-term funding.........        13,958             28(a)       13,986
                                                              ------------    -----------    ------------
Revenues, net of interest expense...........................         8,520            (28)          8,492
Compensation and benefits, excluding employee initial public
  offering awards...........................................         3,838            303(b)        4,141
Amortization of employee initial public offering awards.....            --            461(c)          461
Other operating expenses....................................         1,761             --           1,761
                                                              ------------    -----------    ------------
Total operating expenses....................................         5,599            764           6,363
Pre-tax earnings............................................         2,921           (792)          2,129
Provision for taxes.........................................           493            380(d)          873
                                                              ------------    -----------    ------------
Net earnings................................................  $      2,428    $    (1,172)   $      1,256
                                                              ============    ===========    ============
Shares outstanding:
  Basic.....................................................                                  474,712,271(e)
  Diluted...................................................                                  479,058,840(e)
Earnings per share:
  Basic.....................................................                                 $       2.65
  Diluted...................................................                                         2.62

                                                                   NINE MONTHS ENDED AUGUST 27, 1999
                                                              -------------------------------------------
                                                                              (UNAUDITED)
                                                                               PRO FORMA
                                                               HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                              ------------    -----------    ------------
Total revenues..............................................  $     18,651    $        --    $     18,651
Interest expense, principally on short-term funding.........         8,779              7(a)        8,786
                                                              ------------    -----------    ------------
Revenues, net of interest expense...........................         9,872             (7)          9,865
Compensation and benefits, excluding employee initial public
  offering awards...........................................         4,932             --           4,932
Non-recurring employee initial public offering awards.......         2,257         (2,257)(f)           --
Amortization of employee initial public offering awards.....           154            192(c)          346
Other operating expenses....................................         1,746           (200)(g)        1,546
                                                              ------------    -----------    ------------
Total operating expenses....................................         9,089         (2,265)          6,824
Pre-tax earnings............................................           783          2,258           3,041
(Benefit)/provision for taxes...............................        (1,202)         2,449(d)        1,247
                                                              ------------    -----------    ------------
Net earnings................................................  $      1,985    $      (191)   $      1,794
                                                              ============    ===========    ============
Shares outstanding:
  Basic.....................................................   474,698,130      3,706,245(h)  478,404,375
  Diluted...................................................   483,146,111     10,529,619(i)  493,675,730
Earnings per share:
  Basic.....................................................  $       4.18                   $       3.75
  Diluted...................................................          4.11                           3.63

The accompanying notes are an integral part of the Pro Forma Consolidated Income
                             Statement Information.

                        NOTES TO PRO FORMA CONSOLIDATED
                          INCOME STATEMENT INFORMATION

NOTE 1: BASIS OF PRESENTATION

     As permitted by the rules and regulations of the SEC, the Pro Forma Consolidated Income Statement Information is presented on a condensed basis. The Pro Forma Consolidated Income Statement Information for the fiscal year ended November 27, 1998 and the nine-month fiscal period ended August 27, 1999 was prepared as if Goldman Sachs' conversion to corporate form and related transactions had taken place at the beginning of fiscal 1998.

NOTE 2: PRO FORMA ADJUSTMENTS

     (a) INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES ISSUED TO RETIRED LIMITED PARTNERS IN EXCHANGE FOR THEIR INTERESTS. Adjustment to reflect additional interest expense on junior subordinated debentures issued to the retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates. The annual interest expense to be recorded on these debentures in the first year will be $28 million.

     (b) COMPENSATION AND BENEFITS, EXCLUDING EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Since Goldman Sachs operated as a partnership until May 7, 1999, there is no meaningful historical measure of the compensation and benefits that would have been paid, in corporate form, to the managing directors who were profit participating limited partners for services rendered in fiscal 1998. Accordingly, management has estimated these amounts, which are substantially performance-based, by reference to a pro forma ratio of total compensation and benefits to net revenues that it deemed appropriate for Goldman Sachs as a whole, given the historical operating results in this period. As a result, additional compensation and benefits expense related to the managing directors who were profit participating limited partners of $427 million in fiscal 1998 has been recorded on the Pro Forma Consolidated Income Statement Information.

     The compensation and benefits expense related to services rendered by the managing directors who were profit participating limited partners is based upon measures of financial performance, including net revenues, pre-tax earnings and the ratio of compensation and benefits to net revenues, as described under "Management -- The Partner Compensation Plan -- Determination of Salary and Bonus". Management anticipates that, consistent with industry practice, it will adjust the form and structure of its compensation arrangements to achieve a relationship of compensation and benefits to net revenues within a range that it believes is appropriate given prevailing market conditions.

     In addition to the employee initial public offering awards, restricted stock units will also be granted to employees in lieu of a portion of ongoing cash compensation. Of the total restricted stock units assumed to be granted in lieu of cash compensation, 50% will require future service as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, the restricted stock units with future service requirements will be recorded as compensation expense over the four-year service period following the date of grant. Goldman Sachs expects to record this expense over the service period as follows: 52%, 28%, 14% and 6% in years one, two, three and four, respectively. If these stock-based awards had been made from the beginning of fiscal 1998, historical compensation expense would have been reduced by $124 million in fiscal 1998 because a portion of cash compensation recorded in these periods would have been replaced by restricted stock units with future service requirements. This reduction is reflected in the Pro Forma Consolidated Income Statement Information.

     (c) EXPENSE RELATED TO EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. Adjustment to reflect the amortization of the 33,292,869 restricted stock units awarded to employees on a discretionary basis. These restricted stock units had a value of $1,765 million on the date of grant, approximately 26% of which will be amortized as a non-cash expense, after giving effect to forfeitures, in the twelve months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.

     The options to purchase 40,127,592 shares of common stock awarded to employees on a discretionary basis are accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by paragraph 5 of Statement of Financial Accounting Standards No. 123. Since these options had no intrinsic value on the date of grant, no compensation expense will be recognized.

     The estimated fair value of these discretionary options on the date of grant was $16.02 per option using a binomial option pricing model. If Statement of Financial Accounting Standards No. 123 had been applied, compensation expense, after giving effect to forfeitures, of $166 million and $123 million would have been included in the Pro Forma Consolidated Income Statement Information in fiscal 1998 and for the fiscal period ended August 27, 1999, respectively. See "Management -- The Employee Initial Public Offering Awards" for a description of these awards.

     (d) PRO FORMA PROVISION FOR INCOME TAXES. Adjustment to reflect a pro forma provision for income taxes for Goldman Sachs in corporate form at an effective tax rate of 41%.

     (e) PRO FORMA COMMON STOCK AND NONVOTING COMMON STOCK. Shares outstanding, computed on a weighted-average basis, after giving effect to Goldman Sachs' conversion to corporate form and related transactions. For the purpose of calculating basic earnings per share, shares outstanding includes the nonvoting common stock, the shares of common stock irrevocably contributed to the defined contribution plan, the shares of common stock offered as part of the initial public offering by The Goldman Sachs Group, Inc., and, pursuant to Statement of Financial Accounting Standards No. 128, the shares of common stock underlying the restricted stock units awarded to employees based on a formula since future service is not required as a condition to the delivery of the underlying shares of common stock.

     Pro forma diluted shares outstanding reflects the dilutive effect of the common stock deliverable pursuant to the restricted stock units awarded to employees on a discretionary basis.

     (f) NON-RECURRING EFFECT OF THE RESTRICTED STOCK UNITS AWARDED TO EMPLOYEES BASED ON A FORMULA. Adjustment to eliminate the non-recurring expense related to 30,025,946 restricted stock units awarded to employees based on a formula, for which future service is not required as a condition to the delivery of the underlying shares of common stock, and the initial irrevocable contribution of 12,555,866 shares of common stock to the defined contribution plan.

     (g) CHARITABLE CONTRIBUTION. Adjustment to eliminate the non-recurring expense related to the charitable contribution to the Goldman Sachs Fund.

     (h) PRO FORMA BASIC AVERAGE COMMON SHARES OUTSTANDING. Adjustment to basic average common shares outstanding to reflect the shares of common stock underlying the restricted stock units that were assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would not have been required as a condition to the delivery of the underlying shares of common stock.

     (i) PRO FORMA DILUTED AVERAGE COMMON SHARES OUTSTANDING. Adjustment to diluted average common shares outstanding to reflect the additional dilutive effect of the common stock deliverable pursuant to the restricted stock units and stock options awarded to employees on a discretionary basis for which future service is required as a condition to the delivery of the underlying shares of common stock. In addition, adjustment reflects the dilutive effect of the shares of common stock underlying the restricted stock units that were assumed to be awarded in lieu of ongoing cash compensation in fiscal 1998 for which future service would have been required as a condition to the delivery of the underlying shares of common stock. For purposes of calculating pro forma diluted average common shares outstanding, the initial public offering price of $53 per share was used from the beginning of fiscal 1998 until May 4, 1999, the day trading in Goldman Sachs common stock commenced. Thereafter, actual daily closing prices were used.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated income statement and balance sheet data set forth below have been derived from Goldman Sachs' consolidated financial statements and their notes. Goldman Sachs' consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants, as of November 28, 1997 and November 27, 1998 and for the years ended November 29, 1996, November 28, 1997 and November 27, 1998. Goldman Sachs' condensed consolidated financial statements have been reviewed by PricewaterhouseCoopers LLP as of August 27, 1999 and for the nine months ended August 28, 1998 and August 27, 1999. These financial statements are included elsewhere in this prospectus, together with the reports thereon of PricewaterhouseCoopers LLP.

     The selected historical consolidated income statement and balance sheet data set forth below as of November 25, 1994, November 24, 1995 and November 29, 1996 and for the years ended November 25, 1994 and November 24, 1995 have been derived from audited consolidated financial statements of Goldman Sachs not included in this prospectus.

     The selected historical consolidated income statement and balance sheet data set forth below as of and for the nine months ended August 27, 1999 and for the nine months ended August 28, 1998 have been derived from Goldman Sachs' unaudited condensed consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the nine months ended August 27, 1999 may not be indicative of results for the full year.

     The pro forma data set forth below for the year ended November 27, 1998 and for the nine months ended August 27, 1999 have been derived from the pro forma data set forth in "Pro Forma Consolidated Income Statement Information" included elsewhere in this prospectus. The pro forma data set forth in "Pro Forma Consolidated Income Statement Information" for the year ended November 27, 1998 have been examined by PricewaterhouseCoopers LLP and the pro forma data set forth in "Pro Forma Consolidated Income Statement Information" for the nine months ended August 27, 1999 have been reviewed by PricewaterhouseCoopers LLP.

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Consolidated Income Statement Information" and the consolidated financial statements and their notes.

                                                                                                             AS OF OR FOR
                                                                                                              NINE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER                ENDED AUGUST
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                                                              (unaudited)
                                                                     (in millions, except per share amounts)
INCOME STATEMENT DATA:
Total revenues....................................  $12,452   $ 14,324   $ 17,289   $ 20,433   $ 22,478   $ 18,201   $ 18,651
  Interest expense................................    8,915      9,841     11,160     12,986     13,958     10,596      8,779
                                                    -------   --------   --------   --------   --------   --------   --------
  Net revenues....................................    3,537      4,483      6,129      7,447      8,520      7,605      9,872
  Compensation and benefits(1)....................    1,789      2,005      2,421      3,097      3,838      3,566      4,932
  Other operating expenses........................    1,240      1,110      1,102      1,336      1,761      1,225      4,157
                                                    -------   --------   --------   --------   --------   --------   --------
  Pre-tax earnings(1).............................  $   508   $  1,368   $  2,606   $  3,014   $  2,921   $  2,814    $   783(4)
                                                    =======   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
  Total assets(2).................................  $95,296   $100,066   $152,046   $178,401   $217,380         --   $236,273
  Long-term borrowings............................   14,418     13,358     12,376     15,667     19,906         --     20,340
  Total liabilities(2)............................   89,981     94,686    145,753    171,864    210,996         --    227,676
  Partners' capital...............................    4,771      4,905      5,309      6,107      6,310         --         --
  Stockholders' equity............................       --         --         --         --         --         --      8,597
COMMON SHARE DATA:
  Earnings per share:
    Basic.........................................       --         --         --         --         --         --   $   4.18
    Diluted.......................................       --         --         --         --         --         --       4.11
  Average common shares outstanding:
    Basic.........................................       --         --         --         --         --         --        475
    Diluted.......................................       --         --         --         --         --         --        483
  Dividends per common share(3)...................       --         --         --         --         --         --   $   0.12

                                                                                                             AS OF OR FOR
                                                                                                              NINE MONTHS
                                                             AS OF OR FOR YEAR ENDED NOVEMBER                ENDED AUGUST
                                                    ---------------------------------------------------   -------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                     ----       ----       ----       ----       ----       ----       ----
                                                           ($ and share amounts in millions, except per share amounts)
PRO FORMA DATA:(5)
  Pro forma net earnings..........................       --         --         --         --   $  1,256         --     $1,794
  Pro forma diluted earnings per share............       --         --         --         --       2.62         --       3.63
  Pro forma diluted shares........................       --         --         --         --        479         --        494
SELECTED DATA AND RATIOS (UNAUDITED):
  Pre-tax return on average partners'
    capital(1)....................................       10%        28%        51%        53%        47%        --         --
  Ratio of compensation and benefits to net
    revenues(1)...................................       51         45         40         42         45         47%        50%
  Employees:
    United States.................................    5,822      5,356      5,818      6,879      8,349      8,178      9,201
    International.................................    3,176      2,803      3,159      3,743      4,684      4,497      5,253
                                                    -------   --------   --------   --------   --------   --------   --------
  Total employees(6)..............................    8,998      8,159      8,977     10,622     13,033     12,675     14,454
                                                    =======   ========   ========   ========   ========   ========   ========
  Assets under supervision:
    Assets under management.......................  $43,671   $ 52,358   $ 94,599   $135,929   $194,821   $173,991   $220,522
    Other client assets...........................   49,061     57,716     76,892    102,033    142,018    119,005    192,034
                                                    -------   --------   --------   --------   --------   --------   --------
  Total assets under supervision..................  $92,732   $110,074   $171,491   $237,962   $336,839   $292,996   $412,556
                                                    =======   ========   ========   ========   ========   ========   ========

---------------
(1) Since we operated as a partnership until May 7, 1999, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our pre-tax earnings and compensation and benefits expense for the five years ended November 27, 1998 and for the nine months ended August 28, 1998 do not reflect any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our pre-tax earnings in these periods understate the operating costs incurred by us in corporate form. As a corporation, we include payments for services rendered by our managing directors who were profit participating limited partners in compensation and benefits expense. For financial information that reflects pro forma compensation and benefits expense as if we had been a corporation since the beginning of fiscal 1998, see "Pro Forma Consolidated Income Statement Information".

(2) Total assets and liabilities were increased by $11.64 billion as of November 27, 1998 and $3.68 billion as of August 27, 1999 due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "Accounting Developments" in Note 2 to the audited consolidated financial statements.

(3) Reflects the quarterly dividend paid on August 27, 1999 to voting and nonvoting common stockholders. In addition, a dividend of $0.12 per share was declared on September 20, 1999, to be paid on November 22, 1999 to voting and nonvoting common stockholders. See "Price Range of Our Common Stock and Dividends" for a discussion of the factors that our board of directors may consider in declaring future dividends.

(4) Our pre-tax earnings for the nine months ended August 27, 1999 were reduced by non-recurring items of $2.46 billion associated with our conversion to corporate form and related transactions. These non-recurring charges included $2.26 billion for employee initial public offering awards and $200 million for a contribution to the Goldman Sachs Fund, a charitable foundation.

(5) Reflects such adjustments as are necessary, in the opinion of management, for a fair presentation of the results of operations of Goldman Sachs on a pro forma basis. See "Pro Forma Consolidated Income Statement Information" for more detailed information concerning these adjustments.

(6) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of August 27, 1999, we had approximately 3,900 temporary staff and consultants. For more detailed information regarding our employees, see "Business -- Employees".

        REPORT OF INDEPENDENT ACCOUNTANTS ON MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

To the Partners,
The Goldman Sachs Group, L.P.:

     We have examined Management's Discussion and Analysis of Financial Condition and Results of Operations, except as discussed in the third paragraph below ("MD&A"), taken as a whole, of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") for the three-year period ended November 27, 1998, included on pages 30 to 53 of this prospectus. Management is responsible for the preparation of the Firm's MD&A pursuant to the rules and regulations adopted by the Securities and Exchange Commission. Our responsibility is to express an opinion on the presentation based on our examination. We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of the Firm as of November 27, 1998 and November 28, 1997, and for each of the three years in the period ended November 27, 1998, and in our report dated January 22, 1999, we expressed an unqualified opinion on those financial statements.

     Our examination of MD&A was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting the historical amounts and disclosures in the presentation. An examination also includes assessing the significant determinations made by management as to the relevance of information to be included and the estimates and assumptions that affect reported information. We believe that our examination provides a reasonable basis for our opinion.

     The preparation of MD&A requires management to interpret the criteria, make determinations as to the relevance of information to be included, and make estimates and assumptions that affect reported information. MD&A includes information regarding the estimated future impact of transactions and events that have occurred or are expected to occur, expected sources of liquidity and capital resources, operating trends, commitments, and uncertainties, including those related to the Year 2000 readiness issue. Actual results in the future may differ materially from management's present assessment of this information because events and circumstances frequently do not occur as expected.

     Our examination of MD&A of the Firm did not include (i) the information presented under the headings "VaR" or "VaR Methodology, Assumptions and Limitations" or (ii) information for the nine months ended August 27, 1999 and August 28, 1998. Accordingly, we express no opinion on such information.

     In our opinion, the Firm's presentation of MD&A for the three-year period ended November 27, 1998 includes, in all material respects, the required elements of the rules and regulations adopted by the Securities and Exchange Commission; the historical financial amounts included therein have been accurately derived, in all material respects, from the Firm's financial statements; and the underlying information, determinations, estimates, and assumptions of the Firm provide a reasonable basis for the disclosures contained therein.

PricewaterhouseCoopers LLP

New York, New York
March 15, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     Our activities are divided into three principal business lines:

- Investment Banking, which includes financial advisory services and underwriting;

- Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily our merchant banking investments); and

- Asset Management and Securities Services, which includes asset management, securities services and commissions.

     All references to 1996, 1997 and 1998 refer to our fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively, and all references to August 1998 and August 1999 refer to our nine-month fiscal period ended, or the date, as the context requires, August 28, 1998 and August 27, 1999, respectively.

     When we use the terms "Goldman Sachs", "we" and "our", we mean, prior to May 7, 1999, The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries and, on and after May 7, 1999, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

                              BUSINESS ENVIRONMENT

     Economic and market conditions can significantly affect our performance. For a number of years leading up to the second half of 1998, we operated in a generally favorable macroeconomic environment characterized by low inflation, low interest rates and strong equity markets in the United States and many international markets. This favorable economic environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic conditions were also favorable for wealth creation which contributed positively to growth in our asset management businesses.

     From mid-August to mid-October 1998, the Russian economic crisis, the turmoil in Asian and Latin American emerging markets and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. Investors broadly sold credit-sensitive products, such as corporate and high-yield debt, and bought higher-rated instruments, such as U.S. Treasury securities, which caused credit spreads to widen dramatically. This market turmoil also caused a widespread decline in global equity markets.

     As a major dealer in fixed income securities, Goldman Sachs maintains substantial inventories of corporate and high-yield debt. Goldman Sachs regularly seeks to hedge the interest rate risk on these positions through, among other strategies, short positions in U.S. Treasury securities. In the second half of 1998, we suffered losses from both the decline in the prices of corporate and high-yield debt instruments that we owned and the increase in the prices of the U.S. Treasury securities in which we had short positions.

     This market turmoil also led to trading losses in our fixed income relative value trading positions. Relative value trading positions are intended to profit from a perceived temporary dislocation in the relationship between the values of different financial instruments. From mid-August to mid-October 1998, the components of these relative value positions moved in directions that we did not anticipate and the volatilities of some of our positions increased to three times prior levels. When Goldman Sachs and other market participants with similar positions simultaneously sought to reduce positions and exposures, this caused a substantial reduction in market liquidity and a continuing decline in prices.

     In the second half of 1998, we also experienced losses in equity arbitrage and in the value of a number of merchant banking investments.

     Later in the fourth quarter of 1998, market conditions improved as the U.S. Federal Reserve cut interest rates, the International Monetary Fund finalized a credit agreement with Brazil and a consortium of 14 financial institutions, including Goldman Sachs, recapitalized Long-Term Capital Portfolio, L.P. For a further discussion of Long-Term Capital Portfolio, L.P., see
"-- Liquidity -- The Balance Sheet" below.

     Our earnings in the second half of 1998 were adversely affected by market conditions from mid-August to mid-October. In this difficult business environment, Trading and Principal Investments recorded net revenues of $464 million in the third quarter of 1998 and net revenues of negative $663 million in the fourth quarter of 1998. As a result, Trading and Principal Investments did not make a significant contribution to pre-tax earnings in 1998.

     In the first quarter of 1999, global financial markets recovered from the turbulent conditions of the second half of 1998, leading to narrowing credit spreads and an increase in mergers and acquisitions and other corporate activity. The macroeconomic environment was particularly favorable in the United States, where inflationary pressures were minimal and interest rates were left unchanged by the U.S. Federal Reserve. Economic growth in Europe was sluggish despite a simultaneous cut in interest rates by 11 European central banks in December and the successful establishment of the European Economic and Monetary Union in January. Markets in Asia and Latin America were generally characterized by continuing economic and financial difficulties, particularly in Japan and Brazil. In a number of Asian emerging markets, however, economic and market conditions stabilized during the quarter.

     During the second quarter of 1999, global markets continued to be strong as a result of a favorable macroeconomic environment, which benefited our key businesses. The U.S. economy continued its strong growth rate amid low unemployment and favorable inflation and interest rate conditions, leading to record highs in the major U.S. equity market indices. The financial markets declined towards the end of the quarter as inflation concerns arose and interest rates trended upwards in the United States. European financial markets posted positive gains following interest rate cuts and renewed signs of economic expansion, while financial markets in Asia and Latin America continued to improve as the economies of Japan and Brazil stabilized.

     The Federal Reserve raised overnight interest rates twice during the third quarter of 1999, as inflation concerns were fueled by continued U.S. economic growth and a rally in commodity prices. Although major U.S. equity market indices achieved record highs during the quarter, the uncertainty regarding the direction of interest rates led to market volatility and wider credit spreads during the quarter. European equity markets posted new highs following further signs of economic growth and a favorable interest rate environment. Asian economies benefited from the continued recovery in Japan, as economic growth resulted in an appreciation of the yen versus the U.S. dollar and led Japanese equity markets to twelve-month highs.

                             RESULTS OF OPERATIONS

     Management believes that prior to our conversion to corporate form the best measure by which to assess Goldman Sachs' historical profitability is pre-tax earnings because, as a partnership, we generally were not subject to U.S. federal or state income taxes. See "-- Provision for Taxes" below and Note 2 to the audited consolidated financial statements for a further discussion of our provision for taxes.

     Since we operated as a partnership until May 7, 1999, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense for the three years ended November 1998 and for the nine months ended August 1998 does not reflect any payments for services rendered by managing directors who were profit partici-pating limited partners and therefore understates the operating costs incurred by us in corporate form. As a corporation, we include these payments to managing directors who were profit participating limited partners in compensation and benefits expense, as discussed under "Pro Forma Consolidated Income Statement Information". See "Management -- The Partner Compensation Plan" for a further discussion of the plan we have adopted for the purpose of compensating our managing directors who were profit participating limited partners.

     The composition of our historical net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. As a result, period-to-period comparisons may not be meaningful. See "Risk Factors" for a discussion of factors that could affect our future performance.

OVERVIEW

     The following table sets forth our net revenues, pre-tax earnings and net earnings and diluted earnings per share on an actual and pro forma basis:

                               FINANCIAL OVERVIEW
                    (in millions, except per share amounts)

                                                                   NINE MONTHS ENDED
                                        YEAR ENDED NOVEMBER              AUGUST
                                     --------------------------    ------------------
                                      1996      1997      1998      1998       1999
                                      ----      ----      ----      ----       ----
                                                                      (unaudited)
Net revenues.......................  $6,129    $7,447    $8,520    $7,605     $9,872
Pre-tax earnings...................   2,606     3,014     2,921     2,814        783
Net earnings.......................   2,399     2,746     2,428     2,384      1,985
Diluted earnings per share.........      --        --        --        --       4.11
Pro forma net earnings(1)..........      --        --     1,256        --      1,794
Pro forma diluted earnings per
  share(1).........................      --        --      2.62        --       3.63

---------------
    (1) Reflects the results of Goldman Sachs as if Goldman Sachs' conversion to corporate form and related transactions had taken place at the beginning of 1998. See "Pro Forma Consolidated Income Statement Information" for a discussion of the Pro Forma Adjustments.
                            ------------------------

     AUGUST 1999 VERSUS AUGUST 1998. Our net revenues were $9.87 billion for the nine months ended August 1999, an increase of 30% compared to the same period in 1998. Net revenues in Investment Banking increased 20% primarily due to higher financial advisory fees in mergers and acquisitions and increased equity underwriting fees. Net revenues in Trading and Principal Investments increased 49% due to increased contributions from all components of the business. Net revenues in Asset Management and Securities Services increased 14% principally due to growth in asset management fees.

     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared to 1997. Net revenue growth was strong in Investment Banking, which increased 30%, due to higher levels of mergers and acquisitions activity, and in Asset Management and Securities Services, which increased 43%, due to increased commissions, higher customer balances in securities services and increased assets under management. Net revenues in Trading and Principal Investments decreased 19% compared to the prior year, due primarily to a 30% reduction of net revenues in FICC. Pre-tax earnings in 1998 were $2.92 billion compared to $3.01 billion in the prior year.

     1997 VERSUS 1996. Our net revenues were $7.45 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in Asset Management and Securities Services, which increased 46%, due to increased commissions and asset management fees and higher assets under management and customer balances in securities services.

Net revenues in Investment Banking increased 22% due to increased levels of mergers and acquisitions and debt underwriting activity. Net revenues in Trading and Principal Investments increased 9% over the prior year, due to higher net revenues in FICC and principal investments. Pre-tax earnings were $3.01 billion in 1997, an increase of 16% over the prior year.

     The following table sets forth the net revenues of our principal business lines:

                    NET REVENUES BY PRINCIPAL BUSINESS LINE
                                 (in millions)

                                                                   NINE MONTHS ENDED
                                        YEAR ENDED NOVEMBER              AUGUST
                                     --------------------------    ------------------
                                      1996      1997      1998      1998       1999
                                      ----      ----      ----      ----       ----
                                                                      (unaudited)
Investment Banking.................  $2,113    $2,587    $3,368    $2,547     $3,054
Trading and Principal
Investments........................   2,693     2,926     2,379     3,042      4,522
Asset Management and Securities
  Services.........................   1,323     1,934     2,773     2,016      2,296
                                     ------    ------    ------    ------     ------
Total net revenues.................  $6,129    $7,447    $8,520    $7,605     $9,872
                                     ======    ======    ======    ======     ======

                            ------------------------

     Net revenues in our principal business lines represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each position. Interest expense is allocated to Trading and Principal Investments and the securities services component of Asset Management and Securities Services. Net revenues may not be indicative of the relative profitability of any principal business line.

INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                                 NINE MONTHS ENDED
                                  YEAR ENDED NOVEMBER                  AUGUST
                             ------------------------------      ------------------
                              1996        1997        1998        1998        1999
                              ----        ----        ----        ----        ----
                                                                    (unaudited)
Financial advisory.........  $  931      $1,184      $1,774      $1,360      $1,648
Underwriting...............   1,182       1,403       1,594       1,187       1,406
                             ------      ------      ------      ------      ------
Total Investment Banking...  $2,113      $2,587      $3,368      $2,547      $3,054
                             ======      ======      ======      ======      ======

     AUGUST 1999 VERSUS AUGUST 1998. The Investment Banking business achieved net revenues of $3.05 billion for the nine months ended August 1999, an increase of 20% compared to the same period in 1998. Net revenue growth was strong in our worldwide advisory and financing businesses as global corporate consolidation fueled healthy deal flow in financial advisory, and new issue markets remained active. Net revenue growth in our Investment Banking business was particularly strong in Europe and the United States.

     Financial advisory revenues increased 21% compared to the same period in 1998 due to higher levels of merger and acquisition activity, particularly in the technology, energy and power and retail industries, as the global consolidation trend continued. Underwriting revenues increased 18% for the year, primarily due to an active new issues calendar in the United States and Europe, particularly in the technology and energy and power industries.

     1998 VERSUS 1997. The Investment Banking business achieved net revenues of $3.37 billion in 1998, an increase of 30% compared to 1997. Net revenue growth was strong in financial advisory and, to a lesser extent, in underwriting as Goldman Sachs' global presence and strong client base enabled it to capitalize on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in our Investment Banking business was strong in all major regions in 1998 compared to the prior year.

     Financial advisory revenues increased 50% compared to 1997 due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     1997 VERSUS 1996. The Investment Banking business achieved net revenues of $2.59 billion in 1997, an increase of 22% compared to 1996. Net revenue growth was strong in both financial advisory and underwriting, particularly in the financial institutions, general industrials and real estate groups.

     Financial advisory revenues increased 27% compared to 1996 primarily due to increased revenues from mergers and acquisitions activity in the market as a whole. Underwriting revenues increased 19% primarily due to increased revenues from investment grade and high-yield debt underwriting, which resulted from lower interest rates. Revenues from equity underwriting activities increased modestly over 1996 levels.

TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. The Trading and Principal Investments business includes the following:

- FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions and engage in proprietary trading and arbitrage activities;

- EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions and engage in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents net revenues from our merchant banking investments.

     Net revenues from principal investments do not include management fees and the increased share of the income and gains from our merchant banking funds to which Goldman Sachs is entitled when the return on investments exceeds certain threshold returns to fund investors. These management fees and increased shares of income and gains are included in the net revenues of Asset Management and Securities Services.

     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                                         NINE MONTHS ENDED
                                              YEAR ENDED NOVEMBER              AUGUST
                                           --------------------------    ------------------
                                            1996      1997      1998      1998       1999
                                            ----      ----      ----      ----       ----
                                                                            (unaudited)
FICC.....................................  $1,749    $2,055    $1,438    $2,109     $2,448
Equities.................................     730       573       795       659      1,531
Principal investments....................     214       298       146       274        543
                                           ------    ------    ------    ------     ------
Total Trading and Principal
  Investments............................  $2,693    $2,926    $2,379    $3,042     $4,522
                                           ======    ======    ======    ======     ======

                            ------------------------

     AUGUST 1999 VERSUS AUGUST 1998. The Trading and Principal Investments business achieved net revenues of $4.52 billion for the nine months ended August 1999, an increase of 49% compared to the same period in 1998. Net revenues in FICC increased 16% as growth in our credit-sensitive businesses and commodities was partially offset by lower net revenues in currencies and fixed income derivatives. Net revenues in equities increased substantially primarily due to strength in equity arbitrage and increased customer flow in our global shares businesses and equity derivatives. Net revenues from principal investments increased 98% due to higher net revenues related to mark-to-market gains on certain investments, particularly in the technology and communications sectors, partially offset by lower gains on the disposition of investments compared to the prior year.

     1998 VERSUS 1997. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared to 1997. This decrease in net revenues was concentrated in the second half of the year. See "-- Business Environment" above for a discussion of the losses suffered in Trading and Principal Investments in the second half of 1998. For the full year, significant net revenue reductions in FICC and principal investments were partially offset by increased net revenues in equities.

     Net revenues in FICC decreased 30% compared to 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market-making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in equities increased 39% compared to 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades and to lower prices for event-oriented securities resulting from a reduction in announced mergers and acquisitions and other corporate activity in the second half of 1998.

     Net revenues from principal investments declined 51% compared to 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments compared to the prior year.

     1997 VERSUS 1996. The Trading and Principal Investments business achieved net revenues of $2.93 billion in 1997, an increase of 9% compared to 1996. Strong performances in FICC and principal investments more than offset a net revenue reduction in equities.

     Net revenues in FICC increased 17% compared to 1996 due principally to higher net revenues from market-making and trading in currencies, fixed income derivatives and commodities. Fixed income arbitrage activities also contributed to net revenue growth in FICC. Net revenues from market-making in and trading of emerging market debt securities and corporate bonds declined in 1997 compared to 1996.

     Net revenues in equities decreased 22% in 1997 compared to 1996 due principally to reductions in net revenues from derivatives and convertibles resulting from volatility in the global equity markets in October and November 1997 and declining asset values in Japan in late November 1997. This reduction was partially offset by increased net revenues from higher customer trading volume in certain European over-the-counter markets.

     Net revenues from principal investments increased 39% in 1997 compared to 1996, as certain companies in which we invested through our merchant banking funds completed initial public offerings and our positions in other publicly held companies increased in value.

ASSET MANAGEMENT AND SECURITIES SERVICES
     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of the income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                                 NINE MONTHS ENDED
                                     YEAR ENDED NOVEMBER              AUGUST
                                  --------------------------    -------------------
                                   1996      1997      1998      1998         1999
                                   ----      ----      ----      ----         ----
                                                                    (unaudited)
Asset management................  $  242    $  458    $  675    $  483       $  637
Securities services.............     354       487       730       528          576
Commissions.....................     727       989     1,368     1,005        1,083
                                  ------    ------    ------    ------       ------
Total Asset Management and
  Securities Services...........  $1,323    $1,934    $2,773    $2,016       $2,296
                                  ======    ======    ======    ======       ======

     Goldman Sachs' assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions. The following table sets forth our assets under supervision:

                            ASSETS UNDER SUPERVISION
                                 (in millions)

                                   AS OF NOVEMBER                 AS OF AUGUST
                          --------------------------------    --------------------
                            1996        1997        1998        1998        1999
                            ----        ----        ----        ----        ----
                                                                  (unaudited)
Assets under
  management............  $ 94,599    $135,929    $194,821    $173,991    $220,522
Other client assets.....    76,892     102,033     142,018     119,005     192,034
                          --------    --------    --------    --------    --------
Total assets under
  supervision...........  $171,491    $237,962    $336,839    $292,996    $412,556
                          ========    ========    ========    ========    ========

                            ------------------------

     AUGUST 1999 VERSUS AUGUST 1998. The Asset Management and Securities Services business achieved net revenues of $2.30 billion for the nine months ended August 1999, an increase of 14% compared to the same period in 1998. Asset management revenues increased 32%, primarily reflecting a 33% increase in average assets under management. Net revenues from securities services increased 9% primarily due to growth in our securities lending and margin lending businesses. Commissions increased 8% as fees earned on higher transaction volumes worldwide in listed equity securities were partially offset by a reduction in our increased share of income and gains from our merchant banking funds.

     1998 VERSUS 1997. The Asset Management and Securities Services business achieved net revenues of $2.77 billion in 1998, an increase of 43% compared to 1997. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 47% during this period, reflecting a 41% increase in average assets under management over 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from securities services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commission revenues increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

     1997 VERSUS 1996. The Asset Management and Securities Services business achieved net revenues of $1.93 billion in 1997, an increase of 46% compared to 1996. All major components of the business line exhibited strong net revenue growth.

     Asset management revenues increased 89% during this period, reflecting a 73% increase in average assets under management due to strong net asset inflows, market appreciation and assets added through the acquisitions of Liberty Investment Management in January 1997 and Commodities Corporation in June 1997. Net revenue growth in securities services was 38%, principally reflecting growth in our securities borrowing and lending businesses. Commission revenues increased 36% as customer trading volumes increased significantly on many of the world's principal stock exchanges, including those in the United States where industry-wide volumes increased substantially in the third and fourth quarters of 1997. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in commission revenues.

OPERATING EXPENSES

     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity and additional systems and consulting costs relating to various technology initiatives.

     Since we operated as a partnership until May 7, 1999, payments to our profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation expense. As a result, our compensation and benefits expense for the three years ended November 1998 and for the nine months ended August 1998 does not reflect any payments for services rendered by our managing directors who were profit participating limited partners. Accordingly, our compensation and benefits expense, the principal component of our operating expenses, has increased significantly as a result of our conversion to corporate form.

     The following table sets forth our operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES
                                ($ in millions)

                                                                NINE MONTHS ENDED
                                    YEAR ENDED NOVEMBER               AUGUST
                                ----------------------------    ------------------
                                 1996      1997       1998       1998       1999
                                 ----      ----       ----       ----       ----
                                                                   (unaudited)
Compensation and benefits.....  $2,421    $ 3,097    $ 3,838    $ 3,566    $ 4,932
Non-recurring employee initial
public offering awards........      --         --         --         --      2,257
Amortization of employee
  initial public offering
  awards......................      --         --         --         --        154
Brokerage, clearing and
  exchange fees...............     278        357        424        301        328
Market development............     137        206        287        201        247
Communications and
  technology..................     173        208        265        189        224
Depreciation and
  amortization................     172        178        242        158        229
Occupancy.....................     154        168        207        147        221
Professional services and
  other.......................     188        219        336        229        297
Charitable contribution.......      --         --         --         --        200
                                ------    -------    -------    -------    -------
Total operating expenses......  $3,523    $ 4,433    $ 5,599    $ 4,791    $ 9,089
                                ======    =======    =======    =======    =======
Employees at period end(1)....   8,977     10,622     13,033     12,675     14,454

---------------
    (1) Excludes employees of Goldman Sachs' two property management subsidiaries, The Archon Group, L.P. and Archon Group (France) S.C.A. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which the two companies provide property management services. In addition, as of August 1999, we had approximately 3,900 temporary staff and consultants. For more detailed information regarding our employees, see
        "Business -- Employees".

     AUGUST 1999 VERSUS AUGUST 1998. Operating expenses were $9.09 billion for the nine months ended August 1999, an increase of 90% over the same period in 1998 primarily due to the non-recurring charges associated with Goldman Sachs' conversion to corporate form and related transactions, compensation for the managing directors who were profit participating limited partners, and higher levels of compensation commensurate with higher net revenues. The non-recurring charges included $2.26 billion for employee initial public offering awards and $200 million for a contribution to the Goldman Sachs Fund, a charitable foundation. Compensation and benefits, excluding employee initial public offering awards, was 50% of net revenues for the nine months ended August 1999.

     Brokerage, clearing and exchange fees increased 9% for the nine months ended August 1999 primarily due to higher transaction volumes in commodities and fixed income and equity derivatives. Market development expenses increased 23% primarily due to higher levels of advertising and business activity. Communications and technology expenses increased 19%, reflecting higher telecommunications and market data costs associated with growth in employment levels and additional spending on technology initiatives. Depreciation and amortization increased 45% due to capital expenditures on leasehold improvements and technology-related and telecommunications equipment in support of Goldman Sachs' increased worldwide activities. Occupancy expenses increased 50%, reflecting additional office space needed to accommodate growth in employment levels. Professional services and other expenses increased 30% due to higher levels of business activity.

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared to 1997, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the European Economic and Monetary Union.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

     1997 VERSUS 1996. Operating expenses were $4.43 billion in 1997, an increase of 26% over 1996, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 42% from 40% in 1996. This increase primarily reflected higher compensation due to higher profit levels and an 18% increase in employment levels across Goldman Sachs due to higher levels of market activity and our global expansion into new businesses and markets. Expenses associated with our temporary staff and consultants also contributed to the increase in compensation and benefits as a percentage of net revenues. These expenses were $178 million in 1997, an increase of 55% compared to 1996, reflecting greater business activity, Goldman Sachs' global expansion and consulting costs associated with various technology initiatives.

     Brokerage, clearing and exchange fees increased 28%, primarily due to higher transaction volumes in global equities, derivatives and currencies. Market development expenses increased 50% and professional services and other expenses increased 16%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 20%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 3%. Occupancy expenses increased 9%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES

     The provision for taxes for the nine months ended August 1999 reflected a net benefit of $1.83 billion primarily due to non-recurring items recognized during the second quarter. These non-recurring items included a net benefit of $825 million related to our conversion to corporate form, a benefit of $880 million related to the granting of employee initial public offering awards and a benefit of $80 million related to the contribution to the Goldman Sachs Fund. Goldman Sachs' effective tax rate for the period from May 7, 1999 to the end of the third quarter, excluding the effect of these non-recurring items, was 41%.

     Prior to our conversion to corporate form, we generally were not subject to U.S. federal and state income taxes. Some of our earnings, however, were subject to the 4% New York City unincorporated business tax, and certain of our non-U.S. subsidiaries were subject to income taxes in their local jurisdictions. The amount of our provision for income and unincorporated business taxes while we were a partnership varied significantly from period to period depending on the mix of earnings among our subsidiaries.

GEOGRAPHIC DATA

     For a summary of the total revenues, net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 9 to the audited consolidated financial statements.

                                   CASH FLOWS

     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

NINE MONTHS ENDED AUGUST 1999

     Cash and cash equivalents decreased to $1.90 billion in 1999. Cash of $5.31 billion was used for operating activities, primarily to fund higher trading and securities services net assets, due to increased levels of business activity. Cash of $249 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Cash of $4.62 billion was provided by financing activities, reflecting an increase in the net issuance of long-term borrowings and proceeds from the issuance of common stock, partially offset by the net distributions to partners and a decrease in net repurchase agreements.

YEAR ENDED NOVEMBER 1998

     Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals and the termination of our profit participation plans. See
Note 8 to the audited consolidated financial statements for a discussion of the termination of the profit participation plans.

YEAR ENDED NOVEMBER 1997

     Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

YEAR ENDED NOVEMBER 1996

     Cash and cash equivalents increased to $2.21 billion in 1996. Cash of $14.63 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $218 million was used for investing activities, primarily for the purchase of technology-related equipment and leasehold improvements. Financing activities provided $16.10 billion of cash, reflecting an increase in net repurchase agreements and the net issuance of long-term borrowings, partially offset by distributions to partners and cash outflows related to partners' capital allocated for income taxes and potential withdrawals.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.

     Our Treasury Department manages the capital structure, funding, liquidity and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs maintains diversified funding sources with both banks and non-bank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity. We maintain close contact with our primary lenders to keep them advised of significant developments that affect us.

     Goldman Sachs also has access to diversified funding sources with numerous creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit.

     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. In addition, we make extensive use of the repurchase agreement market and have raised debt publicly as well as in the private placement, the SEC's Rule 144A and the commercial paper markets, as well as through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.

     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. Substantially all of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and stockholders' equity substantially in excess of our less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and equity capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant portion of longer-term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $14.17 billion during 1998 and $12.54 billion during 1997.

     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by the parent company, The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries' obligations to the parent company will generally mature in advance of the parent company's third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. We generally fund our equity investments in subsidiaries with equity capital.

THE BALANCE SHEET

     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets.

     Our total assets were $236.27 billion as of August 1999 and $217.38 billion as of November 1998.

     Our balance sheet size as of August 1999 and November 1998 increased by $3.68 billion and $11.64 billion, respectively, due to the adoption of the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. For a discussion of Statement of Financial Accounting Standards Nos. 125 and 127, see "-- Accounting Developments" below and Note 2 to the audited consolidated financial statements.

     As of August 1999 and November 1998, we held approximately $1.20 billion and $1.04 billion, respectively, in high-yield debt securities and $1.79 billion and $1.49 billion, re-spectively, in bank loans, all of which are valued on a mark-to-market basis. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

     As of August 1999 and November 1998, we held approximately $1.04 billion and $1.17 billion, respectively, of emerging market securities, and $54 million and $109 million, respectively, in emerging market loans, all of which are valued on a mark-to-market basis. Of the $1.09 billion and $1.28 billion in emerging market securities and loans, as of August 1999 and November 1998, respectively, approximately $657 million and $968 million were sovereign obligations, many of which are collateralized as to principal at stated maturity.

     In September 1998, a consortium of 14 banks and brokerage firms, including Goldman Sachs, made an equity investment in Long-Term Capital Portfolio, L.P., a major market participant. The objectives of this investment were to provide sufficient capital to permit Long-Term Capital Portfolio, L.P. to continue active management of its positions and, over time, to reduce risk exposures and leverage, to return capital to the participants in the consortium and ultimately to realize the potential value of the portfolio. In September 1998, we invested $300 million in Long-Term Capital Portfolio, L.P., a substantial portion of which was returned during fiscal 1999.

CREDIT RATINGS

     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer-term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.

     The following table sets forth our credit ratings as of August 1999 and November 1998:

                                               SHORT-TERM DEBT      LONG-TERM DEBT
                                               ---------------      --------------
Moody's Investors Service, Inc. ............  P-1                  A1
Standard & Poor's Ratings Services..........  A-1+                 A+
Fitch IBCA, Inc. ...........................  F1+                  AA-
CBRS Inc. ..................................  A-1(High)            A+

                            ------------------------

LONG-TERM DEBT

     As of August 1999 and November 1998, our consolidated long-term borrowings were $20.34 billion and $19.91 billion, respectively. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of August 1999 and November 1998 was approximately five years and four years, respectively. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the audited consolidated financial statements for information regarding our long-term borrowings as of November 1998.

                             REGULATED SUBSIDIARIES

     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co., a registered U.S. broker-dealer, is regulated by the SEC, the Commodity Futures Trading Commission, the Chicago Board of Trade, the NYSE and the NASD. Goldman Sachs International, a registered United Kingdom broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs

(Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking and other regulators and authorities around the world. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 8 to the audited consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements for further information regarding our regulated subsidiaries.

                                RISK MANAGEMENT

     Goldman Sachs has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit risk to customers and counterparties and increases in general systemic risk. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways" for a discussion of the effect that market fluctuations can have on our businesses.

     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures. In addition, a number of committees described in the following table are responsible for establishing trading limits, monitoring adherence to these limits and for general oversight of our risk management process.

---------------------------------------------------------------------------------------------------
               COMMITTEE                                          FUNCTION
---------------------------------------------------------------------------------------------------
Management Committee                     All risk control functions ultimately report to the
                                         Management Committee. Through both direct and delegated
                                         authority, the Management Committee approves all of
                                         Goldman Sachs':
                                         - operating activities;
                                         - trading risk parameters; and
                                         - customer review guidelines.
---------------------------------------------------------------------------------------------------
  Risk Committees                        The Firmwide Risk Committee:
                                         - periodically reviews the activities of existing
                                           businesses;
                                         - approves new businesses and products;
                                         - approves divisional market risk limits and reviews
                                         business unit market risk limits;
                                         - approves inventory position limits for selected country
                                           exposures and business units;
                                         - approves sovereign credit risk limits and credit risk
                                         limits by ratings group; and
                                         - reviews scenario analyses based on abnormal or
                                           "catastrophic" market movements.
                                         The FICC Risk Committee sets market risk limits for
                                         individual business units and sets issuer-specific net
                                         inventory position limits.
                                         The Equities Risk Committee sets market risk limits for
                                         individual business units that consist of gross and net
                                         inventory position limits and, for equity derivatives,
                                         limits based on market move scenario analysis.
                                         The Asset Management Control Oversight Committee and the
                                         Asset Management Risk Committee oversee various
                                         operational, credit, pricing and business practices
                                         issues.
---------------------------------------------------------------------------------------------------
  Global Compliance and Control          The Global Compliance and Control Committee provides
     Committee                           oversight of our compliance and control functions,
                                         including internal audit, reviews our legal, reputational, operational and control risks, and periodically reviews
                                         the activities of existing businesses.
---------------------------------------------------------------------------------------------------
  Commitments Committee                  The Commitments Committee approves:
                                         - equity and non-investment grade debt underwriting
                                           commitments;
                                         - loans extended by Goldman Sachs; and
                                         - unusual financing structures and transactions that
                                         involve significant capital exposure.
                                         The Commitments Committee has delegated to the Credit
                                         Department the authority to approve underwriting
                                         commitments for investment grade debt and certain other
                                         products.
---------------------------------------------------------------------------------------------------
  Credit Policy Committee                The Credit Policy Committee establishes and reviews broad
                                         credit policies and parameters that are implemented by the
                                         Credit Department.
---------------------------------------------------------------------------------------------------
  Finance Committee                      The Finance Committee is responsible for oversight of our
                                         capital, liquidity and funding needs and for setting
                                         certain inventory position limits.
---------------------------------------------------------------------------------------------------

     Segregation of duties and management oversight are fundamental elements of our risk management process. Accordingly, departments that are independent of the revenue producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal Departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk.

MARKET RISK

     The potential for changes in the market value of our trading positions is referred to as "market risk". Our trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

- risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk or "VaR";

- risk limits based on a scenario analysis that measures the potential effect of a significant widening of credit spreads on our trading net revenues;

- inventory position limits for selected business units and country exposures;
  and

- scenario analyses which measure the potential effect on our trading net revenues of abnormal market movements.

     We also estimate the broader potential impact of a sustained market downturn on our investment banking and merchant banking activities.

     VaR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse movements in markets over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk".

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions.

     These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     VaR METHODOLOGY, ASSUMPTIONS AND LIMITATIONS. The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     We use historical data to estimate our VaR and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the asset volatilities to which we were exposed in the second half of 1998 were substantially larger than those reflected in the historical data used during that time period to estimate our VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth our daily VaR for substantially all of our trading positions:

                                   DAILY VaR
                                 (in millions)

                                                             AS OF
                                                            NOVEMBER
                     RISK CATEGORIES                          1998
                     ---------------                        --------
Interest rates............................................   $ 27.3
Currency rates............................................      9.0
Equity prices.............................................     25.3
Commodity prices..........................................      7.0
Diversification effect(1).................................    (25.7)
                                                             ------
Firmwide..................................................   $ 42.9
                                                             ======

---------------
(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

     The daily VaR for substantially all of our trading positions as of August 1999 was not materially different from our daily VaR as of November 1998.

NON-TRADING RISK

     The market risk associated with our non-trading financial instruments, including investments in our merchant banking funds, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with hypothetical market movements. As of August 1999 and November 1998, non-trading market risk was not material.

VALUATION OF TRADING INVENTORY

     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The individual business units are responsible for pricing the positions they manage. The Controllers Department, in conjunction with the Firmwide Risk Department, regularly performs pricing reviews.

TRADING NET REVENUES DISTRIBUTION

     The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1998:

                           DAILY TRADING NET REVENUES


Daily Trading Net Revenues
  in Millions of Dollars                                                    Number of Days
------------------------------------------------------------------------------------------
less than 60 ....................................................................  9
(60)-(40) .......................................................................  5
(40)-(20 ........................................................................ 22
(20)-0 .......................................................................... 31
0-20 ............................................................................ 87
20-40 ........................................................................... 67
40-60 ........................................................................... 24
greater than 60 .................................................................  6

              DAILY TRADING NET REVENUES (IN MILLIONS OF DOLLARS)

CREDIT RISK

     Credit risk represents the loss that we would incur if a counterparty or issuer of securities or other instruments we hold fails to perform its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. We do not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management with information regarding overall credit risk by product, industry sector, country and region.

RISK LIMITS

     Business unit risk limits are established by the risk committees and may be further segmented by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department and violations are reported to the appropriate risk committee.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts, which are often referred to as over-the-counter derivatives, or they may be listed and traded on an exchange.

     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into non-trading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other non-derivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

     For an over-the-counter derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of our exposure with respect to over-the-counter derivatives as of November 1998, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

                  OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURES
                                ($ in millions)

CREDIT RATING EQUIVALENT                          AMOUNT        PERCENTAGE
------------------------                          ------        ----------
AAA/Aaa.....................................      $ 2,170           12%
AA/Aa2......................................        5,571           30
A/A2........................................        4,876           26
BBB/Baa2....................................        3,133           17
BB/Ba2 or lower.............................        1,970           11
Unrated(1)..................................          730            4
                                                  -------          ---
                                                  $18,450          100%
                                                  =======          ===

---------------
(1) In lieu of making an individual assessment of such counterparties' credit, we make a determination that the collateral held in respect of such obligations is sufficient to cover our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

     As of November 1998, we held approximately $2.97 billion in collateral against these over-the-counter derivative exposures. This collateral consists predominantly of cash and U.S. government and agency securities and is usually received by us under agreements entitling us to require additional collateral upon specified increases in exposure or the occurrence of negative credit events.

     In addition to obtaining collateral and seeking netting agreements, we attempt to mitigate default risk on derivatives by entering into agreements that enable us to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, and by seeking third-party guarantees of the obligations of some counterparties.

     Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL AND YEAR 2000 RISKS

     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with the Information Technology Department in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance Departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000 READINESS DISCLOSURE. In preparation for the Year 2000 transition, Goldman Sachs determined that it would be required to modify or replace portions of its information technology systems, both hardware and software, and its non-information technology systems so that they would properly recognize and utilize dates beyond December 31, 1999. We currently believe that with the modifications to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will have been satisfactorily resolved in our own systems worldwide. However, if such modifications have not been implemented in an effective manner, the Year 2000 issue could have a material adverse effect on Goldman Sachs. Moreover, even if these changes are successful, failure of third parties to which we are financially or operationally linked to address their own Year 2000 problems could also have a material adverse effect on Goldman Sachs. For a description of the Year 2000 issue and some of the related risks, including possible problems that could arise, see "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     Recognizing the broad scope and complexity of the Year 2000 problem, we established a Year 2000 Oversight Committee to promote awareness and ensure the active participation of senior management. This Committee, together with numerous sub-- committees chaired by senior managers throughout Goldman Sachs and our Global Year 2000 Project Office, has been responsible for planning, managing and monitoring our Year 2000 efforts on a global basis. Our Management Controls Department is responsible for assessing the scope and sufficiency of our Year 2000 program and verifying that the principal aspects of our Year 2000 program were implemented according to plan.

     Our Year 2000 plans have been based on a five-phase approach, which included awareness; inventory, assessment and planning; remediation; testing; and implementation. The awareness phase (in which we defined the scope and components of the problem, our methodology and approach and obtained senior management support and funding) was completed in September 1997. We also completed the inventory, assessment and planning phase for our systems in September 1997. We have completed the remediation, testing and implementation phases for all of our systems and our mission-critical technology infrastructure. We completed our internal integration testing, which was intended to validate that our systems can successfully perform critical business functions beginning in January 2000, with no material problems.

     For technology products that are supplied by third-party vendors, we have completed an inventory, ranked products according to their importance and developed a strategy for achieving Year 2000 readiness for substantially all non-compliant versions of software and hardware. While this process included collecting information from vendors, we are not relying solely on vendors' verifications that their products are Year 2000 compliant or ready. We have completed testing and implementation of vendor-supplied technology products that we consider mission-critical. With respect to telecommunications carriers, we are relying on information provided by these vendors as to whether they are Year 2000 compliant because these vendors have indicated that they will not test with individual companies.

     We are also addressing Year 2000 issues that may exist outside our own technology activities, including our facilities, external service providers and other third parties with which we interface. We have inventoried and ranked our customers, business and trading partners, utilities, exchanges, depositories, clearing and custodial banks and other third parties with which we have important financial and operational relationships. We have continued to assess the Year 2000 preparedness of these customers, business and trading partners and other third parties.

     We have participated in 176 "external", i.e., industry-wide or point-to-point, tests with exchanges, clearing houses and other industry utilities, including the "Streetwide" test sponsored by the Securities Industry Association for its U.S. members and completed in April 1999. We successfully completed all of these tests with no material problems.

     Acknowledging that a Year 2000 failure, whether internal or external, could have an adverse effect on the ability to conduct day-to-day business, we have developed contingency plans for our businesses.

     We are currently finalizing our event management program, which includes the processes that will allow senior management to closely monitor and respond to events as they occur around the date change. In addition, we have developed contingency plans for funding and balance sheet management and other related activities, which include establishing additional sources of liquidity that could be drawn upon in the event of systems disruption. We plan to reduce trading activity in the period leading up to January 2000 to limit the impact of potential Year 2000-related failures. A reduction in trading activity by us or by other market participants in anticipation of possible Year 2000 problems could adversely affect our results of operations, as discussed under "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure".

     We have incurred, and expect to continue to incur, expenses allocable to internal staff, as well as costs for outside consultants, to achieve Year 2000 compliance and in connection with contingency planning for the date change and related activities. We currently estimate that these costs will total approximately $185 million, of which $160 million had been spent through the end of October 1999. These estimates include the cost of technology personnel but do not include the cost of all non-technology personnel involved in our Year 2000 effort. We expect to incur the remaining cost of our Year 2000 program during the remainder of 1999 and early 2000. The Year 2000 program costs will continue to be funded through operating cash flow. These costs are expensed as incurred. We do not expect that the costs associated with implementing our Year 2000 program will have a material adverse effect on our results of operations, financial condition, liquidity or capital resources.

     The costs of the Year 2000 program and the effectiveness of the Year 2000 modifications are based on current estimates and expectations, which reflect numerous assumptions about future events, including the continued availability of resources, the timing and effectiveness of third-party remediation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from our plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer source codes and embedded chip technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

     In order to focus attention on the Year 2000 problem, management has deferred several technology projects that address other issues. However, we do not believe that this deferral will have a material adverse effect on our results of operations or financial condition.

                            ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. Statement of Financial Accounting Standards No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of Statement of Financial Accounting Standards No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, we adopted the provisions of Statement of Financial Accounting Standards No. 125 that were deferred by Statement of Financial Accounting Standards No. 127. The adoption of this standard increased our total assets and liabilities by $3.68 billion and $11.64 billion as of August 1999 and November 1998, respectively.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In February 1998, the Financial Accounting Standards Board issued Statement of

Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. Statement of Financial Accounting Standards No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. We intend to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect our results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. Statement of Position No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We currently expense the cost of all software development in the period in which it is incurred. We intend to adopt this Statement in fiscal 2000 and are currently assessing its effect.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", which deferred for one year the effective date of the accounting and reporting requirements of Statement of Financial Accounting Standards No. 133. We intend to adopt the provisions of Statement of Financial Accounting Standards No. 133 deferred by Statement of Financial Accounting Standards No. 137 in fiscal 2001 and are currently assessing its effect.

                                    BUSINESS

                                    OVERVIEW

     Goldman Sachs is a leading global investment banking and securities firm with three principal business lines:

- Investment Banking;
- Trading and Principal Investments; and
- Asset Management and Securities Services.

Our goal is to be the advisor of choice for our clients and a leading participant in global financial markets. We provide services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high net worth individuals.

     Goldman Sachs is the successor to a commercial paper business founded in 1869 by Marcus Goldman. Since then, we have grown our business as a participant and intermediary in securities and other financial activities to become one of the leading firms in the industry. As of August 1999, we operated offices in 23 countries and 36% of our 14,500 employees were based outside the United States.

     In 1989, The Goldman Sachs Group, L.P. was formed to serve as the parent company of the Goldman Sachs organization. As of November 30, 1996, The Goldman Sachs Group, L.P. was restructured. On that date, the non-retiring former general partners of The Goldman Sachs Group, L.P. converted their general partner interests into limited partner interests and became profit participating limited partners of The Goldman Sachs Group, L.P. Concurrently, The Goldman Sachs Corporation was admitted as The Goldman Sachs Group, L.P.'s sole general partner. The common stock of The Goldman Sachs Corporation was owned by our managing directors who were profit participating limited partners, all of whom were active in our businesses.

     On May 7, 1999, The Goldman Sachs Group, Inc. succeeded to the business of The Goldman Sachs Group, L.P.

                               MARKET SHARE DATA

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information have been derived from information compiled and classified by Thomson Financial Securities Data, formerly known as Securities Data Company. Thomson Financial Securities Data obtains and gathers its information from sources it considers reliable, but Thomson Financial Securities Data does not guarantee the accuracy or completeness of the information. In the case of mergers and acquisitions, data are based upon the dollar value of announced transactions for the period indicated, taken as a whole, with full credit to each of the advisors to each party in a transaction. In the case of underwritings, data are based upon the dollar value of total proceeds raised (exclusive of any option to purchase additional shares) with equal credit to each bookrunner for the period indicated, taken as a whole. As a result of this method of compiling data, percentages may add to more than 100%.

                     STRATEGY AND PRINCIPAL BUSINESS LINES

     Our strategy is to grow our three core businesses -- Investment Banking, Trading and Principal Investments, and Asset Management and Securities
Services -- in markets throughout the world. Our leadership position in investment banking provides us with access to governments, financial institutions and corporate clients globally. Trading and principal investing has been an important part of our culture and earnings, and we remain committed to these businesses notwithstanding their volatility. Managing wealth is one of the fastest growing segments of the financial services industry and we are positioning our asset management and securities services businesses to take advantage of that growth. Our assets under supervision, for example, have grown from $92.7 billion as of November 1994 to $412.6 billion as of August 1999.

     Our business lines are comprised of various product and service offerings that are set forth in the following chart:

                PRIMARY PRODUCTS AND ACTIVITIES BY BUSINESS LINE

                                TRADING AND PRINCIPAL        ASSET MANAGEMENT AND
    INVESTMENT BANKING               INVESTMENTS              SECURITIES SERVICES
    ------------------          ---------------------        --------------------
-- Equity and debt           -- Bank loans                -- Commissions
   underwriting              -- Commodities               -- Institutional and high
-- Financial restructuring   -- Currencies                   net worth asset
   advisory services         -- Equity and fixed income      management
-- Mergers and acquisitions     derivatives               -- Margin lending
   advisory services         -- Equity and fixed income   -- Matched book
-- Real estate advisory         securities                -- Merchant banking fees
   services                  -- Principal investments     -- Increased shares of
                             -- Proprietary arbitrage        merchant banking fund
                                                             income and gains
                                                          -- Mutual funds
                                                          -- Prime brokerage
                                                          -- Securities lending

                            ------------------------

INVESTMENT BANKING

     Investment Banking represented 39% of 1998 net revenues and 31% of net revenues for the nine months ended August 1999. We are a market leader in both the financial advisory and underwriting businesses, serving over 3,000 clients worldwide. For the period January 1, 1994 to December 31, 1998, we had the industry-leading market share of 25.3% in worldwide mergers and acquisitions advisory services, having advised on over $1.7 trillion of transactions. Over the same period, we also achieved number one market shares of 15.2% in underwriting worldwide initial public offerings and 14.4% in underwriting worldwide common stock issues.

TRADING AND PRINCIPAL INVESTMENTS

     Trading and Principal Investments represented 28% of 1998 net revenues and 46% of net revenues for the nine months ended August 1999. We make markets in equity and fixed income products, currencies and commodities; enter into swaps and other derivative transactions; engage in proprietary trading and arbitrage; and make principal investments. In trading, we focus on building lasting relationships with our most active clients while maintaining leadership positions in our key markets. We believe our research, market-making and proprietary activities enhance our understanding of markets and ability to serve our clients.

ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services represented 33% of 1998 net revenues and 23% of net revenues for the nine months ended August 1999. We provide global investment management and advisory services; earn commissions on agency transactions; manage merchant banking funds; and provide prime brokerage, securities lending and financing services. Our asset management business has grown rapidly, with assets under supervision increasing from $92.7 billion as of November 25, 1994 to $412.6 billion as of August 1999. As of August 1999, we had $220.5 billion of assets under management. We manage merchant banking funds that had $17.3 billion of capital commitments as of August 1999.

                             SUMMARY FINANCIAL DATA
                                 (in millions)

                                                           NINE MONTHS ENDED
                                YEAR ENDED NOVEMBER              AUGUST
                             --------------------------    ------------------
                              1996      1997      1998      1998       1999
                              ----      ----      ----      ----       ----
Net revenues:
Investment Banking.........  $2,113    $2,587    $3,368    $2,547     $3,054
  Trading and Principal
     Investments...........   2,693     2,926     2,379     3,042      4,522
  Asset Management and
     Securities Services...   1,323     1,934     2,773     2,016      2,296
                             ------    ------    ------    ------     ------
Total net revenues.........  $6,129    $7,447    $8,520    $7,605     $9,872
                             ======    ======    ======    ======     ======

                            ------------------------

                               INVESTMENT BANKING

     Goldman Sachs provides a broad range of investment banking services to a diverse group of over 3,000 clients worldwide, including corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

- FINANCIAL ADVISORY. Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

- UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.
     The following table sets forth the net revenues of our Investment Banking business:

                        INVESTMENT BANKING NET REVENUES
                                 (in millions)

                                                           NINE MONTHS ENDED
                                YEAR ENDED NOVEMBER              AUGUST
                             --------------------------    ------------------
                              1996      1997      1998      1998       1999
                              ----      ----      ----      ----       ----
Financial advisory.........  $  931    $1,184    $1,774    $1,360     $1,648
Underwriting...............   1,182     1,403     1,594     1,187      1,406
                             ------    ------    ------    ------     ------
Total Investment Banking...  $2,113    $2,587    $3,368    $2,547     $3,054
                             ======    ======    ======    ======     ======

                            ------------------------

     In Investment Banking, we provide our clients with quality advice and execution as part of our effort to develop and maintain long-term relationships as their lead investment bank.

     Our current structure, which is organized along regional, execution and industry groups, seeks to combine client-focused investment bankers with execution and industry expertise. Because our businesses are global, we have adapted our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.

FINANCIAL ADVISORY

     Financial advisory includes a broad range of advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs. Goldman Sachs is a leading investment bank in worldwide mergers and acquisitions. During calendar 1998, we advised on 340 mergers and acquisitions transactions with a combined value of $957 billion.

     Our mergers and acquisitions capabilities are evidenced by our significant share of assignments in large, complex transactions where we provide multiple services, including "one-stop" acquisition financing, currency hedging and cross-border structuring expertise.

     The following table illustrates our leadership in the mergers and acquisitions advisory market for the indicated period taken as a whole:

              GOLDMAN SACHS' MERGERS AND ACQUISITIONS MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                               MARKET               NUMBER OF
                     CATEGORY                       RANK(1)    SHARE     VOLUME    TRANSACTIONS
                     --------                       -------    ------    ------    ------------
Worldwide.........................................   1          25.3%    $1,715       1,334
Worldwide, transactions over $500 million.........   1          34.8      1,593         470
Worldwide, transactions over $1 billion...........   1          38.4      1,470         297
United States.....................................   1          32.8      1,316         907
United States, transactions over $500 million.....   1          41.3      1,228         339
United States, transactions over $1 billion.......   1          44.3      1,142         221

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.

                            ------------------------

     Mergers and acquisitions is an example of how one activity can generate cross-selling opportunities for other areas of Goldman Sachs. For example, a client we are advising in a purchase transaction may seek our assistance in obtaining financing and in hedging interest rate or foreign currency risks associated with the acquisition. In the case of dispositions, owners and senior executives of the acquired company often will seek asset management services. In these cases, our high net worth relationship managers provide comprehensive advice on investment alternatives and execute the client's desired strategy.

UNDERWRITING

     From January 1, 1994 through September 30, 1999, Goldman Sachs has served as lead manager in transactions that have raised more than $1 trillion of capital for clients worldwide. We underwrite a wide range of securities and other instruments, including common and preferred stock, convertible securities, investment grade debt, high-yield debt, sovereign and emerging markets debt, municipal debt, bank loans, asset-backed securities and real estate-related securities, such as mortgage-backed securities and the securities of real estate investment trusts.

     EQUITY UNDERWRITING. Equity underwriting has been a long-term core strength of Goldman Sachs. The following table illustrates our leadership position in equity underwriting for the indicated period taken as a whole:

                 GOLDMAN SACHS' EQUITY UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                               TOTAL
                                                                     MARKET   PROCEEDS   NUMBER OF
                        CATEGORY                           RANK(1)   SHARE     RAISED    ISSUES(2)
                        --------                           -------   ------   --------   ---------
Worldwide initial public offerings.......................   1         15.2%     $ 44        300
Worldwide initial public offerings, proceeds over $500
  million................................................   1         23.3        25         59
Worldwide public common stock offerings..................   1         14.4       101        634
U.S. initial public offerings............................   1         15.3        31        179
U.S. initial public offerings, proceeds over $500
  million................................................   1         30.1        16         29
U.S. public common stock offerings.......................   2         14.3        71        381

---------------
(1) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(2) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.
                            ------------------------

     As with mergers and acquisitions, we have been particularly successful in winning mandates for large, complex equity underwritings. As evidenced in the chart above, our market share of initial public offerings with total proceeds over $500 million is substantially higher than our market share of all initial public offerings. We believe our leadership in large initial public offerings reflects our expertise in complex transactions, research strengths, track record and distribution capabilities. In the international arena, we have also acted as lead manager on many of the largest initial public offerings.

     We believe that a key factor in our equity underwriting success is the close working relationship between the investment bankers, research analysts and sales force as coordinated by our Equity Capital Markets group. Goldman Sachs' equities sales force is one of the most experienced and effective sales organizations in the industry. With institutional sales professionals and high net worth relationship managers located in every major market around the world, Goldman Sachs has relationships with a large and diverse group of investors.

     Global Investment Research is critical to our ability to succeed in the equity underwriting business. We believe that high quality equity research is a significant competitive advantage in the market for new equity issues. In this regard, Goldman Sachs' research has been consistently ranked among the industry's global leaders. See "-- Global Investment Research" for detailed information regarding our Global Investment Research Department.

     DEBT UNDERWRITING. We engage in the underwriting and origination of various types of debt instruments that we broadly categorize as follows: investment grade debt for corporations, governments, municipalities and agencies; leveraged finance, which includes high-yield debt and bank loans for non-investment grade issuers; emerging market debt, which includes corporate and sovereign issues; and asset-backed securities. We have employed a focused approach in debt underwriting, emphasizing high value-added areas in servicing our clients.

     The table below sets forth our rank, market position, our total proceeds raised and the number of debt transactions in which we have acted as underwriter in the following areas for the indicated period taken as a whole:

                  GOLDMAN SACHS' DEBT UNDERWRITING MARKET DATA
            For the period January 1, 1994 through December 31, 1998
                                ($ in billions)

                                                                           TOTAL
                                                                MARKET    PROCEEDS    NUMBER OF
                    CATEGORY(1)                      RANK(5)    SHARE      RAISED     ISSUES(6)
                    -----------                      -------    ------    --------    ---------
Worldwide debt(2)..................................     3         8.4%      $695        4,684
Worldwide straight debt(3).........................     3         8.9        559        4,165
U.S. investment grade straight debt(3).............     3        12.0        419        3,590
U.S. investment grade industrial straight
  debt(3)..........................................     1        19.5         81          517
U.S. high-yield debt(4)............................     5         8.0         33          184

---------------
(1) All categories include publicly registered and Rule 144A issues.
(2) Includes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and taxable municipal debt.
(3) "Straight debt" excludes non-convertible preferred stock, mortgage-backed securities, asset-backed securities and municipal debt.
(4) Excludes issues with both investment grade and non-investment grade ratings, often referred to as "split-rated issues".
(5) Rank in any one year during the period presented may vary from the rank for the period taken as a whole.
(6) The number of issues reflects the number of tranches; an offering by a single issuer could have multiple tranches.

                            ------------------------

                       TRADING AND PRINCIPAL INVESTMENTS

     Our Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In order to meet the needs of our clients, our Trading and Principal Investments business is diversified across a wide range of products. For example, we make markets in traditional investment grade debt securities, structure complex derivatives and securitize mortgages and insurance risk. A fundamental tenet of our approach is that we believe our willingness and ability to take risk distinguishes us and substantially enhances our client relationships. Our Trading and Principal Investments business includes the following:

- FIXED INCOME, CURRENCY AND COMMODITIES. Goldman Sachs makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions and engages in proprietary trading and arbitrage activities;

- EQUITIES. Goldman Sachs makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions and engages in proprietary trading and equity arbitrage; and

- PRINCIPAL INVESTMENTS. Principal investments primarily represents Goldman Sachs' net revenues from its investments in its merchant banking funds.

     The following table sets forth the net revenues of our Trading and Principal Investments business:

                 TRADING AND PRINCIPAL INVESTMENTS NET REVENUES
                                 (in millions)

                                                            NINE MONTHS ENDED
                                YEAR ENDED NOVEMBER               AUGUST
                             --------------------------     ------------------
                              1996      1997      1998       1998       1999
                              ----      ----      ----       ----       ----
FICC.......................  $1,749    $2,055    $1,438     $2,109     $2,448
Equities...................     730       573       795        659      1,531
Principal investments......     214       298       146        274        543
                             ------    ------    ------     ------     ------
Total Trading and Principal
  Investments..............  $2,693    $2,926    $2,379     $3,042     $4,522
                             ======    ======    ======     ======     ======

                            ------------------------

FIXED INCOME, CURRENCY AND COMMODITIES

     FICC is a large and diversified operation through which we engage in a variety of customer-driven market-making and proprietary trading and arbitrage activities. FICC's principal products are:

- Bank loans
- Commodities
- Currencies
- Derivatives
- Emerging market debt
- Global government securities
- High-yield securities
- Investment grade corporate securities
- Money market instruments
- Mortgage securities and loans
- Municipal securities

     We generate trading net revenues from our customer-driven business in three ways. First, in large, highly liquid markets we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake transactions in less liquid markets where spreads are generally larger. Finally, we generate net revenues from structuring and executing transactions that address complex client needs.

     In our proprietary activities, we assume a variety of risks and devote substantial resources to identify, analyze and benefit from these exposures. We leverage our strong research capabilities and capitalize on our proprietary analytical models to analyze information and make informed trading judgments. We seek to benefit from perceived disparities in the value of assets in the trading markets and from macroeconomic and company-specific trends.

     FICC has established itself as a leading market participant by using a three-part approach to deliver high quality service to its clients. First, we offer broad market-making, research and market knowledge to our clients on a global basis. Second, we create innovative solutions to complex client problems by drawing upon our structuring and trading expertise. Third, we use our expertise to take positions in markets when we believe the return is at least commensurate with the risk.

     A core activity in FICC is market-making in a broad array of securities and products. For example, we are a primary dealer in many of the largest government bond markets around the world, including the United States, Japan, the United Kingdom and Canada; we are a member of the major futures exchanges; and we have interbank dealer status in the currency markets in New York, London, Tokyo and Hong Kong. Our willingness to make markets in a broad range of fixed income, currency and commodity products and their derivatives is crucial both to our client relationships and to support our underwriting business by providing secondary market liquidity. Our clients value counterparties that are active in the marketplace and are willing to provide liquidity and research-based points of view. In addition, we believe that our significant investment in research capabilities and proprietary analytical models are critical to our ability to provide advice to our clients.

Our research capabilities include quantitative and qualitative analyses of global economic, currency and financial market trends, as well as credit analyses of corporate and sovereign fixed income securities.

     Our clients often confront complex problems that require creative approaches. We assist our clients who seek to hedge or reallocate their risks and profit from expected price movements. To do this we bring to bear the ability of our experienced professionals to understand the needs of our clients and our ability to manage the risks associated with complex solutions to problems.

EQUITIES

     Goldman Sachs engages in a variety of market-making, proprietary trading and arbitrage activities in equity securities and equity-related products (such as convertible securities and equity derivative instruments) on a global basis. Goldman Sachs makes markets and positions blocks of stock to facilitate customers' transactions and to provide liquidity in the marketplace. Goldman Sachs is a member of most of the major stock exchanges, including New York, London, Frankfurt, Tokyo and Hong Kong.

     As agent, we execute brokerage transactions in equity securities for institutional and individual customers that generate commission revenues. Commissions earned on agency transactions are recorded in Asset Management and Securities Services.

     In equity trading, as in FICC, we generate net revenues from our customer-driven business in three ways. First, in large, highly liquid principal markets, such as the over-the-counter market for equity securities, we undertake a high volume of transactions for modest spreads. Second, by capitalizing on our strong market relationships and capital position, we also undertake large transactions, such as block trades and positions in securities, in which we benefit from spreads that are generally larger. Finally, we also benefit from structuring complex transactions.

     Goldman Sachs was a pioneer and is active in the execution of large block trades (trades of 50,000 or more shares) in the United States and abroad. We have been able to capitalize on our expertise in block trading, our global distribution network and our willingness to commit capital to effect increasingly large and complex customer transactions. We expect corporate consolidation and restructuring and increased demand for certainty and speed of execution by sellers and issuers of securities to increase both the frequency and size of sales of large blocks of equity securities. We believe that we are well positioned to benefit from this trend. Block transactions, however, expose us to increased risks, including those arising from holding large and concentrated positions and decreasing spreads. See "Risk Factors -- Market Fluctuations Could Adversely Affect Our Businesses in Many Ways -- Holding Large and Concentrated Positions May Expose Us to Large Losses" for a discussion of the risks associated with holding a large position in a single issuer and "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks that we face.

     We are active in the listed options and futures markets, and we structure, distribute and execute over-the-counter derivatives on market indices, industry groups and individual company stocks to facilitate customer transactions and our proprietary activities. We develop quantitative strategies and render advice with respect to portfolio hedging and restructuring and asset allocation transactions. We also create specially tailored instruments to enable sophisticated investors to undertake hedging strategies and establish or liquidate investment positions. We are one of the leading participants in the trading and development of equity derivative instruments. We are an active participant in the trading of futures and options on most of the major exchanges in the United States, Europe and Asia.

     We remain committed to being at the forefront of technological innovation in the global capital markets. To pursue our strategy of expanding our electronic market-making capabilities, on September 24, 1999, Goldman Sachs completed its acquisition of The Hull Group, a leading global electronic market-maker in exchange-traded equity derivatives and an active market-maker in equity securities worldwide.

     In addition, equity arbitrage has long been an important part of our equity franchise. Our strategy is based on making investments on a global basis through a diversified portfolio across different markets and event categories. This business focuses on event-oriented special situations where we are not acting as an advisor and on relative value trades. These special situations include mergers and acquisitions, corporate restructurings, recapitalizations and legal and regulatory events. Equity arbitrage leverages our global infrastructure and network of research analysts to analyze carefully a broad range of trading and investment strategies across a wide variety of markets. Investment decisions are the product of rigorous fundamental, situational and, frequently, regulatory and legal analysis.

TRADING RISK MANAGEMENT

     We believe that our trading and market-making capabilities are key ingredients to our success. While these businesses have generally earned attractive returns, we have in the past incurred significant trading losses in periods of market turbulence, such as in 1994 and 1998. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Environment" for a discussion of the market environment in which we operated during the second half of 1998.

     Our trading risk management process seeks to balance our ability to profit from trading positions with our exposure to potential losses. Risk management includes input from all levels of Goldman Sachs, from the trading desks to the Firmwide Risk Committee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management" for a further discussion of our risk management policies and procedures.

PRINCIPAL INVESTMENTS

     In connection with our merchant banking activities, we invest by making principal investments directly and in funds that we raise and manage. As of August 1999, we had committed $3.1 billion, of which $2.2 billion had been funded, of the $17.3 billion total equity capital committed for our merchant banking funds. The funds' investments generate capital appreciation or depreciation and, upon disposition, realized gains or losses. See "-- Asset Management and Securities Services -- Merchant Banking" for a discussion of our merchant banking funds. As of August 1999, the aggregate carrying value of our principal investments held directly or through our merchant banking funds was approximately $2.4 billion, which was comprised of corporate principal investments with an aggregate carrying value of approximately $1.5 billion and real estate investments with an aggregate carrying value of approximately $887 million.

                    ASSET MANAGEMENT AND SECURITIES SERVICES

     Asset Management and Securities Services is comprised of the following:

- ASSET MANAGEMENT. Asset management generates management fees by providing investment advisory services to a diverse and rapidly growing client base of institutions and individuals;

- SECURITIES SERVICES. Securities services includes prime brokerage, financing services and securities lending and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

- COMMISSIONS. Commission-based businesses include agency transactions for clients on major stock and futures exchanges. Revenues from the increased share of income and gains derived from our merchant banking funds are also included in commissions.

     The following table sets forth the net revenues of our Asset Management and Securities Services business:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES
                                 (in millions)

                                                           NINE MONTHS ENDED
                                YEAR ENDED NOVEMBER              AUGUST
                             --------------------------    ------------------
                              1996      1997      1998      1998       1999
                              ----      ----      ----      ----       ----
Asset management...........  $  242    $  458    $  675    $  483     $  637
Securities services........     354       487       730       528        576
Commissions................     727       989     1,368     1,005      1,083
                             ------    ------    ------    ------     ------
Total Asset Management and
  Securities Services......  $1,323    $1,934    $2,773    $2,016     $2,296
                             ======    ======    ======    ======     ======

                            ------------------------

ASSET MANAGEMENT

     Goldman Sachs is seeking to build a premier global asset management business. We offer a broad array of investment strategies and advice across all major asset classes: global equity; fixed income, including money markets; currency; and alternative investment products (i.e., investment vehicles with non-traditional investment objectives and/or strategies). Assets under supervision are comprised of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets are comprised of assets in brokerage accounts of primarily high net worth individuals, on which we earn commissions.

     Over the last five years and nine months, we have grown our assets under supervision, as set forth in the graph below:

                            ASSETS UNDER SUPERVISION
                                 (in billions)


                                                        ASSETS UNDER MANAGEMENT              OTHER CLIENT ASSETS       TOTAL
                                                        -----------------------              -------------------       -----
1994                                                              44                                 49                $ 93
1995                                                              52                                 58                $110
1996                                                              94                                 77                $171
1997                                                             136                                102                $238
1998                                                             195                                142                $337
August 1999                                                      221                                192                $413

     As of August 1999, equities and alternative investments represented 55% of our total assets under management. Since 1996, these two asset classes have been the primary drivers of our growth in assets under management.

     The following table sets forth the amount of assets under management by asset class:

                     ASSETS UNDER MANAGEMENT BY ASSET CLASS
                                 (in billions)

                                                                       AS OF
                                          AS OF NOVEMBER               AUGUST
                               ------------------------------------    ------
                               1994    1995    1996    1997    1998     1999
                               ----    ----    ----    ----    ----     ----
ASSET CLASS
Equity.......................  $ 6     $ 9     $34     $ 52    $ 69     $ 80
Fixed income and currency....   17      19      26       36      50       53
Money markets................   18      20      27       31      46       46
Alternative investment(1)....    3       4       8       17      30       42
                               ---     ---     ---     ----    ----     ----
Total........................  $44     $52     $95     $136    $195     $221
                               ===     ===     ===     ====    ====     ====

        -----------------------
        (1) Includes private equity, real estate, quantitative asset allocation and other funds that we manage.
                            ------------------------

     Since the beginning of 1996, we have increased the resources devoted to our asset management business, including adding over 1,000 employees. In addition, Goldman Sachs has made three asset management acquisitions in order to expand its geographic reach and broaden its global equity and alternative investment portfolio management capabilities.

     Our global reach has been important in growing assets under management. From November 1996 to August 1999, our assets under management, excluding our merchant banking funds, sourced from outside the United States grew by over $34 billion. As of August 1999, we managed approximately $43 billion sourced from Europe.

     CLIENTS. Our primary clients are institutions, high net worth individuals and retail investors. We access clients through both direct and third-party channels. Our institutional clients include corporations, insurance companies, pension funds, foundations and endowments. In the individual high net worth area (defined as the market for individual investors with a net worth in excess of $5 million), we have established approximately 10,000 high net worth accounts worldwide, including accounts with 40% of the 1999 "Forbes 400 List of the Richest Americans". In the third-party distribution channel, we distribute our mutual funds on a worldwide basis through banks, brokerage firms, insurance companies and other financial intermediaries.

     The table below sets forth the amount of assets under supervision by distribution channel and client category as of August 1999:

                ASSETS UNDER SUPERVISION BY DISTRIBUTION CHANNEL
                                 (in billions)

                                   ASSETS UNDER
                                  SUPERVISION(1)      PRIMARY INVESTMENT VEHICLES
                                  --------------      ---------------------------
- Directly distributed
  -- Institutional..............       $131          Separate managed accounts
                                                     Commingled vehicles
  -- High net worth
     individuals................        216          Brokerage accounts
                                                     Limited partnerships
                                                     Separate managed accounts
- Third-party distributed
  -- Institutional and retail...         49          Mutual funds
                                       ----
Total...........................       $396
                                       ====

---------------
    (1) Excludes $17 billion in our merchant banking funds.
                            ------------------------

MERCHANT BANKING

     Goldman Sachs has an established successful record in the corporate and real estate merchant banking business, with $17.3 billion of committed capital as of August 1999, of which $12.0 billion had been funded. We have committed $3.1 billion and funded $2.2 billion of these amounts; our clients, including pension plans, endowments, charitable institutions and high net worth individuals, have provided the remainder.

     Our strategy with respect to each merchant banking fund is to invest opportunistically to build a portfolio of investments that is diversified by industry, product type, geographic region and transaction structure and type. Some of these investment funds pursue, on a global basis, long-term investments in equity and debt securities in privately negotiated transactions, leveraged buyouts and acquisitions. As of August 1999, our corporate merchant banking funds had total committed capital of $9.5 billion. Other funds, with total committed capital of $7.8 billion as of August 1999, invest in real estate operating companies and debt and equity interests in real estate assets.

     Located around the world, our investment professionals identify, manage and sell investments on behalf of our merchant banking funds. Goldman Sachs has two subsidiaries that manage real estate assets, The Archon Group, L.P. and Archon Group (France) S.C.A. In addition, our merchant banking professionals work closely with other departments and benefit from the expertise of specialists in debt and equity research, investment banking, leveraged and mortgage finance and equity capital markets.

     Merchant banking activities generate three revenue streams. First, we receive a management fee that is generally a percentage of a fund's committed capital, invested capital, total gross acquisition cost or asset value. These annual management fees, which are included in our asset management revenues, have historically been a recurring source of revenue. Second, we receive from each fund, after that fund has achieved a minimum return for fund investors, an increased share of the fund's income and gains that is a percentage, typically 20%, of the capital appreciation and gains from the fund's investments. Revenues from the increased share of the funds' income and gains are included in commissions. Third, Goldman Sachs, as a substantial investor in these funds, is allocated its proportionate share of the funds' unrealized appreciation or depreciation arising from changes in fair value as well as gains and losses upon realization. These items are included in Trading and Principal Investments.

SECURITIES SERVICES

     Securities services consists predominantly of Global Securities Services, which provides prime brokerage, financing services and securities lending to a diversified U.S. and international customer base, including hedge funds, pension funds and high net worth individuals. Securities services also includes our matched book businesses.

     We offer prime brokerage services to our clients, allowing them the flexibility to trade with most brokers while maintaining a single source for financing and portfolio reports. Our prime brokerage activities provide multi-product clearing and custody in 50 markets, consolidated multi-currency accounting and reporting and offshore fund administration and servicing for our most active clients. Additionally, we provide financing to our clients through margin loans collateralized by securities held in the client's account. In recent years, we have significantly increased our prime brokerage client base.

     Securities lending activities principally involve the borrowing and lending of equity securities to cover customer and Goldman Sachs' short sales and to finance Goldman Sachs' long positions. In addition, we are an active participant in the securities lending broker-to-broker business and the third-party agency lending business. Trading desks in New York, Boston, London, Tokyo and Hong Kong provide 24-hour coverage in equity markets worldwide.

     Lenders of securities include pension funds, mutual funds, insurance companies, investment advisors, endowments, bank trust departments and individuals. We have entered into exclusive relationships with certain lenders that have given us access to large pools of securities, some of which are often hard to locate in the general lender market, providing us with a competitive advantage.

COMMISSIONS

     Goldman Sachs generates commissions by executing agency transactions on major stock and futures exchanges worldwide. We effect agency transactions for clients located throughout the world. In recent years, aggregate commissions have increased as a result of growth in transaction volume on the major exchanges. As discussed above, commissions also include the increased share of income and gains from merchant banking funds as well as commissions earned from brokerage transactions for high net worth individuals. For a discussion regarding our increased share of the income and gains from our merchant banking funds, see "-- Merchant Banking" above, and for a discussion regarding high net worth individuals, see "-- Asset Management -- Clients" above.

     In anticipation of continued growth in electronic connectivity and online trading, Goldman Sachs has made strategic investments in alternative trading systems to gain experience and participate in the development of this market. See "-- Internet Strategy" below for a further discussion of these investments, and see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems" for a discussion of the competitive risks posed by alternative trading systems generally.

                           GLOBAL INVESTMENT RESEARCH

     Our Global Investment Research Department provides fundamental research on economies, debt and equity markets, commodities markets, industries and companies on a worldwide basis. For over two decades, we have committed the resources on a global scale to develop an industry-leading position for our investment research products. We believe that investment research is a significant factor in our strong competitive position in debt and equity underwritings and in our generation of commission revenues.

     Global Investment Research employs a team approach that provides equity research coverage of approximately 2,700 companies worldwide, 53 economies and 26 stock markets. This is accomplished through four groups:

- the Economic Research group, which formulates macroeconomic forecasts for economic activity, foreign exchange, and interest rates based on the globally coordinated views of its regional economists;

- the Portfolio Strategy group, which forecasts equity market returns and provides recommendations on both asset allocation and industry representation;

- the Company/Industry group, which provides fundamental analysis, forecasts and investment recommendations for companies and industries worldwide. Equity research analysts are organized regionally by sector and globally into more than 20 industry teams, which allows for extensive collaboration and knowledge sharing on important investment themes; and

- the Commodities Research group, which provides research on the global commodity markets.

                               INTERNET STRATEGY

     We believe that Internet technology and electronic commerce will, over time, change the ways that securities are traded and distributed, creating both opportunities and challenges for our businesses. In response, we have a program of internal development and external investment.

     Internally, we are extending our global electronic trading and information distribution capabilities to our clients via the Internet. These capabilities cover many of our fixed income, equities and mutual fund products in markets around the world. We are also using the Internet to improve the ease and quality of communication with our institutional and high net worth clients. For example, investors have on-line access to our investment research, mutual fund data and valuation models and our high net worth clients are increasingly accessing their portfolio information over the Internet. We have also recently established GS-Online(SM), which, in conjunction with Goldman, Sachs & Co., acts as an underwriter of securities offerings via the Internet and other electronic means. GS-Online(SM) will deal initially only with other underwriters and syndicate members and not with members of the public.

     We have recently established a working group to focus primarily on utilizing the Internet to enhance and support our wealth management business.

     Externally, we have invested in electronic commerce concerns such as Bridge Information Systems, Inc., TradeWeb LLC, Archipelago, L.L.C., The BRASS Utility, L.L.C., OptiMark Technologies, Inc. and Wit Capital Group, Inc. Through these investments, we gain an increased understanding of business developments and opportunities in this emerging sector. For a discussion of how Goldman Sachs could be adversely affected by these developments, see "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly
Consolidating -- Our Revenues May Decline Due to Competition from Alternative Trading Systems".

                             INFORMATION TECHNOLOGY

     Technology is fundamental to our overall business strategy. Goldman Sachs is committed to the ongoing development, maintenance and use of technology throughout the organization. We have developed significant software and systems over the past several years. Our technology initiatives can be broadly categorized into three efforts:

- enhancing client service through increased connectivity and the provision of high value-added, tailored services;

- risk management; and

- overall efficiency and control.

     We have tailored our services to our clients by providing them with electronic access to our products and services. For example, we developed the GS Financial Workbench(SM), an Internet web site that clients and employees can use to download research reports, access earnings and valuation models, submit trades, monitor accounts, build and view presentations, calculate derivative prices and view market data. First made available in early 1995, the GS Financial Workbench(SM) represents a joint effort among all of our business areas to create one comprehensive site for clients and employees to access our products and services.

     We have also developed software that enables us to monitor and analyze our market and credit risks. This risk management

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

software not only analyzes market risk on firmwide, divisional and trading desk levels, but also breaks down our risk into its underlying exposures, permitting management to evaluate exposures on the basis of specific interest rate, currency rate, equity price or commodity price changes. To assist further in the management of our credit exposures, data from many sources are aggregated daily into credit management systems that give senior management and professionals in the Credit and Controllers Departments the ability to receive timely information with respect to credit exposures worldwide, including netting information, and the ability to analyze complex risk situations effectively. Our software accesses these data, allows for quick analysis at the level of individual trades and interacts with other Goldman Sachs systems.

     Technology has been a significant factor in improving the overall efficiency of many areas of Goldman Sachs. By automating many trading procedures, we have substantially increased our efficiency and accuracy.

     We currently have projects under way that are designed to ensure that our technology is Year 2000 compliant. See "Risk Factors -- Our Computer Systems and Those of Third Parties May Not Achieve Year 2000 Readiness -- Year 2000 Readiness Disclosure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management -- Operational and Year 2000 Risks -- Year 2000 Readiness Disclosure" for a further discussion of the risks we face in achieving Year 2000 readiness and our progress to date.

                                   EMPLOYEES

     Management believes that one of the strengths and principal reasons for the success of Goldman Sachs is the quality and dedication of its people and the shared sense of being part of a team. Goldman Sachs was ranked number seven in Fortune magazine's "The 100 Best Companies to Work for in America" in January 1999 and was ranked number three in Fortune magazine's 1999 "The Top 50 MBA Dream Companies", the highest ranking investment banking and securities firm in each case. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide.

     As of August 1999, we had approximately 14,500 employees. In addition, The Archon Group, L.P. and Archon Group (France) S.C.A., subsidiaries of Goldman Sachs that provide real estate services for our real estate investment funds, had a total of approximately 1,500 employees as of August 1999. Goldman Sachs is reimbursed for substantially all of the costs of these employees by these funds.

                                  COMPETITION

     The financial services industry -- and all of our businesses -- are intensely competitive, and we expect them to remain so. Our competitors are other brokers and dealers, investment banking firms, insurance companies, investment advisors, mutual funds, hedge funds, commercial banks and merchant banks. We compete with some of our competitors globally and with some others on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution, our products and services, innovation, reputation and price.

     Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

     In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market

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

share, which could result in pricing pressure in our businesses.

     This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors. This trend has also hastened the globalization of the securities and other financial services markets. As a result, we have had to commit capital to support our international operations and to execute large global transactions.

     It appears highly likely that federal financial modernization legislation will be enacted shortly. This pending legislation would significantly expand the activities permissible for firms affiliated with a U.S. bank. The legislation would, among other things, enable U.S. banks and insurance firms to affiliate, facilitate affiliations between U.S. banks and securities firms, and expand the permissible principal investing activities of U.S. banking organizations. See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating -- We Face Increased Competition Due to a Trend Toward Consolidation" for a discussion of the potential impact of this legislation.

     We believe that some of our most significant challenges and opportunities will arise outside the United States. In order to take advantage of these opportunities, we will have to compete successfully with financial institutions based in important non-U.S. markets, particularly in Europe. Some of these institutions are larger, better capitalized and have a stronger local presence and a longer operating history in these markets.

     We have experienced intense price competition in some of our businesses in recent years. For example, equity and debt underwriting discounts have been under pressure for a number of years and the ability to execute trades electronically, through the Internet and other alternative trading systems may increase the pressure on trading commissions. It appears that this trend toward alternative trading systems will continue and perhaps accelerate. Similarly, underwriting spreads in Latin American and other privatizations have been subject to considerable pressure. We believe that we may experience pricing pressures in these and other areas in the future as some of our competitors seek to obtain market share by reducing prices.

     See "Risk Factors -- The Financial Services Industry Is Intensely Competitive and Rapidly Consolidating" for a discussion of the competitive risks we face in our businesses.

                                   REGULATION

     Goldman Sachs' business is, and the securities and commodity futures and options industries generally are, subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of Goldman Sachs' shareholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Goldman, Sachs & Co. is registered as a broker-dealer and as an investment adviser with the SEC and as a broker-dealer in all 50 states and the District of Columbia. Self-regulatory organizations, such as the NYSE, adopt rules and examine broker-dealers, such as Goldman, Sachs & Co. In addition, state securities and other regulators also have regulatory or oversight authority over Goldman, Sachs & Co. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and self-regulatory authorities in virtually all countries where we have offices.

     Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or
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

elsewhere, may directly affect the mode of operation and profitability of Goldman Sachs.

     The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, our subsidiaries have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities, none of which has had a material adverse effect on us or our businesses.

     The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The Commodity Futures Trading Commission is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Goldman, Sachs & Co. is registered with the Commodity Futures Trading Commission as a futures commission merchant, commodity pool operator and commodity trading advisor.

     As a registered broker-dealer and member of various self-regulatory organizations, Goldman, Sachs & Co. is subject to the SEC's uniform net capital rule, Rule 15c3-1. This rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. Goldman, Sachs & Co. is also subject to the net capital requirements of the Commodity Futures Trading Commission and various securities and commodity exchanges. See Note 8 to the audited consolidated financial statements and Note 9 to the unaudited condensed consolidated financial statements for a discussion of our net capital.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     In January 1999, the SEC adopted revisions to its uniform net capital rule and related regulations that permit the registration of over-the-counter derivatives dealers as broker-dealers. An over-the-counter derivatives dealer can, upon adoption of a risk management framework in accordance with the new rules, utilize a capital requirement based upon proprietary models for estimating market risk exposures. We have established Goldman Sachs Financial Markets, L.P. and registered this company with the SEC as an over-the-counter derivatives dealer to conduct in a more capital efficient manner certain over-the-counter derivative businesses previously conducted in other affiliates.

     Goldman Sachs is an active participant in the international fixed income and equity markets. Many of our affiliates that participate in those markets are subject to comprehensive regulations that include some form of capital adequacy rule and other customer protection rules. For example, Goldman Sachs provides investment services in and from the United Kingdom under a regulatory regime that is undergoing comprehensive restructuring aimed at implementing the Financial Services Authority as the United Kingdom's unified regulator. The relevant Goldman Sachs entities in London are at present regulated by the Securities and Futures Authority Limited in respect of their investment banking, individual asset management, brokerage and principal trading activities, and the Investment Management Regulatory Organization in respect of their institutional asset management and fund management activities. Some of these Goldman Sachs entities are also regulated by the London Stock Exchange and other United Kingdom securities and commodities exchanges of which they are members. It is expected, however, that commencing in 2000 the responsibilities of the Securities and Futures Authority Limited and Investment Man-
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

agement Regulatory Organization will be taken over by the Financial Services Authority. The investment services that are subject to oversight by United Kingdom regulators are regulated in accordance with European Union directives requiring, among other things, compliance with certain capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similarly implemented, under the same directives, throughout the European Union and are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and Commodity Futures Trading Commission rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives and these local requirements can result in certain competitive disadvantages to Goldman Sachs. In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan as well as German, French and Swiss banking authorities, among others, regulate various of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC.

     Compliance with net capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt or pay dividends on our common stock.

                                 LEGAL MATTERS

     We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period.

MOBILEMEDIA SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in a purported class action lawsuit commenced on December 6, 1996 and pending in the U.S. District Court for the District of New Jersey. This lawsuit was brought on behalf of purchasers of common stock of MobileMedia Corporation in an underwritten offering in 1995 and purchasers of senior subordinated notes of MobileMedia Communications Inc. in a concurrent underwritten offering. Defendants are MobileMedia Corporation, certain of its officers and directors, and the lead underwriters, including Goldman, Sachs & Co. MobileMedia Corporation is currently reorganizing in bankruptcy.

     Goldman, Sachs & Co. underwrote 2,242,500 shares of common stock, for a total price of approximately $53 million, and Goldman Sachs International underwrote 718,750 shares, for a total price of approximately $17 million. Goldman, Sachs & Co. underwrote approximately $38 million in principal amount of the senior subordinated notes.

     The consolidated class action complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory and/or rescissory damages. In light of MobileMedia Corporation's bankruptcy, the action against it has been stayed. Defendants' motion to dismiss was denied in October 1998.

     The parties have entered into a stipulation of settlement, which is subject to certain conditions, including court approval.

ANTITRUST MATTERS

     Goldman, Sachs & Co. is one of numerous financial services companies that have been named as defendants in certain purported class actions brought in the U.S. District Court for the Southern District of New York by purchasers of securities in public offerings, who claim that the defendants engaged in conspiracies in violation of federal antitrust laws in connection with these offer-
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
ings. The plaintiffs in each instance seek treble damages as well as injunctive relief. One of the actions, which was commenced on August 21, 1998, alleges that the defendants have conspired to discourage or restrict the resale of securities for a period after the offerings, including by imposing "penalty bids". Defendants moved to dismiss the complaint in November 1998. The plaintiffs amended their complaint in February 1999, modifying their claims in various ways, including limiting the proposed class to retail purchasers of public offerings. On May 7, 1999, the defendants moved to dismiss the amended complaint.

     Several other actions were commenced, beginning on November 3, 1998, that allege that the defendants, many of whom are also named in the other action discussed above, have conspired to fix at 7% the discount that underwriting syndicates receive from issuers of shares in certain offerings. On March 15, 1999, the plaintiffs filed a consolidated amended complaint. The defendants moved to dismiss the consolidated amended complaint on April 29, 1999.

     Goldman, Sachs & Co. received a Civil Investigative Demand on April 29, 1999 from the U.S. Department of Justice requesting information with respect to its investigation of an alleged conspiracy among securities underwriters to fix underwriting fees.

     Hull Trading Co. L.L.C., an affiliate of The Goldman Sachs Group, Inc., is one of numerous market makers in listed equity options which have been named as defendants, together with five national securities exchanges, in a purported class action brought in the U.S. District Court for the Southern District of New York on behalf of persons who purchased or sold listed equity options. The consolidated class action complaint, filed on October 4, 1999 (which consolidated certain previously pending actions and added Hull Trading Co. L.L.C. and other market makers as defendants), generally alleges that the defendants engaged in a conspiracy to preclude the multiple listing of certain equity options on the exchanges and seeks treble damages under the antitrust laws as well as injunctive relief.

ROCKEFELLER CENTER PROPERTIES, INC. LITIGATION

     Several former shareholders of Rockefeller Center Properties, Inc. brought purported class actions in the U.S. District Court for the District of Delaware and the Delaware Court of Chancery arising from the acquisition of Rockefeller Center Properties, Inc. by an investor group in July 1996. The defendants in the actions include, among others, Goldman, Sachs & Co., Whitehall Real Estate Partnership V, a fund advised by Goldman, Sachs & Co., a Goldman, Sachs & Co. managing director and other members of the investor group. The federal court actions, which have since been consolidated, were filed beginning on November 15, 1996, and the state court action was filed on May 29, 1998.

     The complaints generally allege that the proxy statement disseminated to former Rockefeller Center Properties, Inc. stockholders in connection with the transaction was deficient, in violation of the disclosure requirements of the federal securities laws. The plaintiffs are seeking, among other things, unspecified damages, rescission of the acquisition, and/or disgorgement.

     In a series of decisions, the federal district court granted summary judgment dismissing all the claims in the federal action. The plaintiffs appealed those rulings.

     On July 19, 1999, the U.S. Court of Appeals for the Third Circuit rendered its decision affirming in part and vacating in part the lower court's entry of summary judgment dismissing the action. With respect to the claim as to which summary judgment was vacated, the appellate court held that the dis-trict court had committed a procedural error in converting the defendants' motion to dismiss into a motion for summary judgment and remanded for the district court to reconsider that claim under appropriate standards applicable to motions to dismiss. Plaintiffs have since sought leave to amend the complaint as to the remanded claim. The defendants have moved to dismiss the remanded claim and are opposing the plaintiffs' motion to amend it further.

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

     The state action has been stayed pending disposition of the federal action.

REICHHOLD CHEMICALS LITIGATION

     Reichhold Chemicals, Inc. and Reichhold Norway ASA brought a claim on March 30, 1998 in the Commercial Court in London against Goldman Sachs International in relation to the plaintiffs' 1997 purchase of the polymer division of one of Goldman Sachs International's Norwegian clients, Jotun A/S. The plaintiffs claim that they overpaid by $40 million based upon misrepresentations concerning the financial performance of the polymer division.

     In November 1998, the Commercial Court granted Goldman Sachs
International's application for a stay of the action pending the outcome of arbitration proceedings between Reichhold Chemicals, Inc. and Reichhold Norway ASA, on the one hand, and Jotun A/S in Norway, on the other. That stay order was upheld by an appellate court on June 28, 1999.

MATTERS RELATING TO MUNICIPAL SECURITIES

     Goldman, Sachs & Co., together with a number of other firms active in the municipal securities area, has received requests beginning in June 1995 for information from the SEC and certain other federal and state agencies and authorities with respect to the pricing of escrow securities sold by Goldman, Sachs & Co. to certain municipal bond issuers in connection with the advanced refunding of municipal securities. Goldman, Sachs & Co. understands that certain municipal bond issuers to which Goldman, Sachs & Co. sold escrow securities have also received such inquiries.

     There have been published reports that an action under the Federal False Claims Act was filed in February 1995 alleging unlawful and undisclosed overcharges in certain advance refunding transactions by a private plaintiff on behalf of the United States and that Goldman, Sachs & Co., together with a number of other firms, is a named defendant in that action. The complaint was reportedly filed under seal while the government determines whether it will pursue the claims directly.

     Goldman, Sachs & Co. is also one of many municipal underwriting firms that have been named as defendants in a purported class action brought on November 24, 1998 in the U.S. District Court for the Middle District of Florida by the Clerk of Collier County, Florida on behalf of municipal issuers which purchased escrow securities since October 1986 in connection with advance refundings. The amended complaint alleges that the securities were excessively "marked up" in violation of the Investment Advisers Act and Florida law, and that the defendants violated the federal antitrust laws in connection with the prices at which escrow securities were sold to municipal issuers. The complaint seeks to recover the difference between the actual and alleged "fair" prices of the escrow securities and to treble the alleged damages with respect to the antitrust claim.

AMF SECURITIES LITIGATION

     The Goldman Sachs Group, L.P., Goldman, Sachs & Co. and a Goldman, Sachs & Co. managing director have been named as defendants in several purported class action lawsuits beginning on April 27, 1999 in the U.S. District Court for the Southern District of New York. The lawsuits, which have been consolidated, were brought on behalf of purchasers of stock of AMF Bowling, Inc. in an underwritten initial public offering of 15,525,000 shares of common stock in November 1997 at a price of $19.50 per share. Defendants are AMF Bowling, Inc., certain officers and directors of AMF Bowling, Inc. (including the Goldman, Sachs & Co. managing director), and the lead underwriters of the offering (including Goldman, Sachs & Co.). The consolidated amended complaint alleges violations of the disclosure requirements of the federal securities laws and seeks compensatory damages and/or rescission. The complaint asserts that The Goldman Sachs Group, L.P. and the Goldman, Sachs & Co. managing director are liable as controlling persons under the federal securities laws because certain funds managed by Goldman Sachs owned a majority of the outstanding common stock of AMF Bowling, Inc. and the

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managing director served as its chairman at the time of the offering.

IRIDIUM SECURITIES LITIGATION

     Goldman, Sachs & Co. has been named as a defendant in two purported class action lawsuits commenced, beginning on May 26, 1999, in the U.S. District Court for the District of Columbia. These lawsuits were brought on behalf of purchasers of Class A common stock of Iridium World Communications, Ltd. in a January 1999 underwritten secondary offering of 7,500,000 shares of Class A common stock at a price of $33.40 per share, as well as in the secondary market. The defendants in the actions include Iridium, certain of its officers and directors, Motorola, Inc. (an investor in Iridium) and the lead underwriters in the offering, including Goldman, Sachs & Co.

     The complaints in both actions allege violations of the disclosure requirements of the federal securities laws and seek compensatory and/or rescissory damages. Goldman, Sachs & Co. underwrote 996,500 shares of common stock and Goldman Sachs International underwrote 320,625 shares of common stock, for a total offering price of approximately $44 million.

     On August 13, 1999, Iridium World Communications, Ltd. filed for protection under the U.S. bankruptcy laws.

HUD LITIGATION

     In September 1999, Goldman, Sachs & Co. was notified by the civil division of the United States Attorney's Office for the District of Columbia that it is a named defendant, along with other unidentified entities, in a civil action brought by a private party in the U.S. District Court for the District of Columbia under the qui tam provisions of the federal False Claims Act in connection with certain auctions of competitive loans on behalf of the U.S. Department of Housing and Urban Development. Goldman, Sachs & Co. has not been provided with the complaint, which has been filed under seal, but has been informed that the complaint alleges, among other things, that (i) Goldman, Sachs & Co. and its bidding partners improperly directed approximately $4.7 billion of government owned notes for prices below that which would have been obtained in full and fair competition, (ii) the U.S. Department of Housing and Urban Development's financial advisor in connection with such auctions provided Goldman, Sachs & Co. and its bidding partners with information not available to competing bidders relating to the details of competing bids, the value of the assets being sold, and the structure of the sales, and (iii) in one instance, Goldman, Sachs & Co. and its bidding partners were awarded assets despite not being the highest bidder. Pursuant to the False Claims Act, the complaint remains under seal pending the government's investigation and consideration as to whether to intervene in the action. The complaint does not state a monetary amount of damages. Under the False Claims Act, any damage award could be trebled.

                                   PROPERTIES

     Our principal executive offices are located at 85 Broad Street, New York, New York, and comprise approximately 969,000 square feet of leased space, pursuant to a lease agreement expiring in June 2008 (with an option to renew for up to 20 additional years). We also occupy over 500,000 square feet at each of 1 New York Plaza and 10 Hanover Square in New York, New York, pursuant to lease agreements expiring in September 2004 (with an option to renew for ten years) and June 2018, respectively. We also have a 15-year lease for approximately 590,000 square feet at 180 Maiden Lane in New York, New York, that expires in March 2014. In total, we lease over 3.1 million square feet in the New York area, having more than doubled our space since November 1996. We have additional offices in the United States and elsewhere in the Americas. Together, these offices comprise approximately 650,000 square feet of leased space.

     Consistent with Goldman Sachs' global approach to its business, we also have offices in Europe, Asia, Africa and Australia. In Europe, we have offices that total approximately 790,000 square feet. Our largest presence in Europe is in London, where we lease approximately 639,000 square feet through
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various leases, with the principal one, for Peterborough Court, expiring in
2016. An additional 396,000 square feet of leased space in London is expected to be occupied during 2001.

     In Asia, we have offices that total approximately 360,000 square feet. Our largest offices in these regions are in Tokyo and Hong Kong. In Tokyo, we currently lease approximately 175,000 square feet under leases that expire between November 1999 and June 2005. In Hong Kong, we currently lease approximately 103,000 square feet under a lease that expires in May 2000. We recently entered into a new 12-year lease in Hong Kong for approximately 190,000 square feet. There are also significant expansion efforts underway in Tokyo and Singapore.

     Our space requirements have increased significantly over the last several years. Currently, Goldman Sachs is at or near capacity at most of its locations. As a result, we have been actively leasing additional space to support our anticipated growth. Based on our progress to date, we believe that we will be able to acquire additional space to meet our anticipated needs.

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                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning our directors and executive officers:

    NAME                             AGE                            POSITION
    ----                             ---                            --------
    Henry M. Paulson, Jr.            53       Director, Chairman and Chief Executive Officer
    Robert J. Hurst                  53       Director and Vice Chairman
    John A. Thain                    44       Director, President and Co-Chief Operating Officer
    John L. Thornton                 45       Director, President and Co-Chief Operating Officer
    Sir John Browne                  51       Director
    John H. Bryan                    63       Director
    James A. Johnson                 55       Director
    John L. Weinberg                 74       Director
    Robert J. Katz                   51       General Counsel and Executive Vice President
    Gregory K. Palm                  51       General Counsel and Executive Vice President
    Leslie M. Tortora                43       Chief Information Officer and Executive Vice
                                                President
    David A. Viniar                  44       Chief Financial Officer and Executive Vice President
    Barry L. Zubrow                  46       Chief Administrative Officer and Executive Vice
                                                President

                            ------------------------

     Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each director and executive officer follows.

     Mr. Paulson has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its Chairman and Chief Executive Officer since May 1999. He was Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. from June 1998 to May 1999 and served as Chief Operating Officer from December 1994 to June 1998. From 1990 to November 1994, he was Co-Head of Investment Banking.

     Mr. Hurst has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its Vice Chairman since May 1999. He was Vice Chairman of The Goldman Sachs Group, L.P. from February 1997 to May 1999 and has served as Head or Co-Head of Investment Banking since 1990. He is also a director of VF Corporation and IDB Holding Corporation Ltd.

     Mr. Thain has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its President and Co-Chief Operating Officer since May 1999. He was President of The Goldman Sachs Group, L.P. from March 1999 to May 1999 and Co-Chief Operating Officer from January 1999 to May 1999. From December 1994 to March 1999, he served as Chief Financial Officer and Head of Operations, Technology and Finance. From July 1995 to September 1997, he was also Co-Chief Executive Officer for European Operations. In 1990, Mr. Thain transferred from FICC to Operations, Technology and Finance to assume responsibility for Controllers and Treasury. From 1985 to 1990, Mr. Thain was in FICC where he established and served as Co-Head of the Mortgage Securities Department. Mr. Thain is a director of The Depository Trust Company.

     Mr. Thornton has been a director of The Goldman Sachs Group, Inc. since August 1998, and has been its President and Co-Chief Operating Officer since May 1999. He was President of The Goldman Sachs Group, L.P. from March 1999 to May 1999 and Co-Chief Operating Officer of The Goldman Sachs Group, L.P. from January 1999 to May 1999. From August 1998 until January 1999, he had oversight responsibility for International Operations. From September 1996 until August 1998, he was Chairman, Goldman Sachs -- Asia, in addition to his senior strategic responsibilities in Europe. From July 1995 to September 1997, he was Co-Chief Executive Officer for European

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
Operations. From 1994 to 1995, he was Co-Head of Investment Banking in Europe and from 1992 to 1994 was Head of European Investment Banking Services. Mr. Thornton is also a director of the Ford Motor Company, BSkyB PLC, Laura Ashley PLC and the Pacific Century Group.

     Sir John Browne has been a director of The Goldman Sachs Group, Inc. since May 1999. He has been Group Chief Executive of BP Amoco p.l.c. since January 1999. He was Group Chief Executive of The British Petroleum Company from 1995 to 1999, having served as a Managing Director since 1991. Sir John is also a director of SmithKline Beecham p.l.c. and the Intel Corporation, a member of the supervisory board of DaimlerChrysler AG and a trustee of the British Museum.

     Mr. Bryan has been a director of The Goldman Sachs Group, Inc. since November 1999. He has been Chairman of the Board and Chief Executive Officer of Sara Lee Corporation since 1976. He is a director of BP Amoco p.l.c. and General Motors Corporation. Mr. Bryan is a past Chairman and a director of the Grocery Manufacturers of America, Inc., a member of The Business Council and the Business Roundtable and a director and past national Chairman of the Business Committee for the Arts. He is a past Chairman of Catalyst and a trustee of the University of Chicago, Vice Chairman of the Board of Trustees of The Art Institute of Chicago and former Chairman of the Chicago Council on Foreign Relations.

     Mr. Johnson has been a director of The Goldman Sachs Group, Inc. since May 1999. He has been Chairman of the Executive Committee of the Board of Directors of Fannie Mae since January 1999. He was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through December 1998. Mr. Johnson is also a director of the Cummins Engine Company, Dayton Hudson Corporation, UnitedHealth Group and Kaufman and Broad Home Corporation, Chairman of the John F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution.

     Mr. Weinberg has been a director of The Goldman Sachs Group, Inc. since May 1999. He was Senior Chairman of The Goldman Sachs Group, L.P. from 1990 to May 1999. From 1984 to 1990, he was Senior Partner and Chairman and, from 1976 to 1984, he served both as Senior Partner and Co-Chairman. Mr. Weinberg is also a director of Knight-Ridder, Inc., Providian Financial Corp. and Tricon Global Restaurants, Inc.

     Mr. Katz has been General Counsel and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999. He was General Counsel of The Goldman Sachs Group, L.P. or its predecessor from 1988 to May 1999. From 1980 to 1988, Mr. Katz was a partner in Sullivan & Cromwell.

     Mr. Palm has been General Counsel and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999. He was General Counsel of The Goldman Sachs Group, L.P. from 1992 to May 1999. He also has senior oversight responsibility for Compliance and Management Controls, and is Co-Chairman of the Global Compliance and Control Committee. From 1982 to 1992, Mr. Palm was a partner in Sullivan & Cromwell.

     Ms. Tortora has been Chief Information Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Head of Information Technology since March 1999. She was Chief Information Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. She has headed Goldman Sachs' global technology efforts since 1994.

     Mr. Viniar has been Chief Financial Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Co-Head of Operations, Finance and Resources since March 1999. He was Chief Financial Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. From July 1998 until March 1999, he was Deputy Chief Financial Officer and from 1994 until July 1998, he was Head of Finance, with responsibility for Controllers and Treasury. From 1992 to 1994, Mr. Viniar was Head of Treasury and immediately prior to then was in the Structured Finance Department of Investment Banking.

     Mr. Zubrow has been Chief Administrative Officer and an Executive Vice President of The Goldman Sachs Group, Inc. since May 1999 and has been Co-Head of Operations, Finance and Resources since March 1999. He was Chief Administrative Officer of The Goldman Sachs Group, L.P. from March 1999 to May 1999. From 1994 until then he was chief credit officer and Head of the Credit Department. From 1992 to 1994, Mr. Zubrow was Head of the Midwest Group in the Corporate Finance Department of Investment Banking.

     There are no family relationships between any of the executive officers or directors of Goldman Sachs.

                         THE MANAGEMENT AND PARTNERSHIP
                                   COMMITTEES

     In January 1999, the Management and Partnership Committees were constituted as part of Goldman Sachs' overall governance structure. The Management Committee, which is chaired by Mr. Paulson, has responsibility for policy, strategy and management of our businesses. In addition to Messrs. Paulson, Thain, Thornton, Hurst, Katz and Viniar and Ms. Tortora, the members of this committee and their principal positions within Goldman Sachs are: Lloyd C. Blankfein (Co-Head, FICC), Richard A. Friedman (Co-Head, Merchant Banking), Steven "Mac" M. Heller (Co-Head, Investment Banking), Robert S. Kaplan (Co-Head, Investment Banking), John P. McNulty (Head, Investment Management), Michael P. Mortara (Co-Head, FICC), Philip D. Murphy (Head, Wealth Management), Daniel M. Neidich (Co-Head, Merchant Banking), Robin Neustein (Co-Head, Private Equity Group of Asset Management), Mark Schwartz (Chairman, Goldman Sachs -- Asia), Robert K. Steel (Co-Head, Equities), Patrick J. Ward (Co-Head, Equities and Deputy Chairman -- Europe) and Peter A. Weinberg (Co-Head, Investment Banking and Deputy Chairman -- Europe). Mr. Palm is counsel to the Management Committee.

     The Partnership Committee, which is chaired by Messrs. Thain and Thornton, oversees personnel development and career management issues. It focuses on such matters as recruiting, training, performance evaluation, diversity, mobility and succession planning and, together with the Management Committee, is integral in the process of selecting and compensating managing directors. In addition to Messrs. Thain, Thornton and Palm and Ms. Neustein, the members of this committee and their principal positions within Goldman Sachs are: David W. Blood (Co-Head, Asset Management), Gary D. Cohn (Head, FICC Commodities and Emerging Markets), Richard J. Gnodde (President, Goldman Sachs -- Asia), Jacob D. Goldfield (Head, FICC -- Europe), David B. Heller (Head, Equities Derivatives Trading), Kevin W. Kennedy (Managing Director), Robert B. Morris III (Head, Global Investment Research), Simon M. Robertson (President, Goldman Sachs -- Europe), Esta E. Stecher (Head, Tax), John S. Weinberg (Co-Head, Investment Banking Services) and Jon Winkelried (Head, Leveraged Finance).

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

     Our charter provides for a classified board of directors consisting of three classes. The term of the initial Class I directors will terminate on the date of the 2000 annual meeting of shareholders, the term of the initial Class II directors will terminate on the date of the 2001 annual meeting of shareholders and the term of the initial Class III directors will terminate on the date of the 2002 annual meeting of shareholders. Messrs. Thain and Thornton are members of Class I, Sir John Browne and Messrs. Johnson and John L. Weinberg are members of Class II and Messrs. Bryan, Hurst and Paulson are members of Class III. Beginning in 2000, at each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors have been elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

     Our board of directors meets at least quarterly.

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

DIRECTOR COMPENSATION

     Directors who are not employees of or advisors to Goldman Sachs or an affiliate receive an annual retainer and committee and meeting fees as follows:

Annual Retainer...................  $35,000
Committee Chair...................   25,000
Committee Member..................   15,000
Attendance at Board or Committee
  Meeting.........................    1,000

     For the 1999 calendar year, the annual retainer is payable in our common stock and the committee fees are payable at the election of the non-employee director in either cash or common stock. Beginning with the 2000 calendar year, the annual retainer and the committee fees will be paid in fully vested restricted stock units issued under our 1999 stock incentive plan. The meeting fees are payable in cash. In addition, each non-employee director was awarded an initial grant of 3,000 fully vested restricted stock units under our 1999 stock incentive plan. Restricted stock units awarded to non-employee directors generally provide for delivery of shares of common stock on the last business day in May in the year following the non-employee director's retirement from the board.

     Mr. John L. Weinberg provides senior advisory services to Goldman Sachs, receives annual compensation of $2 million and participates in various employee benefit plans. The agreement under which Mr. Weinberg performs these services expires November 24, 2000, unless earlier terminated on 90 days' notice.

     Directors who are also employees of or advisors to Goldman Sachs or an affiliate receive no compensation for serving as a director of Goldman Sachs.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has an Audit Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. Sir John Browne and Messrs. John H. Bryan and James A. Johnson are the current members of our Audit Committee. Our Audit Committee, chaired by Sir John Browne, recommends for approval by our board of directors a firm of independent accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed. The Audit Committee, among other things, monitors the activities of our internal auditors and our independent accountants, reviews the results and scope of the audit services provided by our independent accountants and reviews the results of the internal and external audit work to assess the adequacy and appropriateness of our financial and accounting controls.

     Our board of directors also has a Compensation Committee, composed of directors who are not employed by Goldman Sachs or affiliated with management. Sir John Browne and Messrs. John H. Bryan and James A. Johnson are the current members of our Compensation Committee. Our Compensation Committee, chaired by Mr. Johnson, is responsible for reviewing and approving salaries and other matters relating to the compensation of our key executives. The Compensation Committee is also responsible for overseeing the committees appointed by our board of directors to administer our 1999 stock incentive plan, our defined contribution plan and our partner compensation plan.

     Our board of directors may from time to time establish other committees to facilitate the management of Goldman Sachs.

                             EXECUTIVE COMPENSATION

     Prior to our initial public offering, our business was carried on in partnership form. As a result, meaningful individual compensation information for directors and executive officers of Goldman Sachs based on operating in corporate form is not available for periods prior to our initial public offering. However, Goldman Sachs does not believe that the aggregate compensation that will be paid in fiscal 1999 to the continuing named executive officers referred to below will exceed levels that are customary for similarly-situated executives in the investment banking industry.

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

     The following table sets forth compensation information for our Chief Executive Officer, three of our continuing executive officers named under "-- Directors and Executive Officers" and two former executive officers of The Goldman Sachs Group, L.P. (the "named executive officers").

                    FISCAL 1998 COMPENSATION INFORMATION(1)

NAME AND PRINCIPAL POSITION
---------------------------
Henry M. Paulson, Jr.,......................................  $12,700,000
1998: Co-Chairman and Co-Chief Executive Officer
  (1999: Director, Chairman and Chief Executive Officer)
Robert J. Hurst,............................................   11,300,000
  1998: Vice Chairman
  (1999: Director and Vice Chairman)
John A. Thain,..............................................   11,200,000
  1998: Chief Financial Officer
  (1999: Director, President and Co-Chief Operating Officer)
John L. Thornton,...........................................    9,900,000
  1998: Chairman of International Operations
  (1999: Director, President and Co-Chief Operating Officer)
Jon S. Corzine(2),..........................................   12,800,000
  1998: Co-Chairman and Co-Chief Executive Officer
Roy J. Zuckerberg(3),.......................................   11,000,000
  1998: Vice Chairman

     -------------------------
     (1) The amounts in the table represent compensation for fiscal 1998 only and do not include that portion of each named executive officer's total partnership return from The Goldman Sachs Group, L.P. in 1998 attributable to a return on his invested capital or to his share of the income from investments made by Goldman Sachs in prior years that was allocated to the individuals who were partners in those years. The return on invested capital for each named executive officer was determined using a rate of 12%, the actual fixed rate of return that was paid in 1998 to our retired limited partners on their long-term capital.
     (2) Mr. Corzine resigned in May 1999.
     (3) Mr. Zuckerberg retired in November 1998.

                             ----------------------

     Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers. Each of Messrs. Paulson, Hurst, Thain, Thornton, Corzine and Zuckerberg has accrued benefits under the employees' pension plan entitling him to receive annual benefits upon retirement at age 65 of $10,533, $10,533, $7,074, $11,801, $9,942 and $7,721,
respectively. These benefits had accrued prior to November 1992 and none of the named executive officers has earned additional benefits under the pension plan since November 1992.

                         EMPLOYMENT, NONCOMPETITION AND
                               PLEDGE AGREEMENTS

     In connection with our initial public offering, we entered into employment agreements with each profit participating limited partner who continued as a managing director and pledge agreements and agreements relating to noncompetition and other covenants with all of the managing directors who were profit participating limited partners, whether or not they retired, including, in both cases, each managing director who is a member of our board of directors or is an executive officer.

     The following are descriptions of the material terms of the employment, noncompetition and pledge agreements with the managing directors who were profit participating limited partners. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of each agreement. See "Available Information".

EMPLOYMENT AGREEMENTS

     Each employment agreement has an initial term extending through November 24, 2000 (thereafter no set term), requires each continuing managing director who was a profit participating limited partner to devote his or her entire working time to the business and affairs of Goldman Sachs and generally may be terminated at any time by either that managing director or Goldman Sachs on 90 days' prior written notice.

     Goldman Sachs entered into similar employment agreements with all other managing directors, except that they have no set term.

NONCOMPETITION AGREEMENTS

     Each noncompetition agreement provides as follows:

     CONFIDENTIALITY. Each managing director who was a profit participating limited partner is required to protect and use "confidential information" in accordance with the restrictions placed by Goldman Sachs on its use and disclosure.

     NONCOMPETITION. During the period ending 12 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not:

- form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

- associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity that had a relationship to that managing director's activities at Goldman Sachs.

When we refer to a "competitive enterprise", we are referring to any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged.

     NONSOLICITATION. During the period ending 18 months after the date a managing director who was a profit participating limited partner ceases to be employed by Goldman Sachs, that managing director may not, directly or indirectly, in any manner:

- solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with Goldman Sachs, to transact business with a competitive enterprise or reduce or refrain from doing any business with Goldman Sachs;

- interfere with or damage any relationship between Goldman Sachs and any client or prospective client; or

- solicit any employee of Goldman Sachs to apply for, or accept employment with, any competitive enterprise.

     TRANSFER OF CLIENT RELATIONSHIPS. Each managing director who was a profit participating limited partner is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by Goldman Sachs during a 90-day cooperation period to maintain for Goldman Sachs the business, goodwill and business relationships with Goldman Sachs' clients with which he or she worked.

     LIQUIDATED DAMAGES. In the case of any breach of the noncompetition or nonsolicitation provisions prior to May 2004, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each managing director who initially served on the board of directors, the Management Committee or the Partnership Committee of Goldman Sachs is $15 million, and the amount of liquidated damages for each other managing director who was a profit participating limited partner is $10 million. These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the

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

breach of any noncompetition or nonsolicitation provisions contained in those awards.

PLEDGE AGREEMENT

     The liquidated damages provisions of each noncompetition agreement are secured by a pledge of stock or other assets with an initial value equal to 100% of the applicable liquidated damages amount.

     Each pledge agreement will terminate on the earliest to occur of:

- the death of the relevant managing director;

- the expiration of the 24-month period following the termination of the employment of the relevant managing director; or

- May 2004.

NONEXCLUSIVITY AND ARBITRATION

     The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief that Goldman Sachs may be entitled to for a breach of a noncompetition agreement and, after the termination of the pledge agreement, Goldman Sachs will be entitled to all available remedies for a breach of a noncompetition agreement.

     The employment, noncompetition and pledge agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                  THE EMPLOYEE INITIAL PUBLIC OFFERING AWARDS

BACKGROUND

     In connection with our initial public offering, we provided awards to our employees and a limited number of consultants and advisors, other than managing directors who were profit participating limited partners, in one or more of the following forms:

- substantially all employees received a grant of restricted stock units awarded based on a formula with respect to an aggregate of 30,025,946 shares of common stock;

- certain senior employees, principally managing directors who were not profit participating limited partners, were selected to participate in the defined contribution plan described below, to which Goldman Sachs made an initial irrevocable contribution of 12,555,866 shares of common stock;

- certain employees received a grant of restricted stock units awarded on a discretionary basis with respect to an aggregate of 33,292,869 shares of common stock; and

- certain employees received a grant of options to purchase shares of common stock awarded on a discretionary basis with respect to an aggregate of 40,127,592 shares of common stock.

     The restricted stock units awarded to employees on a discretionary and a formula basis confer only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of Goldman Sachs until the common stock underlying such award is delivered. While these restricted stock units are outstanding, amounts equal to regular cash dividends that would have been paid on the common stock underlying these units if the common stock had been actually issued are paid in cash at about the same time that the dividends are paid generally to the shareholders. These amounts are recorded as compensation expense since the underlying shares of common stock have not been issued.

     Any shares of common stock acquired by a managing director pursuant to the awards will be subject to the shareholders' agreement described in "Certain Relationships and Related Transactions -- Shareholders' Agreement".

     See Note 6 to the unaudited condensed consolidated financial statements for further information regarding these awards.

CHANGE IN CONTROL

     If a change in control occurs and within 18 months thereafter a grantee's or participant's employment is terminated by Goldman Sachs other than for cause (as defined in the applicable award agreement) or the grantee or participant terminates employment for

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

good reason (as defined in the applicable award agreement):

- the common stock underlying any outstanding restricted stock units will be delivered;

- any outstanding unexercised options to purchase shares of common stock will become exercisable; and

- under the defined contribution plan, any unvested portion of the common stock attributable to the initial contribution by Goldman Sachs to the defined contribution plan will vest and be distributed.

     "Change in control" means the consummation of a business combination involving The Goldman Sachs Group, Inc., unless immediately following the business combination, either:

- at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of The Goldman Sachs Group, Inc. that were outstanding immediately prior to the transaction; or

- at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were incumbent directors (including directors whose election or nomination was approved by the incumbent directors) of The Goldman Sachs Group, Inc. at the time of the board of directors' approval of the execution of the initial agreement providing for the transaction.

THE STOCK INCENTIVE PLAN

     The following is a description of the material terms of the 1999 stock incentive plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the stock incentive plan. See "Available Information".

     TYPES OF AWARDS. The stock incentive plan provides for grants of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     SHARES SUBJECT TO THE STOCK INCENTIVE PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to adjustment as described below, the total number of shares of common stock of The Goldman Sachs Group, Inc. that may be issued under the stock incentive plan through its fiscal year ending in 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent (5%) of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. These shares may be authorized but unissued common stock or authorized and issued common stock held in Goldman Sachs' treasury or otherwise acquired for the purposes of the stock incentive plan. If any award is forfeited or is otherwise terminated or canceled without the delivery of shares of common stock, if shares of common stock are surrendered or withheld from any award to satisfy a grantee's income tax or other withholding obligations, or if shares of common stock owned by a grantee are tendered to pay the exercise price of awards, then such shares will again become available under the stock incentive plan. No more than 200,000,000 shares of common stock may be available for delivery in connection with the exercise of incentive stock options. The maximum number of shares of common stock with respect to which options or stock appreciation rights may be granted to an individual grantee in 1999 is 3,500,000 shares of common stock and, in each fiscal year that follows, is 110% of the maximum number of shares of common stock applicable for the preceding fiscal year.

     Our Stock Incentive Plan Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the stock incentive plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock,
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

or any other event that the Stock Incentive Plan Committee determines affects our capitalization.

     ELIGIBILITY. Awards may be made to any director, officer or employee of Goldman Sachs, including any prospective employee, and to any consultant or advisor to Goldman Sachs selected by the Stock Incentive Plan Committee.

     ADMINISTRATION. The Stock Incentive Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton, administers the stock incentive plan. Our Compensation Committee oversees the Stock Incentive Plan Committee and makes awards to our executive officers.

     The Stock Incentive Plan Committee has the authority to construe, interpret and implement the stock incentive plan, and prescribe, amend and rescind rules and regulations relating to the stock incentive plan. The determination of the Stock Incentive Plan Committee on all matters relating to the stock incentive plan or any award agreement is final and binding.

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Stock Incentive Plan Committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock from Goldman Sachs (at the price set forth in the award agreement), and stock appreciation rights in such amounts, and subject to such terms and conditions, as the Stock Incentive Plan Committee may determine. No grantee of an option or stock appreciation right will have any of the rights of a shareholder of The Goldman Sachs Group, Inc. with respect to shares subject to their award until the issuance of the shares.

     RESTRICTED STOCK. The Stock Incentive Plan Committee may grant restricted shares of common stock in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Stock Incentive Plan Committee may include in the award agreement.

     RESTRICTED STOCK UNITS. The Stock Incentive Plan Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of Goldman Sachs and no rights as a shareholder of The Goldman Sachs Group, Inc. until the common stock underlying the restricted stock units is delivered.

     OTHER EQUITY-BASED AWARDS. The Stock Incentive Plan Committee may grant other types of equity-based awards, including the grant of unrestricted shares, in amounts, and subject to terms and conditions, as the Stock Incentive Plan Committee may determine. These awards may involve the transfer of actual shares of common stock, or the payment in cash or otherwise of amounts based on the value of shares of common stock, and may include awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

     CHANGE IN CONTROL. The Stock Incentive Plan Committee may provide in any award agreement for provisions relating to a change in control of The Goldman Sachs Group, Inc. or any of its subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

     DIVIDEND EQUIVALENT RIGHTS. The Stock Incentive Plan Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of common stock covered by such award as if such shares were then outstanding.

     NONASSIGNABILITY. Except to the extent otherwise provided in the award agreement or approved by the Stock Incentive Plan Committee, no award or right granted to any person under the stock incentive plan is assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights are exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

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

     AMENDMENT AND TERMINATION. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise or amend the stock incentive plan and the Stock Incentive Plan Committee may amend the terms of any award in any respect.

THE DEFINED CONTRIBUTION PLAN

     The defined contribution plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following is a description of the material terms of the defined contribution plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the defined contribution plan. See "Available Information".

     ELIGIBILITY AND PARTICIPATION. Our board of directors or the Defined Contribution Plan Committee, a committee appointed by our board of directors, select the employees to participate in the defined contribution plan.

     CONTRIBUTIONS. Goldman Sachs made an initial irrevocable contribution to the Defined Contribution Plan Trust, the trust underlying the defined contribution plan, of 12,555,866 shares of common stock simultaneously with the consummation of our initial public offering. Goldman Sachs may contribute additional shares of common stock or cash to the Defined Contribution Plan Trust from time to time in its sole discretion. We currently intend to make ongoing contributions to the defined contribution plan and to reallocate forfeitures under the defined contribution plan to participants.

     ALLOCATION OF CONTRIBUTIONS. Each participant has an account in his or her name. There is also a separate, unallocated account to which any forfeitures of common stock are credited pending reallocation to participants. The Defined Contribution Plan Committee designates the number of shares of common stock allocable to the account of each participant. Any common stock remaining in the unallocated account as of the last day of each plan year due to forfeitures and any distributions received on common stock credited to the unallocated account will be reallocated among the accounts of participants who are employed by Goldman Sachs on the last day of each plan year pro rata to each such participant's share of Goldman Sachs contributions, for that plan year, or on such other formulaic basis as the Defined Contribution Plan Committee may determine.

     VOTING AND TENDERING OF COMMON STOCK. Shares of common stock allocated to participants who are parties to the shareholders' agreement referred to below will be voted in accordance with the shareholders' agreement and will be tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participants if the transfer restrictions under the shareholders' agreement are waived (and will not be tendered if the transfer restrictions are not waived). See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions. Any shares of common stock allocated to accounts of participants who are not subject to the shareholders' agreement will be voted and tendered by the trustee of the Defined Contribution Plan Trust in accordance with confidential instructions provided by the participant. Shares held in participants' accounts with respect to which the trustee of the Defined Contribution Plan Trust does not receive voting or tendering directions will not be voted or tendered.

     Shares of common stock held in the unallocated account will be voted or tendered by the trustee in the same proportion as the shares of common stock allocated to participants' accounts with respect to which voting or tendering instructions are received.

     DIVIDENDS. Any cash dividends on shares of common stock allocated to a participant's account are distributed to each participant after the end of the calendar quarter in which such dividend is received.

     VESTING AND DISTRIBUTION. With respect to the initial contribution of common stock to the defined contribution plan, the right to receive shares of common stock allocated to a participant's account generally will become vested, and the common stock generally will be distributable, in equal installments in June 2002, June 2003 and June 2004 if the participant satisfies certain conditions and the participant's employment with Goldman Sachs has not been terminated, with certain exceptions for termination due to death or following a change in control.

     With respect to contributions to the defined contribution plan (other than the initial contribution), the Defined Contribution Plan Committee may determine the dates on which the right to receive common stock (or cash) allocated to a participant's account will vest and be distributable.

     ADMINISTRATION OF THE DEFINED CONTRIBUTION PLAN. The defined contribution plan is administered by the Defined Contribution Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton. Our Compensation Committee oversees the Defined Contribution Plan Committee and makes awards to our executive officers.

     AMENDMENTS. Subject to limitations with respect to contributions previously made to the defined contribution plan, our board of directors reserves the right to modify, alter, amend or terminate the defined contribution plan or the Defined Contribution Plan Trust. No modification or amendment of the defined contribution plan may be made which would cause or permit any part of the assets of the Defined Contribution Plan Trust to be used for, or diverted to, purposes other than for the exclusive benefit of participants or their beneficiaries, or which would cause any part of the assets of the Defined Contribution Plan Trust to revert to or become the property of Goldman Sachs.

     LIMIT ON LIABILITY. All distributions under the defined contribution plan are paid or provided solely from the assets of the Defined Contribution Plan Trust and Goldman Sachs has no responsibility or liability to any participant or beneficiary relating to the common stock or other assets of the Defined Contribution Plan Trust. The agreement establishing the Defined Contribution Plan Trust provides that no creditor of Goldman Sachs will have any rights to the assets of the Defined Contribution Plan Trust.

                         THE PARTNER COMPENSATION PLAN

OVERVIEW

     To perpetuate the sense of partnership and teamwork that exists among our senior professionals, and to reinforce the alignment of employee and shareholder interests, our board of directors adopted a partner compensation plan for the purpose of compensating senior professionals. The partner compensation plan is administered by the Partner Compensation Plan Committee, consisting of Messrs. Paulson, Hurst, Thain and Thornton. Our Compensation Committee oversees the Partner Compensation Plan Committee.

     Individuals are selected to participate in the partner compensation plan for a one- or two-fiscal year cycle. Upon selection to the partner compensation plan, participants are allocated a percentage interest in a pool for annual bonus payments in addition to base salaries. The size of the pool is established by the Partner Compensation Plan Committee annually, taking into account our results of operations and other measures of financial performance. The Partner Compensation Plan Committee may also retain an unallocated percentage of the pool that it may allocate among participants at fiscal year end in its sole discretion. By linking the participant's annual bonus payments to our results as a whole, as opposed to the results of any participant's individual business unit, we believe it provides additional incentives for teamwork. Further, we believe that the tying of the bonus payments to overall financial results more closely aligns the interests of the participants with our shareholders. Finally, we believe that the retention of a percentage of the pool for allocation among participants at fiscal year end in amounts determined at the sole discretion of the Partner Compensation Plan Committee provides appropriate compensation flexibility.

     The following is a description of the material terms of the partner compensation plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the partner compensation plan. See "Available Information".

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

ELIGIBILITY AND PARTICIPATION

     Consistent with our historical practice of partnership elections, the initial cycle is through the end of fiscal 2000. The participants in this initial cycle consist of the continuing managing directors who were profit participating limited partners. Prior to the one- or two-fiscal year cycle commencing with fiscal 2001, and on or before each succeeding cycle, the Partner Compensation Plan Committee will determine the participants in the partner compensation plan. Individual participants may also be added from time to time outside the annual or biennial selection process.

DETERMINATION OF SALARY AND BONUS

     The aggregate amount of compensation to be included in the partner compensation plan for each fiscal year is determined by the Partner Compensation Plan Committee, taking into account measures of our financial performance it deems appropriate (which in 1999 will include a full year's results), including, but not limited to, earnings per share, return on average common equity, pre-tax income, pre-tax operating income, net revenues, net income, profits before taxes, book value per share, stock price, earnings available to common shareholders and ratio of compensation and benefits to net revenues.

     Prior to the commencement of the first fiscal year in any one- or two-fiscal year cycle, the Partner Compensation Plan Committee determines both the salaries of and the percentage of the partner compensation plan pool that may be allocable to any particular participant. (This determination was made prior to the consummation of our initial public offering in the case of the initial cycle.) The percentage allocated to any particular participant is expected to be applicable for each fiscal year within the applicable cycle. Any remaining portion of the partner compensation plan pool not so allocated is allocated to individual participants at the end of the fiscal year in amounts determined by the Partner Compensation Plan Committee.

     Amounts payable under the partner compensation plan are satisfied in cash or as awards under the stock incentive plan, as determined by the Partner Compensation Plan Committee and recommended to the Stock Incentive Plan Committee.

                              SELLING SHAREHOLDERS

     Our board of directors, and the shareholders' committee under the shareholders' agreement, have agreed to waive certain transfer restrictions in order to permit the former profit participating limited partners in The Goldman Sachs Group, L.P. to make charitable contributions of shares of common stock. See "Risk Factors -- Goldman Sachs Is Controlled by Its Managing Directors Whose Interests May Differ from Those of Other Shareholders" and "Certain Relationships and Related Transactions -- Shareholders' Agreement -- Waivers" for a discussion of the transfer restrictions to be waived by our board of directors and the shareholders' committee. These charitable contributions may be made only to charitable foundations and public charities that are charitable organizations as described in the Internal Revenue Code, whether or not organized in the United States, and only after the date of this prospectus. The charitable organizations that receive the contributions of shares of common stock may sell some or all those shares under this prospectus from time to time and the charitable organizations making such sales are the selling shareholders under this prospectus. See "Plan of Distribution" for a description of the various ways in which those sales may occur.

     Prior to the first use of this prospectus for making sales of shares of common stock, we will file an amendment to this prospectus to set forth the name and number of shares beneficially owned by each charitable organization that proposes to use this prospectus for effecting sales of its shares of common stock and also to set forth any other required information. Thereafter, each sale of shares by any selling shareholder may, if required, be accompanied by a supplement to this prospectus setting forth the name of the selling shareholder using that prospectus supplement, the number of shares being sold and a supplemental plan of distribution describing the specific manner of sale of those shares.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of September 24, 1999 certain information regarding the beneficial ownership of our common stock by:

- each person who is known to Goldman Sachs to be the beneficial owner of more than 5% of our common stock;

-  each director and named executive officer of Goldman Sachs; and

-  all directors and executive officers of Goldman Sachs as a group.

     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to the shares beneficially owned by them.

     For purposes of this table, information as to the shares of common stock is calculated based on 441,270,600 shares of common stock outstanding as of September 24, 1999. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                               SHARES BENEFICIALLY
                                                                   OWNED AS OF
                                                                SEPTEMBER 24, 1999
                                                              ----------------------
NAME                                                            NUMBER       PERCENT
----                                                            ------       -------
5% Shareholders:
  Sumitomo Bank Capital Markets, Inc.(1)....................   28,865,414      6.4%
  Kamehameha Activities Association(2)......................   21,975,421      5.0
Directors and named executive officers:
  Henry M. Paulson, Jr.(3)..................................    4,132,235        *
  Robert J. Hurst(3)........................................    3,835,124        *
  John A. Thain(3)..........................................    3,101,426        *
  John L. Thornton(3).......................................    3,012,541        *
  Sir John Browne(4)........................................        3,000        *
  John H. Bryan(4)..........................................        3,000        *
  James A. Johnson(4).......................................        5,000        *
  John L. Weinberg..........................................      444,444        *
  Jon S. Corzine(5).........................................    4,414,198      1.0
  Roy J. Zuckerberg(6)......................................    3,026,974        *
All directors and continuing executive officers as a group
  (13 persons)(4)(7)........................................   24,288,671      5.5

---------------
 *  Less than 1% of the outstanding shares of common stock.

(1) This information has been derived from a Schedule 13D of Sumitomo Bank Capital Markets, Inc. filed with the SEC on May 17, 1999. 277 Park Avenue, New York, New York 10172. Includes 7,440,362 shares of common stock that Sumitomo Bank Capital Markets, Inc. would receive upon the conversion of its 7,440,362 shares of nonvoting common stock. The shares of nonvoting common stock are currently convertible into common stock, as described under "Description of Capital Stock -- Nonvoting Common Stock".

    Sumitomo Bank Capital Markets, Inc. in the ordinary course of business enters into derivative contracts and other transactions with Goldman Sachs. These contracts and other transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

(2) This information has been derived from a Schedule 13D of Kamehameha Activities Association filed with the SEC on May 18, 1999. 567 South King Street, Suite 150, Honolulu, Hawaii 96813. Kamehameha Activities Association in the ordinary course of business is an investor in a number of Goldman Sachs' merchant banking funds and from time to time is a party to other transactions with Goldman Sachs. These investments and transactions are negotiated on an arm's-length basis and contain customary terms and conditions.

(3) c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004. Excludes any shares of common stock subject to the shareholders' agreement referred to below that are owned by other parties to the shareholders' agreement. While each of Messrs. Paulson, Hurst, Thain and Thornton is a party to the shareholders' agreement and is a member of the Shareholders' Committee, each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above for each such person individually, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" and "-- Voting Agreement" for a discussion of the shareholders' agreement and the voting agreements.

(4) Includes 3,000 fully vested restricted stock units awarded to each of Sir John Browne and Mr. Johnson on June 23, 1999 and to Mr. Bryan on November 9, 1999 under our 1999 stock incentive plan, as described under "Management -- Information Regarding the Board of Directors -- Director Compensation". Since these restricted stock units are fully vested, we have included the shares of common stock underlying these restricted stock units in the foregoing table even though these shares are not deliverable within 60 days.

(5) Mr. Corzine, who resigned in May 1999, served as Chairman or Co-Chairman and Chief Executive Officer or Co-Chief Executive Officer of The Goldman Sachs Group, L.P. during fiscal 1998.

(6) Mr. Zuckerberg, who retired in November 1998, served as Vice Chairman of The Goldman Sachs Group, L.P. during fiscal 1998.

(7) Total excludes the shares of common stock beneficially owned by Messrs. Corzine and Zuckerberg, former executive officers of The Goldman Sachs Group, L.P. Each continuing executive officer is a party to the shareholders' agreement and each disclaims beneficial ownership of the shares of common stock subject to the shareholders' agreement other than those specified above, and each disclaims beneficial ownership of the shares of common stock subject to the voting agreements between Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, respectively, on the one hand, and Goldman Sachs, on the other hand. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" and
    "-- Voting Agreement" for a discussion of the shareholders' agreement and the voting agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of each agreement and document. See "Available Information".

                           INCORPORATION TRANSACTIONS

     Simultaneously with the consummation of our initial public offering, we completed a number of transactions in order to have The Goldman Sachs Group, Inc. succeed to the business of The Goldman Sachs Group, L.P. The principal incorporation transactions are summarized below.

     Pursuant to our plan of incorporation:

- The managing directors who were profit participating limited partners exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for 265,019,073 shares of common stock;

- The retired limited partners of Goldman Sachs exchanged their interests in The Goldman Sachs Group, L.P. and certain affiliates for $891 million in cash, $295 million principal amount of junior subordinated debentures and 47,270,551 shares of common stock;

- Sumitomo Bank Capital Markets, Inc. exchanged its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. for 30,425,052 shares of common stock and 7,440,362 shares of nonvoting common stock, and sold 9,000,000 shares of common stock in our initial public offering; and

- Kamehameha Activities Association exchanged its interests in The Goldman Sachs Group, L.P. for 30,975,421 shares of common stock, and sold 9,000,000 shares of common stock in our initial public offering.

                            SHAREHOLDERS' AGREEMENT

PERSONS AND SHARES COVERED

     Each former profit participating limited partner, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, and each other person who was a managing director on May 7, 1999 or has become a managing director since that date is a party to the shareholders' agreement. In addition, each new managing director will become a party to the shareholders' agreement. Not less than 281,000,000 shares of common stock initially were subject to the shareholders' agreement.

     The shares covered by the shareholders' agreement include generally all shares of common stock acquired from Goldman Sachs by a party to the shareholders' agreement, including:

- any shares of common stock that were received by the managing directors who were profit participating limited partners pursuant to the incorporation transactions, except for certain shares that aggregate less than 140,000 shares;

- any shares of common stock received from the defined contribution plan;

- any shares of common stock received pursuant to the restricted stock units awarded to employees based on a formula, the restricted stock units awarded on a discretionary basis or the options to purchase shares of common stock awarded on a discretionary basis; and

- unless otherwise determined by our board of directors and the Shareholders' Committee referred to below, any shares of common stock received from Goldman Sachs through any other employee compensation, benefit or similar plan.

     Shares of common stock purchased in the open market or in an underwritten public offering are not subject to the shareholders' agreement. The Shareholders' Committee may also exclude from the application of all or part of the shareholders' agreement all or any portion of the common stock acquired by a managing director who is a new employee of Goldman Sachs.

TRANSFER RESTRICTIONS

     Each party to the shareholders' agreement agrees, among other things, to have beneficial ownership while he or she is a managing director of at least 25% of the cumulative number of his or her shares that are beneficially owned or acquired, and are or become subject to the shareholders' agreement.

     The former profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, are subject to additional restrictions on their ability to transfer shares received in connection with the incorporation transactions described under "-- Incorporation Transactions". Under these additional restrictions, each of these persons agreed that he or she will not transfer any of these shares, other than up to 140,000 shares in the aggregate that are excluded from these restrictions, until May 2002. These restrictions will lapse in equal installments in May 2002, May 2003 and May 2004.

     All transfer restrictions applicable to a party to the shareholders' agreement terminate upon death.

WAIVERS

     Except in the case of a third-party tender or exchange offer, the additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, may be waived or terminated at any time by the Shareholders' Committee. The Shareholders' Committee also has the power to waive the other transfer restrictions to permit parties to the shareholders' agreement to:

- participate as sellers in underwritten public offerings of common stock and tender and exchange offers and share repurchase programs by Goldman Sachs;

- transfer shares to charities, including charitable foundations;

- transfer shares held in employee benefit plans; and

- transfer shares in specific transactions (for example, to immediate family members and trusts) or circumstances.

     The Shareholders' Committee will waive the restrictions on transfer pursuant to the second bullet point above in order to permit our former profit participating limited partners to donate some of their shares of common stock to charitable foundations and public charities. See "Prospectus Summary -- Why We Are Registering the Shares" for a discussion of why the Shareholders' Committee has determined to waive the transfer restrictions.

     In the case of a third-party tender or exchange offer, all transfer restrictions may be waived or terminated:

- if our board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the voting interests referred to below; or

- if our board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding voting interests referred to below.

     In the case of a tender or exchange offer by Goldman Sachs, a majority of the outstanding voting interests may also elect to waive or terminate the transfer restrictions.

VOTING

     Prior to any vote of the shareholders of Goldman Sachs, the shareholders' agreement requires a separate, preliminary vote of the voting interests on each matter upon which a vote of the shareholders is proposed to be taken. Each share subject to the shareholders' agreement will be voted in accordance with the majority of the votes cast by the voting interests in the preliminary vote. In elections of directors, each share subject to the shareholders' agreement will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the voting interests in the preliminary vote. Prior to January 1, 2001, "voting interests" means all shares that are subject to the shareholders' agreement. Thereafter, "voting interests" means all shares subject to the shareholders' agreement held by all managing directors.

OTHER RESTRICTIONS

     The shareholders' agreement also prevents the persons subject to the shareholders' agreement from engaging in the following activities relating to any securities of Goldman Sachs with any person who is not a person subject to the shareholders' agreement or a director or employee of Goldman Sachs:

- participating in a proxy solicitation;

- depositing any shares subject to the shareholders' agreement in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

- forming, joining or in any way participating in a "group"; or

- proposing certain transactions with Goldman Sachs or seeking the removal of any of our directors or any change in the composition of our board of directors.

TERM, AMENDMENT AND CONTINUATION

     The shareholders' agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding voting interests referred to above. The additional transfer restrictions applicable to profit participating limited partners, other than Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, will not terminate upon the expiration or termination of the shareholders' agreement unless previously waived or terminated or unless subsequently waived or terminated by our board of directors. The shareholders' agreement may generally be amended at any time by a majority of the outstanding voting interests referred to above.

     Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of Goldman Sachs and in which persons subject to the shareholders' agreement hold securities of the third party, the shareholders' agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of Goldman Sachs under the shareholders' agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

     The terms and provisions of the shareholders' agreement are administered by the Shareholders' Committee. The Shareholders' Committee consists of Messrs. Paulson, Hurst, Thain and Thornton. It is possible that over time all or a majority of the members of the Shareholders' Committee will not be members of our board of directors.

     Members of the Shareholders' Committee are entitled to indemnification from Goldman Sachs in their capacities as members of the Shareholders' Committee as described under "Description of Capital Stock -- Limitation of Liability and Indemnification Matters".

                                VOTING AGREEMENT

     Both Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association agreed to vote their shares of common stock in the same manner as a majority of the shares of common stock held by the managing directors of Goldman Sachs are voted. The obligations of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association under the voting agreements are enforceable by The Goldman Sachs Group, Inc. The managing directors have no right to enforce the voting agreements.

                         INSTRUMENT OF INDEMNIFICATION

     In connection with our initial public offering, Goldman Sachs entered into an instrument of indemnification. The instrument of indemnification covers certain former partners of Goldman Sachs, including the managing directors who were profit participating limited partners, each executive officer of Goldman Sachs, the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association. Under the instrument of indemnification, in the event any indemnitee is, or is threatened to be, made a party to any action, suit or proceeding by reason of the fact that such indemnitee was a general or limited partner, shareholder, member, director, officer, employee or agent of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or is serving or served, at the request of The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries, in any of these capacities in another enterprise, Goldman Sachs is, subject to certain exceptions, obligated to indemnify and hold such indemnitee harmless from any losses, damages or expenses incurred by such indemnitee in the action, suit or proceeding. The instrument of indemnification does not duplicate the obligations of Goldman Sachs under the tax indemnification agreement described below. The indemnification obligation of Goldman Sachs under the instrument of indemnification also extends to the indemnification obligations that certain indemnitees, including each executive officer of The Goldman Sachs Group, Inc., may have to other indemnitees.

     The instrument of indemnification also provides that Goldman Sachs will, subject to certain exceptions, release each indemnitee from all actions, suits or other claims that The Goldman Sachs Group, L.P. may have had or which Goldman Sachs, as a successor to The Goldman Sachs Group, L.P., may have arising out of an indemnitee's partnership or other interest in The Goldman Sachs Group, L.P. or certain of its affiliates or subsidiaries or arising out of the conduct of such indemnitee while engaged in the conduct of the business of The Goldman Sachs Group, L.P. or its affiliates or subsidiaries.

                      DIRECTOR AND OFFICER INDEMNIFICATION

     We entered into an agreement that provides indemnification to our directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of our Management Committee or our Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by our board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on our behalf, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, the registration statement for our initial public offering and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. We have also entered into a similar indemnification agreement with our directors, some of our officers and all other persons requested or authorized by our board of directors or any committee thereof to take actions on our behalf in connection with the registration statement of which this prospectus is a part and certain other registration statements. These agreements are in addition to our indemnification obligations under our by-laws as described under "Description of Capital Stock -- Limitation of Liability and Indemnification Matters".

                       TAX INDEMNIFICATION AGREEMENT AND
                                RELATED MATTERS

     An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, the former partners of The Goldman Sachs Group, L.P., rather than Goldman Sachs, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of The Goldman Sachs Group, L.P. and its affiliates prior to our initial public offering. In connection with our initial public offering, we entered into a tax indemnification agreement to indemnify certain former limited partners of The Goldman Sachs Group, L.P., including the managing directors who were profit participating limited partners, each then-current director and executive officer of The Goldman Sachs Group, Inc., the retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association, against certain increases in each tax indemnitee's taxes that relate to activities of The Goldman Sachs Group, L.P. or certain of its affiliates in respect of periods prior to our initial public offering. We are required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Goldman Sachs is offset by any tax benefit received by the tax indemnitee.

     The tax indemnification agreement includes provisions that permit Goldman Sachs to control any tax proceeding or contest which might result in Goldman Sachs being required to make a payment under the tax indemnification agreement.

     The incorporation transactions described under "-- Incorporation Transactions" were structured in a manner that is not expected to result in a significantly disproportionate tax or other burden to any former partner of The Goldman Sachs Group, L.P. If the incorporation transactions have a disproportionate effect on any partner, Goldman Sachs may, but is not required to, make special payments and arrangements with any person who incurs a disproportionate tax or other burden.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 4,350,000,000 shares, each with a par value of $0.01 per share, of which:

- 150,000,000 shares are designated as preferred stock;

- 4,000,000,000 shares are designated as common stock, 441,270,600 shares of which were outstanding as of September 24, 1999; and

- 200,000,000 shares are designated as nonvoting common stock, 7,440,362 shares of which were outstanding as of September 24, 1999.

All outstanding shares of common stock and nonvoting common stock are validly issued, fully paid and nonassessable.

     The shareholders' agreement contains provisions relating to the voting and disposition of certain shares of common stock. See "Certain Relationships and Related Transactions -- Shareholders' Agreement" for a discussion of those provisions.

                                PREFERRED STOCK

     Our authorized capital stock includes 150,000,000 shares of preferred stock. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

     Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

                                  COMMON STOCK

     Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. For a discussion of the ability of the parties to the shareholders' agreement to elect all of our directors, see "Risk Factors -- Goldman Sachs Is Controlled by Its Managing Directors Whose Interests May Differ from Those of Other Shareholders".

     Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of common stock, together with the holders of the nonvoting common stock, are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds. Subject to the preferential rights of holders of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up and after payment of all prior claims, the holders of common stock, with the shares of the common stock and the nonvoting common stock being considered as a single class for this purpose, will be entitled to receive pro rata all our assets. Any dividend in shares of common stock paid on or with respect to shares of common stock may be paid only with shares of common stock. Other than the shareholder protection rights discussed below, holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of Goldman Sachs.
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                             NONVOTING COMMON STOCK

     The nonvoting common stock has the same rights and privileges as, and ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the nonvoting common stock has no voting rights other than those voting rights required by law. All of the outstanding shares of nonvoting common stock are beneficially owned by Sumitomo Bank Capital Markets, Inc. on the date of this prospectus.

     Our board of directors will not declare or pay dividends, and no dividend will be paid, with respect to any outstanding share of common stock or nonvoting common stock, unless, simultaneously, the same dividend is paid with respect to each share of common stock and nonvoting common stock, except that in the case of any dividend in the form of capital stock of a subsidiary of Goldman Sachs, the capital stock of the subsidiary distributed to holders of common stock may differ from the capital stock of the subsidiary distributed to holders of the nonvoting common stock to the extent and only to the extent that the common stock and the nonvoting common stock differ. Any dividend paid on or with respect to nonvoting common stock may be paid only with shares of nonvoting common stock.

     The nonvoting common stock will, upon transfer by Sumitomo Bank Capital Markets, Inc. to a third party, and in certain other circumstances, convert into shares of common stock on a one-for-one basis. The nonvoting common stock has standard anti-dilution provisions.

                         SHAREHOLDER PROTECTION RIGHTS

     Each share of common stock and non-voting common stock has attached to it a shareholder protection right. The shareholder protection rights are currently represented only by the certificates for the shares and will not trade separately from the shares unless and until:

- it is announced by Goldman Sachs that a person or group has become the beneficial owner of 15% or more of the outstanding common stock (other than persons deemed to beneficially own common stock solely because they are parties to the shareholders' agreement, members of the Shareholders' Committee or certain other persons)(an "acquiring person"); or

- ten business days (or such later date as our board of directors may fix by resolution) after the date a person or group commences a tender or exchange offer that would result in such person or group becoming an acquiring person.

If and when the shareholder protection rights separate and prior to the date of the announcement by Goldman Sachs that any person has become an acquiring person, each shareholder protection right will entitle the holder to purchase, in the case of shareholder protection rights relating to the common stock, 1/100 of a share of Series A participating preferred stock or, in the case of shareholder protection rights relating to the nonvoting common stock, 1/100 of a share of Series B participating preferred stock, in each case, for an exercise price of $250. Each 1/100 of a share of Series A participating preferred stock and Series B participating preferred stock would have economic and voting terms equivalent to one share of common stock and nonvoting common stock, respectively.

     Upon the date of the announcement by Goldman Sachs that any person or group has become an acquiring person, each shareholder protection right (other than shareholder protection rights beneficially owned by the acquiring person or their transferees, which shareholder protection rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of common stock or, in the case of shareholder protection rights relating to nonvoting common stock, a number of shares of nonvoting common stock having a market value of twice the exercise price. Also, if, after the date of the announcement by Goldman Sachs that any person has become an acquiring person, the acquiring person controls our board of directors and:

- Goldman Sachs is involved in a merger or similar form of business combination and (i) any term of the transaction provides for

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

  different treatment of the shares of capital stock held by the acquiring person as compared to the shares of capital stock held by all other shareholders or (ii) the person with whom such transaction occurs is the acquiring person or an affiliate thereof; or

- Goldman Sachs sells or transfers assets representing more than 50% of its assets or generating more than 50% of its operating income or cash flow to any person other than Goldman Sachs or its wholly owned subsidiaries, then each shareholder protection right will entitle its holder to purchase, for the exercise price, a number of shares (A) with respect to shareholder protection rights relating to the common stock, of capital stock with the greatest voting power in respect of the election of directors and (B) with respect to shareholder protection rights relating to the nonvoting common stock, of capital stock identical to the stock described in clause (A) except with voting provisions identical to that of the nonvoting common stock, of either the acquiring person or the other party to such transaction, depending on the circumstances of the transaction, having a market value of twice the exercise price. If any person or group acquires from 15% to and including 50% of the common stock, our board of directors may, at its option, exchange each outstanding shareholder protection right, except for those held by an acquiring person or their transferees, for one share of common stock or, in the case of shareholder protection rights relating to nonvoting common stock, one share of nonvoting common stock.

     The shareholder protection rights may be redeemed by our board of directors for $0.01 per shareholder protection right prior to the date of the announcement by Goldman Sachs that any person has become an acquiring person. Our charter permits this redemption right to be exercised by our board of directors (or certain directors specified or qualified by the terms of the instrument governing the shareholder protection rights).

     The shareholder protection rights will not prevent a takeover of Goldman Sachs. However, these rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the shareholder protection rights are first redeemed by our board of directors.

                          LIMITATION OF LIABILITY AND
                            INDEMNIFICATION MATTERS

     Our charter provides that a director of Goldman Sachs will not be liable to Goldman Sachs or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Goldman Sachs, or is or was a director of a subsidiary of Goldman Sachs, or is or was a member of the Shareholders' Committee acting under the shareholders' agreement or, at the request of Goldman Sachs, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our by-laws also provide that, to the extent authorized from time to time by our board of directors, Goldman Sachs may provide to any one or more employees and other agents of Goldman Sachs or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the by-laws on directors and officers of Goldman Sachs or any subsidiary or other enterprise.

                  CHARTER PROVISIONS APPROVING CERTAIN ACTIONS

     Our charter provides that our board of directors may determine to take the following actions, in its sole discretion, and Goldman Sachs and each shareholder of Goldman Sachs will, to the fullest extent permitted by law, be deemed to have approved and ratified, and waived any claim relating to, the taking of any of these actions:
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

- causing Goldman Sachs to register with the SEC for resale shares of common stock held by our directors, employees and former directors and employees and our subsidiaries and affiliates and former partners and employees of The Goldman Sachs Group, L.P. and its subsidiaries and affiliates as discussed under "Shares Eligible for Future Sale -- Other Registration Rights"; and

- making payments to, and other arrangements with, certain former limited partners of Goldman Sachs, including managing directors who were profit participating limited partners, in order to compensate them for, or to prevent, significantly disproportionate adverse tax or other consequences as discussed under "Certain Relationships and Related Transactions -- Tax Indemnification Agreement and Related Matters".

                               SECTION 203 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     Goldman Sachs is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Goldman Sachs and an interested stockholder is prohibited unless it satisfies one of the following conditions:

- prior to the time the stockholder became an interested stockholder, the board of directors of Goldman Sachs must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Goldman Sachs outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

- the business combination is approved by the board of directors of Goldman Sachs and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Our board of directors has adopted a resolution providing that neither the shareholders' agreement nor the voting agreements of Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association will create an "interested stockholder".

                         CERTAIN ANTI-TAKEOVER MATTERS

     Our charter and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

CLASSIFIED BOARD OF DIRECTORS

     Our charter provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The terms of the initial classes of directors will terminate on the date of the annual meetings of shareholders in 2000, 2001 and 2002. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of our board of directors. In addition, the shareholders of Goldman Sachs can only remove directors for cause by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Goldman Sachs entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of

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

directors. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on the board of directors makes it more difficult to change the composition of our board of directors, but promotes a continuity of existing management.

CONSTITUENCY PROVISION

     In accordance with our charter, a director of Goldman Sachs may (but is not required to) in taking any action (including an action that may involve or relate to a change or potential change in control of Goldman Sachs) consider, among other things, the effects that Goldman Sachs' actions may have on other interests or persons (including its employees, former partners of The Goldman Sachs Group, L.P. and the community) in addition to our shareholders.

ADVANCE NOTICE REQUIREMENTS

     Our by-laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders of Goldman Sachs. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Goldman Sachs prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Goldman Sachs not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the by-laws.

SPECIAL MEETINGS OF SHAREHOLDERS

     Our charter and by-laws deny shareholders the right to call a special meeting of shareholders. Our charter and by-laws provide that special meetings of the shareholders may be called only by a majority of the board of directors.

NO WRITTEN CONSENT OF SHAREHOLDERS

     Our charter requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and does not permit our shareholders to act by written consent, without a meeting.

MAJORITY VOTE NEEDED FOR SHAREHOLDER PROPOSALS

     Our by-laws require that any shareholder proposal be approved by a majority of all of the outstanding shares of common stock and not by only a majority of the shares present at the meeting and entitled to vote. This requirement may make it more difficult to approve shareholder resolutions.

AMENDMENT OF BY-LAWS AND CHARTER

     Our charter requires the approval of not less than 80% of the voting power of all outstanding shares of Goldman Sachs' capital stock entitled to vote to amend any by-law by shareholder action or the charter provisions described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our charter.

BLANK CHECK PREFERRED STOCK

     Our charter provides for 150,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Goldman Sachs by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Goldman Sachs, the board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and nonvoting com-
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

mon stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Goldman Sachs. The board of directors currently does not intend to seek shareholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

                                    LISTING

     The common stock is listed on the NYSE.

                                 TRANSFER AGENT

     The transfer agent for the common stock is ChaseMellon Shareholder Services, L.L.C.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. As of September 24, 1999, there were 471,182,760 shares of common stock outstanding, including shares of common stock underlying the restricted stock units awarded based on a formula for which future service is not required as a condition to the delivery of the underlying shares of common stock, but excluding 7,440,362 shares of nonvoting common stock. As of September 24, 1999, and prior to giving effect to the charitable contributions contemplated by this prospectus, a substantial number of our outstanding shares of common stock were eligible for future sale as described below.

- 264,882,840 shares held by the managing directors who were profit participating limited partners are transferable beginning May 2002, unless these restrictions are waived by our board of directors and the shareholders' committee. See "Certain Relationships and Related Transactions -- Shareholders' Agreement";

- 21,425,052 shares held by Sumitomo Bank Capital Markets, Inc., together with the 7,440,362 shares of nonvoting common stock that it holds, are transferable only as described under "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", unless these restrictions are waived by our board of directors;

- 21,975,421 shares held by Kamehameha Activities Association are transferable only as described under "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights", unless these restrictions are waived by our board of directors;

- 47,270,551 shares were held by the former retired limited partners, of which 31,099,839 shares are transferable beginning May 2000, and the remainder of which will be transferable beginning May 2002, unless these restrictions are waived by our board of directors;

- 12,555,866 shares held by the defined contribution plan will not be distributable to the plan participants until on or about June 2002, June 2003 and June 2004, assuming the relevant conditions have been satisfied. See "Management -- The Employee Initial Public Offering Awards" for a description of the defined contribution plan;

- 29,898,091 shares of common stock underlying the restricted stock units awarded based on a formula generally will be deliverable beginning June 2000, assuming the relevant conditions are satisfied, as described in "Management -- The Employee Initial Public Offering Awards -- Formula Awards"; and

- 4,024,637 shares of common stock issued in the acquisition of The Hull Group are transferable beginning May 2002, unless these restrictions are waived by our board of directors.

     In order to permit charitable donations by our former retired limited partners, our board of directors will lift the transfer restrictions on a portion of their shares of common stock. We plan to solicit indications from our former retired limited partners of their interest in making charitable contributions. These donations are subject to the same restrictions that apply to the donations by our former profit participating limited partners; they may be made only to private foundations and public charities that are charitable organizations as described in the Internal Revenue Code, whether or not organized in the United States. Upon donation, these shares of common stock will be freely transferable to the public. Accordingly, these shares will not be covered by this prospectus.

     Shares of common stock underlying the restricted stock units awarded on a discretionary basis are deliverable beginning June 2002, assuming the relevant conditions have been satisfied. The options to purchase shares of common stock awarded on a discretionary basis are exercisable beginning June 2002, assuming the relevant conditions have been satisfied. See "Management--The Employee Initial Public Offering Awards" for a

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

discussion of the terms of the restricted stock units awarded based on a formula, the restricted stock units awarded on a discretionary basis and the options to purchase shares of common stock awarded on a discretionary basis.

     We have registered the reoffer and resale of the shares of common stock issued pursuant to the defined contribution plan, restricted stock units awarded based on a formula, restricted stock units awarded on a discretionary basis and options to purchase shares of common stock awarded on a discretionary basis. As a result, any shares of common stock delivered under these awards will, subject to any restrictions under the shareholders' agreement, be freely transferable to the public unless the shares of common stock are acquired by an "affiliate" of Goldman Sachs. Any shares of common stock acquired by an "affiliate" of Goldman Sachs will be transferable to the public in accordance with the SEC's Rule 144.

     The shares of common stock received by the managing directors who were profit participating limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association constitute "restricted securities" for purposes of the Securities Act of 1933. As a result, absent registration under the Securities Act of 1933 or compliance with Rule 144 thereunder or an exemption therefrom, these shares of common stock are not freely transferable to the public. For a description of the registration rights granted to Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association and the restrictions on the transfer of their shares of common stock, see "-- Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association Registration Rights" below and for a description of the registration rights granted in connection with the shares of common stock offered pursuant to this prospectus and that may be granted to the managing directors who were profit participating limited partners, see "-- Registration Rights Instrument" and "-- Other Registration Rights" below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the number of shares of common stock then outstanding (which equaled approximately 4.4 million shares as of September 24, 1999); or

- the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on the SEC's Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Goldman Sachs.

     Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of Goldman Sachs and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. While the shares of common stock received by the retired limited partners constitute "restricted securities", these shares will be freely transferable by the retired limited partners in accordance with Rule 144(k) upon the lapse or waiver of the transfer restrictions described above.

                    SUMITOMO BANK CAPITAL MARKETS, INC. AND
                       KAMEHAMEHA ACTIVITIES ASSOCIATION
                              REGISTRATION RIGHTS

     Goldman Sachs is a party to agreements with Sumitomo Bank Capital Markets, Inc. and The Sumitomo Bank, Limited under which Sumitomo Bank Capital Markets, Inc. and The Sumitomo Bank, Limited may require Goldman Sachs to register under the Securities Act of 1933 certain of Sumitomo Bank Capital Markets, Inc.'s shares of common stock, which includes shares of common

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stock receivable upon the conversion of the nonvoting common stock. Goldman
Sachs is a party to similar agreements with Kamehameha Activities Association.

     Except for certain transfers to wholly owned subsidiaries, each registration rights holder has agreed that it will only dispose of common stock
(i) by means of a widely dispersed underwritten public offering and (ii) pursuant to the exercise of the registration rights set forth below.

     Each registration rights holder has the right:

- on up to ten occasions (but not more than twice every 12 months) to require Goldman Sachs to register shares of common stock under the Securities Act of 1933; and

- to include its shares of common stock in any registered public offering in which the managing directors participate.

     Prior to May 2000, the registration rights holders are not permitted to transfer shares of common stock or nonvoting common stock. Between May 2000 and May 2002, each registration rights holder may use its available registration rights described above to sell:

- in each 12-month period following May 2000 and May 2001, up to 20% of the shares of common stock received by such registration rights holder in the incorporation transactions (such holder's "original block"); and

- with the consent of Goldman Sachs, common stock constituting up to an additional 13 1/3% of such holder's original block.

     In each 12-month period following May 2002, each registration rights holder may use its available registration rights described above to sell common stock constituting up to 33 1/3% of its original block.

     These rights are not available for nonvoting common stock.

     In addition to the rights described above, each registration rights holder will also be entitled to sell additional shares of common stock to the extent that managing directors who were profit participating limited partners sell shares of common stock in an amount which in any one-year period represents, in the aggregate, a greater percentage of the number of shares of common stock issued to these managing directors in the incorporation transactions than the percentages specified above (i.e., 0% during year one, 20% during years two and three, and 33 1/3% thereafter). The exercise by the registration rights holders of their respective rights under their registration rights agreement may, if we determine that such exercise would interfere with a public offering by us, be delayed by us for up to 90 days.

     The registration rights agreements provide that the expenses of an offering of common stock are generally the responsibility of each participating registration rights holder selling common stock, apportioned on a pro rata basis. Under the registration rights agreements, Goldman Sachs has agreed to indemnify each participating registration rights holder against certain liabilities, including those arising under the Securities Act of 1933.

     The registration rights agreements also provide that if Goldman Sachs makes a general offer to purchase shares of common stock held by the managing directors who were profit participating limited partners, then a registration rights holder will be permitted to participate in such transaction on a pro rata basis with these managing directors. In addition, a registration rights holder may tender its shares of common stock in any tender or exchange offer recommended for approval by our board of directors (or as to which our board of directors makes no recommendation).

                         REGISTRATION RIGHTS INSTRUMENT

     In connection with the proposed donation of shares of common stock by our former profit participating limited partners to charitable foundations and public charities, which foundations and charities may sell those shares pursuant to this prospectus as described under "Selling Shareholders", the board of directors has adopted a registration rights instrument. The following is a description of the material terms of the registration
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rights instrument. You should, however, refer
to the exhibits that are a part of the registration statement for a copy of the registration rights instrument. See "Available Information".

     Pursuant to the registration rights instrument, we have agreed to register the shares of common stock covered by this prospectus for resale by charitable foundations and public charities.

     We have agreed in the registration rights instrument to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. We also have agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act of 1933.

     We may amend the registration rights instrument in any manner we deem appropriate, without the consent of any charitable organization. However, we may not make any amendment that would cause the shares of common stock covered by this prospectus to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, we may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

                           OTHER REGISTRATION RIGHTS

     The managing directors who were profit participating limited partners were not granted the right to require Goldman Sachs to register the shares of common stock that they received in connection with the incorporation transactions under the Securities Act of 1933. However, the plan of incorporation and our charter permit our board of directors to grant registration rights to these managing directors. As a result, the board of directors may at any time and from time to time grant registration rights to these managing directors. Our board of directors exercised its authority under these instruments in connection with adopting the registration rights instrument described above under "-- Registration Rights Instrument".

     The ability of our board of directors to grant registration rights to the managing directors who were profit participating limited partners, together with the ability of the Shareholders' Committee under the shareholders' agreement to waive the transfer restrictions related to the managing directors who were profit participating limited partners thereunder and under the plan of incorporation, could, if exercised, permit these managing directors to sell significant amounts of common stock. See "Risk Factors -- Our Share Price May Decline Due to the Large Number of Shares Eligible for Future Sale" for a further discussion of the risks associated with these actions.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby has been passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell, New York, New York. Certain legal matters have been passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel, Robert J. Katz or Gregory K. Palm.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 28, 1997 and November 27, 1998 and for each of the three years in the period ended November 27, 1998 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical consolidated income statement data and balance sheet data set forth in "Selected Consolidated Financial Data" for each of the five years in the period ended November 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, on their examination of the Pro Forma Adjustments as described in Note 2 to the Pro Forma Consolidated Income Statement Information, and the application of those adjustments to the historical amounts in the Pro Forma Consolidated Income Statement Information for the year ended November 27, 1998, given on the authority of said firm as experts in performing examinations of pro forma financial information in accordance with standards established by the American Institute of Certified Public Accountants.

     The information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", except for the (i) information presented under the headings "VaR" or "VaR Methodology, Assumptions and Limitations" and (ii) information for the nine months ended August 27, 1999 and August 28, 1998, taken as a whole, of Goldman Sachs for the three-year period ended November 27, 1998 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in performing examinations of management's discussion and analysis of financial condition and results of operations in accordance with standards established by the American Institute of Certified Public Accountants.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the nine months ended August 27, 1999 and for the nine months ended August 28, 1998, and the unaudited consolidated pro forma income statement information for the nine months ended August 27, 1999, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 5, 1999 with respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the nine months ended August 27, 1999 and for the nine months ended August 28, 1998, and October 5, 1999 with respect to the unaudited pro forma consolidated income statement information for the nine months ended August 27, 1999, appearing herein state that they did not audit and they do not express an opinion on the unaudited historical financial information or the unaudited pro forma income statement information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited historical financial information and on the unaudited pro forma income statement information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions and underwriting transactions and related ranking information included in this prospectus have been derived from information compiled and classified by Thomson Financial Securities Data, and have been so included in reliance on the authority of Thomson Financial Securities Data as experts in compiling and classifying information as to securities transactions.

                             AVAILABLE INFORMATION

     The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed a registration statement on Form S-1 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Goldman Sachs, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     We have included in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Risk Factors" in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements as of November 27, 1998
  and November 28, 1997 and for the three years in the
  period ended November 27, 1998
Report of Independent Accountants...........................   F-2
Consolidated Statements of Earnings.........................   F-3
Consolidated Statements of Financial Condition..............   F-4
Consolidated Statements of Changes in Partners' Capital.....   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Financial Statements as of August 27,
  1999 and for the nine months ended August 27, 1999 and
  August 28, 1998 (unaudited)
Review Report of Independent Accountants....................  F-24
Condensed Consolidated Statements of Earnings...............  F-25
Condensed Consolidated Statement of Financial Condition.....  F-26
Condensed Consolidated Statement of Changes in Stockholders'
  Equity and Partners' Capital..............................  F-27
Condensed Consolidated Statements of Cash Flows.............  F-28
Notes to Condensed Consolidated Financial Statements........  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in partners' capital and cash flows (included on pages F-3 to F-23 of this prospectus) present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, L.P. and Subsidiaries (the "Firm") as of November 27, 1998 and November 28, 1997, and the results of their consolidated operations and their consolidated cash flows for the three years in the period ended November 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated statements of financial condition as of November 29, 1996, November 24, 1995 and November 25, 1994, and the related consolidated statements of earnings, changes in partners' capital and cash flows for the years ended November 24, 1995 and November 25, 1994 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected historical consolidated income statement and balance sheet data for each of the five years in the period ended November 27, 1998 (included on pages 27 and 28 of this prospectus) is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    YEAR ENDED NOVEMBER
                                                            -----------------------------------
                                                             1996          1997          1998
                                                             ----          ----          ----
                                                                       (in millions)
REVENUES:
Investment banking........................................  $ 2,113       $ 2,587       $ 3,368
Trading and principal investments.........................    2,496         2,303         2,015
Asset management and securities services..................      981         1,456         2,085
Interest income...........................................   11,699        14,087        15,010
                                                            -------       -------       -------
          Total revenues..................................   17,289        20,433        22,478
Interest expense, principally on short-term funding.......   11,160        12,986        13,958
                                                            -------       -------       -------
          Revenues, net of interest expense...............    6,129         7,447         8,520
OPERATING EXPENSES:
Compensation and benefits.................................    2,421         3,097         3,838
Brokerage, clearing and exchange fees.....................      278           357           424
Market development........................................      137           206           287
Communications and technology.............................      173           208           265
Depreciation and amortization.............................      172           178           242
Occupancy.................................................      154           168           207
Professional services and other...........................      188           219           336
                                                            -------       -------       -------
          Total operating expenses........................    3,523         4,433         5,599
Pre-tax earnings..........................................    2,606         3,014         2,921
Provision for taxes.......................................      207           268           493
                                                            -------       -------       -------
Net earnings..............................................  $ 2,399       $ 2,746       $ 2,428
                                                            =======       =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
ASSETS:
Cash and cash equivalents...................................  $  1,328    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................     4,903       7,887
Receivables from brokers, dealers and clearing
  organizations.............................................     3,754       4,321
Receivables from customers and counterparties...............    10,060      14,953
Securities borrowed.........................................    51,058      69,158
Securities purchased under agreements to resell.............    39,376      37,484
Right to receive securities.................................        --       7,564
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
     deposits...............................................     1,477       1,382
  U.S. government, federal agency and sovereign
     obligations............................................    25,736      24,789
  Corporate debt............................................    11,321      10,744
  Equities and convertible debentures.......................    11,870      11,066
  State, municipal and provincial obligations...............     1,105         918
  Derivative contracts......................................    13,788      21,299
  Physical commodities......................................     1,092         481
Other assets................................................     1,533       2,498
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $ 21,008    $ 27,430
Payables to brokers, dealers and clearing organizations.....       952         730
Payables to customers and counterparties....................    22,995      36,179
Securities loaned...........................................    17,627      21,117
Securities sold under agreements to repurchase..............    44,057      36,257
Obligation to return securities.............................        --       9,783
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
     obligations............................................    22,371      22,360
  Corporate debt............................................     1,708       1,441
  Equities and convertible debentures.......................     6,357       6,406
  Derivative contracts......................................    15,964      24,722
  Physical commodities......................................        78         966
Other liabilities and accrued expenses......................     3,080       3,699
Long-term borrowings........................................    15,667      19,906
                                                              --------    --------
                                                               171,864     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals...............................................       430          74
Partners' capital...........................................     6,107       6,310
                                                              --------    --------
                                                              $178,401    $217,380
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Partners' capital, beginning of year........................  $ 4,905    $ 5,309    $ 6,107
Additions:
  Net earnings..............................................    2,399      2,746      2,428
  Capital contributions.....................................        4         89          9
                                                              -------    -------    -------
          Total additions...................................    2,403      2,835      2,437
Deductions:
  Returns on capital and certain distributions to
     partners...............................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --       (368)
  Transfers to partners' capital allocated for income taxes
     and potential withdrawals, net.........................   (1,526)    (1,480)    (1,247)
                                                              -------    -------    -------
          Total deductions..................................   (1,999)    (2,037)    (2,234)
                                                              -------    -------    -------
Partners' capital, end of year..............................  $ 5,309    $ 6,107    $ 6,310
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                                1996       1997        1998
                                                                ----       ----        ----
                                                                       (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $  2,399    $ 2,746    $  2,428
  Non-cash items included in net earnings:
    Depreciation and amortization...........................       172        178         242
    Deferred income taxes...................................        85         32          23
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
     federal and other regulations..........................    (1,445)      (670)     (2,984)
    Net receivables from brokers, dealers and clearing
     organizations..........................................       169     (1,599)       (789)
    Net payables to customers and counterparties............     4,279      2,339       8,116
    Securities borrowed, net................................   (17,075)    (8,124)    (14,610)
    Financial instruments owned, at fair value..............    (9,415)    (7,439)        148
    Financial instruments sold, but not yet purchased, at
     fair value.............................................     5,276     11,702       7,559
    Other, net..............................................       926        905         (71)
                                                              --------    -------    --------
      Net cash (used for)/provided by operating
       activities...........................................   (14,629)        70          62
                                                              --------    -------    --------
Cash flows from investing activities:
  Property, leasehold improvements and equipment............      (258)      (259)       (476)
  Financial instruments owned, at fair value................       115       (360)       (180)
  Acquisitions, net of cash acquired........................       (75)       (74)         --
                                                              --------    -------    --------
      Net cash used for investing activities................      (218)      (693)       (656)
                                                              --------    -------    --------
Cash flows from financing activities:
  Short-term borrowings, net................................       391      1,082       2,193
  Securities sold under agreements to repurchase, net.......    16,012     (4,717)     (5,909)
  Issuance of long-term borrowings..........................     5,172      7,734      10,527
  Repayment of long-term borrowings.........................    (3,986)    (1,855)     (2,058)
  Capital contributions.....................................         4         89           9
  Returns on capital and certain distributions to
    partners................................................      (473)      (557)       (619)
  Termination of the Profit Participation Plans.............        --         --        (368)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................    (1,017)    (2,034)     (1,673)
                                                              --------    -------    --------
      Net cash provided by/(used for) financing
       activities...........................................    16,103       (258)      2,102
                                                              --------    -------    --------
  Net increase/(decrease) in cash and cash equivalents......     1,256       (881)      1,508
Cash and cash equivalents, beginning of year................       953      2,209       1,328
                                                              --------    -------    --------
Cash and cash equivalents, end of year......................  $  2,209    $ 1,328    $  2,836
                                                              ========    =======    ========

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were not material.

A zero coupon bond of $32 million representing a portion of the acquisition price of CIN Management Limited was recorded on the consolidated statement of financial condition as of November 1996 and was excluded from the consolidated statement of cash flows as it represented a non-cash item.

An increase in total assets and liabilities of $11.64 billion related to the provisions of SFAS No. 125 that were deferred under SFAS No. 127 was excluded from the consolidated statement of cash flows for the year ended November 1998 as it represented a non-cash item.

  The accompanying notes are an integral part of these consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, L.P., a Delaware limited partnership ("Group L.P."), together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's investments in its merchant banking funds); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group L.P. and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, partner retirements, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1996, 1997 and 1998 refer to the Firm's fiscal year ended, or the date, as the context requires, November 29, 1996, November 28, 1997 and November 27, 1998, respectively.

  CASH AND CASH EQUIVALENTS

     The Firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis, where management believes a legal right of setoff exists under an enforceable master netting agreement. The Firm takes possession of securities purchased under agreements to resell, monitors the market value of the underlying securities on a daily basis and obtains additional collateral as appropriate.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The Firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statements of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statements of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter ("OTC") derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the Firm's trading and non-trading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally as evidenced by quoted market prices or by comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The Firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the Firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset Management and Securities Services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are included in "Trading and Principal Investments" on the consolidated statements of earnings.

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES these transactions are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable master netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets acquired at acquisition date is recorded as goodwill and amortized over periods of 15 to 25 years on a straight-line basis.

  PROVISION FOR TAXES

     The Firm accounts for income taxes incurred by its corporate subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The consolidated statements of earnings for the periods presented include a provision for, or benefit from, income taxes on income earned, or losses incurred, by Group L.P. and its subsidiaries including a provision for, or benefit from, unincorporated business tax on income earned, or losses incurred, by Group L.P. and its subsidiaries conducting business in New York City. No additional income tax provision is required in the consolidated statements of earnings because Group L.P. is a partnership and the remaining tax effects accrue directly to its partners.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated using currency exchange rates prevailing at the end of the period presented, while revenues and expenses are translated using average exchange rates during the period. Gains or losses resulting from the translation of foreign currency financial statements are recorded as cumulative translation adjustments, and are included as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statements of financial condition. Gains or losses resulting from foreign exchange transactions are recorded in earnings.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the Firm acts as an underwriter or agent are deferred until the related revenue is recognized.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  ACCOUNTING DEVELOPMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transactions occurring after December 31, 1996. SFAS No. 125 establishes standards for distinguishing transfers of financial assets that are accounted for as sales from transfers that are accounted for as secured borrowings.

     The provisions of SFAS No. 125 relating to repurchase agreements, securities lending transactions and other similar transactions were deferred by the provisions of SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", and became effective for transactions entered into after December 31, 1997. This Statement requires that the collateral obtained in certain types of secured lending transactions be recorded on the balance sheet with a corresponding liability reflecting the obligation to return such collateral to its owner. Effective January 1, 1998, the Firm adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The adoption of this standard increased the Firm's total assets and liabilities by $11.64 billion as of November 1998.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"), effective for periods ending after December 15, 1997, with restatement required for all prior periods. SFAS No. 128 establishes new standards for computing and presenting EPS. This Statement replaces primary and fully diluted EPS with "basic EPS", which excludes dilution, and "diluted EPS", which includes the effect of all potentially dilutive common shares and other dilutive securities. Because the Firm has not historically reported EPS, this Statement will have no impact on the Firm's historical financial statements. This Statement will, however, apply to financial statements of the Firm prepared after the offerings.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. The Firm intends to adopt this standard in the first quarter of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods required for comparative purposes. SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997, with restatement of disclosures for earlier periods required for comparative purposes. SFAS No. 132 revises certain employers' disclosures about pension and other post-retirement benefit plans. The Firm intends to adopt this standard at the end of fiscal 1999. This Statement is limited to issues of reporting and presentation and, therefore, will not affect the Firm's results of operations or financial condition.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The Firm currently expenses the cost of all software development in the period in which it is incurred. The Firm intends to adopt this Statement in fiscal 2000 and is currently assessing its effect.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt this standard in fiscal 2000 and is currently assessing its effect.

NOTE 3.  FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in trading transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The Firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased on the consolidated statements of financial condition. Non-trading assets and liabilities are carried at fair value or amounts that approximate fair value.

     Non-trading assets include cash and cash equivalents, cash and securities segregated in compliance with U.S. federal and other regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and counterparties, securities borrowed, securities purchased under agreements to resell, right to receive securities and certain investments, primarily those made in connection with the Firm's merchant banking activities.

     Non-trading liabilities include short-term borrowings, payables to brokers, dealers and clearing organizations, payables to customers and counterparties, securities loaned, securities sold under agreements to repurchase, obligation to return securities, other liabilities and accrued expenses and long-term borrowings. Fair value of the Firm's long-term borrowings and associated hedges is discussed in Note 5.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

  TRADING AND PRINCIPAL INVESTMENTS

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of securities, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1996      1997      1998
                                                          ----      ----      ----
                                                               (in millions)
FICC...................................................  $1,749    $2,055    $1,438
Equities...............................................     730       573       795
Principal investments..................................     214       298       146
                                                         ------    ------    ------
Total Trading and Principal Investments................  $2,693    $2,926    $2,379
                                                         ======    ======    ======

  RISK MANAGEMENT

     The Firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems for individual entities and the Firm as a whole. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the Firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the Firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the Firm is willing to undertake in its business.

     MARKET RISK. The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the Firm's risk exposures. In addition, the Firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     The potential for changes in the market value of the Firm's trading positions is referred to as "market risk". The Firm's trading positions result from underwriting, market-making and proprietary trading activities.

     The broadly defined categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

- Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

- Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

- Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

- Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

     These risk exposures are managed through diversification, by controlling position sizes and by establishing offsetting hedges in related securities or derivatives. For example, the Firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the Firm would incur if a counterparty or issuer of securities or other instruments it holds fails to perform its contractual obligations to the Firm. To reduce its credit exposures, the Firm seeks to enter into netting agreements with counterparties that permit the Firm to offset receivables and payables with such counterparties. The Firm does not take into account any such agreements when calculating credit risk, however, unless management believes a legal right of setoff exists under an enforceable master netting agreement.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The Firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 1998, U.S. government and federal agency obligations represented 7% of the Firm's total assets. In addition, most of the Firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Non-trading derivatives related to the Firm's long-term borrowings are discussed in
Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration. Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                                 AS OF NOVEMBER
                                                             ----------------------
                                                               1997         1998
                                                               ----         ----
                                                                 (in millions)
INTEREST RATE RISK:
Financial futures and forward settlement contracts.........  $334,916    $  406,302
Swap agreements............................................   918,067     1,848,977
Written option contracts...................................   351,359       423,561

EQUITY PRICE RISK:
Financial futures and forward settlement contracts.........     7,457         7,405
Swap agreements............................................     1,993         2,752
Written option contracts...................................    51,916        54,856

CURRENCY AND COMMODITY PRICE RISK:
Financial futures and forward settlement contracts.........   355,882       420,138
Swap agreements............................................    32,355        51,502
Written option contracts...................................   179,481       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                                 AS OF NOVEMBER
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
                                                                 (in millions)
PURCHASED OPTION CONTRACTS:
Interest rate...............................................  $301,685    $509,770
Equity......................................................    24,021      59,571
Currency and commodity......................................   180,859     186,748

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                            AS OF NOVEMBER
                                                           ------------------------------------------------
                                                                    1997                      1998
                                                           ----------------------    ----------------------
                                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                           -------    -----------    -------    -----------
                                                                            (in millions)
PERIOD END:
Forward settlement contracts.............................  $ 3,634      $ 3,436      $ 4,061      $ 4,201
Swap agreements..........................................    4,269        5,358       10,000       11,475
Option contracts.........................................    5,787        7,166        7,140        9,038
                                                           -------      -------      -------      -------
Total....................................................  $13,690      $15,960      $21,201      $24,714
                                                           =======      =======      =======      =======
MONTHLY AVERAGE:
Forward settlement contracts.............................  $ 3,351      $ 3,162      $ 4,326      $ 3,979
Swap agreements..........................................    3,397        4,020        7,340        8,158
Option contracts.........................................    4,511        5,059        6,696        8,958
                                                           -------      -------      -------      -------
Total....................................................  $11,259      $12,241      $18,362      $21,095
                                                           =======      =======      =======      =======

NOTE 4.  SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1997       1998
                                                          ----       ----
                                                           (in millions)
Commercial paper.......................................  $ 4,468    $10,008
Promissory notes(1)....................................   10,411     10,763
Bank loans and other(1)................................    6,129      6,659
                                                         -------    -------
Total(2)...............................................  $21,008    $27,430
                                                         =======    =======

---------------
(1) As of November 1997 and November 1998, short-term borrowings included $2,454 million and $2,955 million of long-term borrowings maturing within one year, respectively.

(2) Weighted average interest rates for total short-term borrowings, including commercial paper, were 5.43% as of November 1997 and 5.19% as of November 1998.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 5.  LONG-TERM BORROWINGS

     The Firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         -------------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Fixed-rate obligations(1)
  U.S. dollar denominated..............................  $ 5,217     $ 5,260
  Non-U.S. dollar denominated..........................    1,556       2,066
Floating-rate obligations(2)
  U.S. dollar denominated..............................    8,342      11,858
  Non-U.S. dollar denominated..........................      552         722
                                                         -------     -------
Total long-term borrowings(3)..........................  $15,667     $19,906
                                                         =======     =======

---------------
(1) Interest rate ranges for U.S. dollar and non-U.S. dollar fixed rate obligations are set forth below:

                                                            AS OF NOVEMBER
                                                            ---------------
                                                             1997     1998
                                                             ----     ----
U.S. dollar denominated
  High....................................................   10.10%   10.10%
  Low.....................................................    5.82     5.74
Non-U.S. dollar denominated
  High....................................................    9.51     9.51
  Low.....................................................    1.90     1.90

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.
(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from 1 to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                            AS OF NOVEMBER 1997               AS OF NOVEMBER 1998
                       ------------------------------    ------------------------------
                        U.S.      NON-U.S.                U.S.      NON-U.S.
                       DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                       ------     --------     -----     ------     --------     -----
                                                (in millions)
MATURITY DATES:
1998.................  $ 1,159     $  135     $ 1,294    $    --     $   --     $    --
1999.................    2,436        451       2,887      2,443        199       2,642
2000.................    2,544        263       2,807      4,293        272       4,565
2001.................      971        142       1,113      2,261        148       2,409
2002.................    1,376        281       1,657      1,669        265       1,934
2003.................      941        109       1,050      1,409        412       1,821
2004-24..............    4,132        727       4,859      5,043      1,492       6,535
                       -------     ------     -------    -------     ------     -------
Total................  $13,559     $2,108     $15,667    $17,118     $2,788     $19,906
                       =======     ======     =======    =======     ======     =======

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The Firm enters into non-trading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value. The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                             AS OF              AS OF
                                         NOVEMBER 1997      NOVEMBER 1998
                                        ---------------    ----------------
                                        AMOUNT     RATE    AMOUNT     RATE
                                        ------     ----    ------     ----
                                                  ($ in millions)
Long-term borrowings:
Fixed-rate obligations................  $   291    7.76%   $   222     8.09%
Floating-rate obligations.............   15,376    5.84     19,684     5.63
                                        -------            -------
          Total long-term
            borrowings................  $15,667    5.88    $19,906     5.66
                                        =======            =======

     The notional amounts, fair value and carrying value of the related swap agreements used for non-trading purposes are set forth below:

                                                           AS OF NOVEMBER
                                                           --------------
                                                           1997       1998
                                                           ----       ----
                                                            (in millions)
Notional amount........................................   $8,708     $10,206

                                                      AS OF NOVEMBER
                                      -----------------------------------------------
                                               1997                     1998
                                      ----------------------    ---------------------
                                      ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                      ------     -----------    ------    -----------
                                                       (in millions)
Fair value..........................   $212          $4          $519         $7
Carrying value......................     98           4            98          8

NOTE 6.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The Firm has obligations under long-term non-cancelable lease agreements, principally for office space, expiring on various dates through 2016. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under non-cancelable leases for 1999 and the

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES succeeding four years and rent charged to operating expense for the last three years are set forth below:

                                                  (in millions)
MINIMUM RENTAL COMMITMENTS:
1999..........................................       $  142
2000..........................................          139
2001..........................................          139
2002..........................................          136
2003..........................................          128
Thereafter....................................          860
                                                     ------
          Total...............................       $1,544
                                                     ======

NET RENT EXPENSE:
1996..........................................       $   83
1997..........................................           87
1998..........................................          104

  OTHER COMMITMENTS

     The Firm acts as an investor in merchant banking transactions which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions, and in connection with a bridge loan fund. In connection with these activities, the Firm had commitments to invest up to $670 million and $1.39 billion in corporate and real estate merchant banking investment and bridge loan funds as of November 1997 and November 1998, respectively.

     In connection with loan origination and participation, the Firm had loan commitments of $5.23 billion and $1.51 billion as of November 1997 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The Firm also had outstanding guarantees of $786 million and $790 million relating to its fund management activities as of November 1997 and November 1998, respectively.

     The Firm had pledged securities of $23.60 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1997 and November 1998, respectively.

     The Firm obtains letters of credit issued to counterparties by various banks that are used in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.13 billion and $8.81 billion as of November 1997 and November 1998, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     The Firm sponsors various pension plans and certain other post-retirement benefit plans, primarily health care and life insurance, which cover most employees worldwide. The Firm also provides certain benefits to former or inactive employees prior to retirement. Plan benefits are primarily based on the employee's compensation and years of service. Pension costs are

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES determined actuarially and are funded in accordance with the Internal Revenue Code. Plan assets are held in a trust and consist primarily of listed stocks and U.S. bonds. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS

     The components of pension expense/(income) are set forth below:

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
                                                                 (in millions)
Service cost, benefits earned during the period.............  $ 15    $ 15    $ 14
Interest cost on projected benefit obligation...............     8      10      11
Return on plan assets.......................................   (24)    (18)    (14)
Net amortization............................................    14       4      (1)
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====
U.S. plans..................................................  $ (1)   $ (3)   $ (3)
International plans.........................................    14      14      13
                                                              ----    ----    ----
          Total pension expense.............................  $ 13    $ 11    $ 10
                                                              ====    ====    ====

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. PLANS:
Discount rate...............................................  7.50%   7.50%   7.00%
Rate of increase in future compensation levels..............  5.00    5.00    5.00
Expected long-term rate of return on plan assets............  7.50    7.50    7.50
INTERNATIONAL PLANS:
Discount rate...............................................  5.70    5.70    5.00
Rate of increase in future compensation levels..............  5.30    5.30    4.75
Expected long-term rate of return on plan assets............  7.00    7.00    6.00

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

     The funded status of the qualified plans is set forth below:

                                                                YEAR ENDED
                                                                 NOVEMBER
                                                              --------------
                                                              1997     1998
                                                              ----     ----
                                                              (in millions)
Actuarial present value of vested benefit obligation........  $(149)   $(203)
                                                              -----    -----
Accumulated benefit obligation..............................   (151)    (207)
Effect of future salary increases...........................    (16)     (21)
                                                              -----    -----
Projected benefit obligation................................   (167)    (228)
Plan assets at fair market value............................    187      208
                                                              -----    -----
Projected benefit obligation less than/(greater than) plan
  assets....................................................     20      (20)
Unrecognized net loss.......................................      2       43
Unrecognized net transition gain............................    (20)     (18)
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====
PREPAID PENSION COST:
U.S. plans..................................................  $   2    $   5
International plans.........................................     --       --
                                                              -----    -----
Prepaid pension cost, end of year...........................  $   2    $   5
                                                              =====    =====

  POST-RETIREMENT PLANS

     The Firm has unfunded post-retirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. The Firm's accrued post-retirement benefit liability was $50 million and $53 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $6 million, $7 million and $6 million in the years ended 1996, 1997 and 1998, respectively.

  POST-EMPLOYMENT PLANS

     Post-employment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former or inactive employees after employment but before retirement. The accrued but unfunded liability under the plans was $12 million and $10 million as of November 1997 and November 1998, respectively. The Firm's expense for these plans was $2 million in each of the fiscal years ended 1996, 1997 and 1998.

  DEFINED CONTRIBUTION PLANS

     The Firm contributes to employer sponsored U.S. and international defined contribution plans. The Firm's contribution to the U.S. plans was $39 million, $44 million and $48 million for the years ended 1996, 1997 and 1998, respectively. The Firm's contribution to the international plans was $7 million, $14 million and $10 million for the years ended 1996, 1997 and 1998, respectively.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 8.  CAPITAL

  PARTNERS' CAPITAL

     Partners' capital includes both the general partner's and limited partners' capital and is subject to certain withdrawal restrictions. As of November 1998, the Firm had $6.31 billion in partners' capital. Managing directors that are participating limited partners in Group L.P. ("PLPs") who elect to retire are entitled to redeem their capital over a period of not less than five years following retirement, but often reinvest a significant portion of their capital as limited partners for longer periods. Partners' capital was reduced by $368 million in 1998 due to the termination of the Profit Participation Plans under which certain employees received payments based on the earnings of the Firm. Partners' capital allocated for income taxes and potential withdrawals represents management's estimate of net amounts currently distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

     Sumitomo Bank Capital Markets, Inc. ("SBCM"), a limited partner that had capital invested of approximately $834 million as of November 1998, may require Group L.P. to redeem its capital over a five-year period beginning no earlier than 2007. Kamehameha Activities Association ("KAA"), a limited partner that had capital invested of approximately $757 million as of November 1998, may require Group L.P. to redeem $391 million of its capital over a five-year period beginning no earlier than 2010 and $366 million of its capital over a five-year period beginning no earlier than 2013.

     Institutional Limited Partners (other than SBCM and KAA) had aggregate capital invested of $755 million as of November 1998. Group L.P. must repay these Institutional Limited Partners' capital as follows: $270 million in six equal annual installments commencing in December 2001, $257 million in March 2005, $146 million in November 2013 and $82 million in November 2023.

     Group L.P. may defer any required redemption of capital if the redemption would cause a subsidiary subject to regulatory authority to be in violation of the rules of such authority or if the withdrawal of funds to satisfy the redemption from an unregulated subsidiary would have a material effect on such subsidiary.

  REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1997 and November 1998, GS&Co. had regulatory net capital, as defined, of $1.77 billion and $3.25 billion, respectively, which exceeded the amounts required by $1.37 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group L.P., is subject to the capital requirements of the Securities and Futures Authority Limited and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1997 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1997 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 9.  GEOGRAPHIC DATA

     The Firm's activities as an investment banking and securities firm constitute a single business segment pursuant to SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise".

     Due to the highly integrated nature of international financial markets, the Firm manages its business based on the profitability of the enterprise as a whole, not by geographic region. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The total revenues, net revenues, pre-tax earnings and identifiable assets of Group L.P. and its consolidated subsidiaries by geographic region are summarized below:

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1996       1997       1998
                                                       ----       ----       ----
                                                              (in millions)
TOTAL REVENUES:
Americas(1).........................................  $12,864    $15,091    $15,972
Europe..............................................    3,762      4,463      5,156
Asia................................................      663        879      1,350
                                                      -------    -------    -------
Total...............................................  $17,289    $20,433    $22,478
                                                      =======    =======    =======

NET REVENUES:
Americas(1).........................................  $ 4,397    $ 5,104    $ 5,436
Europe..............................................    1,355      1,739      2,180
Asia................................................      377        604        904
                                                      -------    -------    -------
Total...............................................  $ 6,129    $ 7,447    $ 8,520
                                                      =======    =======    =======

PRE-TAX EARNINGS:
Americas(1).........................................  $ 1,963    $ 2,061    $ 1,527
Europe..............................................      536        683        913
Asia................................................      107        270        481
                                                      -------    -------    -------
Total...............................................  $ 2,606    $ 3,014    $ 2,921
                                                      =======    =======    =======

                                                         AS OF NOVEMBER
                                               -----------------------------------
                                                 1996         1997         1998
                                                 ----         ----         ----
                                                          (in millions)
IDENTIFIABLE ASSETS:
Americas(1)..................................  $ 171,345    $ 206,312    $ 229,412
Europe.......................................     62,172       80,551      106,721
Asia.........................................      6,894       13,240       19,883
Eliminations.................................    (88,365)    (121,702)    (138,636)
                                               ---------    ---------    ---------
Total........................................  $ 152,046    $ 178,401    $ 217,380
                                               =========    =========    =========

---------------
(1) Americas principally represents the United States.

                 THE GOLDMAN SACHS GROUP, L.P. AND SUBSIDIARIES

NOTE 10.  QUARTERLY RESULTS (UNAUDITED)

                                                             YEAR ENDED NOVEMBER 1996
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,030    $4,656    $4,313    $4,290
Interest expense, principally on short-term
funding..............................................   2,566     2,986     2,845     2,763
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,464     1,670     1,468     1,527
Operating expenses...................................     899       961       879       784
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     565       709       589       743
Provision for taxes..................................      21        23        31       132
                                                       ------    ------    ------    ------
     Net earnings....................................  $  544    $  686    $  558    $  611
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1997
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $4,932    $4,608    $5,957    $4,936
Interest expense, principally on short-term
funding..............................................   2,975     2,934     3,727     3,350
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   1,957     1,674     2,230     1,586
Operating expenses...................................   1,052     1,064     1,298     1,019
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................     905       610       932       567
Provision for taxes..................................      44        99        60        65
                                                       ------    ------    ------    ------
     Net earnings....................................  $  861    $  511    $  872    $  502
                                                       ======    ======    ======    ======

                                                             YEAR ENDED NOVEMBER 1998
                                                       ------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                        ---       ---       ---       ---
                                                                  (in millions)
Total revenues.......................................  $5,903    $6,563    $5,735    $4,277
Interest expense, principally on short-term
funding..............................................   3,431     3,574     3,591     3,362
                                                       ------    ------    ------    ------
Revenues, net of interest expense....................   2,472     2,989     2,144       915
Operating expenses...................................   1,450     1,952     1,389       808
                                                       ------    ------    ------    ------
Pre-tax earnings.....................................   1,022     1,037       755       107
Provision for taxes..................................     138       190       102        63
                                                       ------    ------    ------    ------
     Net earnings....................................  $  884    $  847    $  653    $   44
                                                       ======    ======    ======    ======

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

                         ------------------------------

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.:

     We have reviewed the condensed consolidated statement of financial condition of The Goldman Sachs Group, Inc. and Subsidiaries (the "Company") as of August 27, 1999, and the condensed consolidated statements of earnings for the nine months ended August 27, 1999 and August 28, 1998, the condensed consolidated statements of cash flows for the nine months ended August 27, 1999 and August 28, 1998 and the condensed consolidated statement of changes in stockholders' equity and partners' capital for the nine months ended August 27, 1999. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements for them to be in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

New York, New York
October 5, 1999.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                      NINE MONTHS ENDED AUGUST
                                                              ----------------------------------------
                                                                     1998                  1999
                                                                     ----                  ----
                                                              (in millions, except share and per share
                                                                              amounts)
REVENUES:
Investment banking..........................................     $      2,547          $      3,054
Trading and principal investments...........................            2,719                 4,540
Asset management and securities services....................            1,531                 1,788
Interest income.............................................           11,404                 9,269
                                                                 ------------          ------------
     Total revenues.........................................           18,201                18,651
Interest expense, principally on short-term funding.........           10,596                 8,779
                                                                 ------------          ------------
     Revenues, net of interest expense......................            7,605                 9,872
OPERATING EXPENSES:
Compensation and benefits, excluding employee initial public
  offering awards...........................................            3,566                 4,932
Non-recurring employee initial public offering awards(1)....               --                 2,257
Amortization of employee initial public offering awards.....               --                   154
Brokerage, clearing and exchange fees.......................              301                   328
Market development..........................................              201                   247
Communications and technology...............................              189                   224
Depreciation and amortization...............................              158                   229
Occupancy...................................................              147                   221
Professional services and other.............................              229                   297
Charitable contribution.....................................               --                   200
                                                                 ------------          ------------
     Total operating expenses...............................            4,791                 9,089
Pre-tax earnings............................................            2,814                   783
Provision/(benefit) for taxes...............................              430                (1,202)
                                                                 ------------          ------------
Net earnings................................................     $      2,384          $      1,985
                                                                 ============          ============
Earnings per share:
  Basic.....................................................                           $       4.18
  Diluted...................................................                                   4.11
Average common shares outstanding:
  Basic.....................................................                            474,698,130
  Diluted...................................................                            483,146,111

---------------
(1) Includes expense of $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                                  AS OF
                                                               AUGUST 1999
                                                               -----------
                                                              (in millions,
                                                                 except
                                                                share and
                                                                per share
                                                                amounts)
ASSETS:
Cash and cash equivalents...................................     $  1,900
Cash and securities segregated in compliance with U.S.
  federal and other regulations (principally U.S. government
  obligations)..............................................        8,945
Receivables from brokers, dealers and clearing
  organizations.............................................        4,236
Receivables from customers and counterparties...............       25,183
Securities borrowed.........................................       78,662
Securities purchased under agreements to resell.............       36,702
Right to receive securities.................................        2,010
Financial instruments owned, at fair value:
  Commercial paper, certificates of deposit and time
    deposits................................................        1,699
  U.S. government, federal agency and sovereign
    obligations.............................................       23,997
  Corporate debt............................................        9,918
  Equities and convertible debentures.......................       13,358
  State, municipal and provincial obligations...............          584
  Derivative contracts......................................       23,883
  Physical commodities......................................          671
Other assets................................................        4,525
                                                                 --------
                                                                 $236,273
                                                                 ========
LIABILITIES AND EQUITY:
Short-term borrowings, including commercial paper...........     $ 36,612
Payables to brokers, dealers and clearing organizations.....          762
Payables to customers and counterparties....................       37,862
Securities loaned...........................................       26,331
Securities sold under agreements to repurchase..............       32,634
Obligation to return securities.............................        4,728
Financial instruments sold, but not yet purchased, at fair
  value:
  U.S. government, federal agency and sovereign
    obligations.............................................       25,039
  Corporate debt............................................        2,405
  Equities and convertible debentures.......................        9,084
  Derivative contracts......................................       25,798
  Physical commodities......................................          673
Other liabilities and accrued expenses......................        5,408
Long-term borrowings........................................       20,340
                                                                 --------
                                                                  227,676
Commitments and contingencies
Preferred stock, par value $0.01 per share; 150,000,000
  shares authorized, no shares issued and outstanding.......           --
Common stock, par value $0.01 per share; 4,000,000,000
  shares authorized, 437,245,963 shares issued and
  outstanding...............................................            4
Restricted stock units; 63,252,726 units issued and
  outstanding...............................................        3,356
Nonvoting common stock, par value $0.01 per share;
  200,000,000 shares authorized, 7,440,362 shares issued and
  outstanding...............................................           --
Additional paid-in capital..................................        7,152
Accumulated deficit.........................................         (279)
Unearned compensation.......................................       (1,617)
Accumulated other comprehensive loss........................          (19)
                                                                 --------
                                                                    8,597
                                                                 --------
                                                                 $236,273
                                                                 ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                   STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                                  (UNAUDITED)

                                                                  PERIOD ENDED
                                                                  AUGUST 1999
                                                                  ------------
                                                              (in millions, except
                                                               per share amounts)
Partners' capital
Balance, beginning of period................................         $ 6,310
  Transfer of beginning partners' capital allocated for
    income taxes and potential withdrawals..................              74
  Net earnings..............................................           2,264(1)
  Capital contributions.....................................              48
  Returns on capital and certain distributions to
    partners................................................            (306)
  Distributions of remaining partners' capital..............          (4,520)(2)
  Exchange of partnership interests for shares of common
    stock...................................................          (3,901)
  Transfer to accumulated other comprehensive income........              31
                                                                     -------
  Balance, end of period....................................              --
Common stock, par value $0.01
  Balance, beginning of period..............................              --
  Common stock issued.......................................               4
                                                                     -------
  Balance, end of period....................................               4
Restricted stock units
  Balance, beginning of period..............................              --
  Restricted stock units granted, net of forfeitures of $23
    million.................................................           3,356
                                                                     -------
  Balance, end of period....................................           3,356
Nonvoting common stock, par value $0.01
  Balance, beginning of period..............................              --
  Nonvoting common stock issued.............................              --
                                                                     -------
  Balance, end of period....................................              --
Additional paid-in capital
  Balance, beginning of period..............................              --
  Exchange of partnership interests for shares of common
    stock...................................................           3,901
  Initial public offering of common stock...................           2,638
  Issuance of common stock contributed to a defined
    contribution plan.......................................             666
  Dividends paid............................................             (53)
                                                                     -------
  Balance, end of period....................................           7,152
Accumulated deficit
  Balance, beginning of period..............................              --
  Net loss..................................................            (279)(3)
                                                                     -------
  Balance, end of period....................................            (279)
Unearned compensation
  Balance, beginning of period..............................              --
  Restricted stock units granted, net of forfeitures of $16
    million.................................................          (1,771)
  Amortization of restricted stock units....................             154
                                                                     -------
  Balance, end of period....................................          (1,617)
Accumulated other comprehensive loss
  Balance, beginning of period..............................              --
  Transfer from partners' capital...........................             (31)
  Currency translation adjustment...........................              12
                                                                     -------
  Balance, end of period....................................             (19)
                                                                     -------
                                                                     $ 8,597
                                                                     =======

---------------
(1) Represents net earnings of the partnership from November 28, 1998 through May 6, 1999.

(2) Represents the retired limited partners' exchanges of partnership interests for cash and junior subordinated debentures, the redemption of senior limited partnership interests for cash and other distributions of partners' capital in accordance with the partnership agreement.

(3) Represents net loss of the corporation from May 7, 1999 through August 27, 1999.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              AUGUST 1998    AUGUST 1999
                                                              -----------    -----------
                                                                    (in millions)
Cash flows from operating activities:
Net earnings................................................   $  2,384       $  1,985
  Non-cash items included in net earnings:
    Depreciation and amortization...........................        158            229
    Deferred income taxes...................................          7         (1,388)
    Stock-based compensation................................         --          2,405
  Changes in operating assets and liabilities:
    Cash and securities segregated in compliance with U.S.
      federal and other regulations.........................     (2,875)        (1,058)
    Net receivables from brokers, dealers and clearing
      organizations.........................................       (307)           116
    Net payables to customers and counterparties............      6,330         (8,547)
    Securities borrowed, net................................    (21,077)        (4,290)
    Financial instruments owned, at fair value..............    (19,688)        (5,983)
    Financial instruments sold, but not yet purchased, at
      fair value............................................     15,210         10,012
    Other, net..............................................        706          1,212
                                                               --------       --------
         Net cash used for operating activities.............    (19,152)        (5,307)
Cash flows from investing activities:
  Property, leasehold improvements and equipment............       (345)          (368)
  Financial instruments owned, at fair value................       (202)           119
                                                               --------       --------
         Net cash used for investing activities.............       (547)          (249)
Cash flows from financing activities:
  Short-term borrowings, net................................      5,623            720
  Securities sold under agreements to repurchase, net.......      8,119         (2,842)
  Issuance of long-term borrowings..........................      9,736          9,098
  Repayment of long-term borrowings.........................     (1,219)          (572)
  Capital contributions.....................................          6             48
  Dividends paid............................................         --            (53)
  Returns on capital and certain distributions to
    partners................................................       (463)          (306)
  Proceeds from issuance of common stock....................         --          2,639
  Partners' capital distributions, net......................         --         (4,112)
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................     (1,235)            --
                                                               --------       --------
         Net cash provided by financing activities..........     20,567          4,620
       Net increase/(decrease) in cash and cash
       equivalents..........................................        868           (936)
Cash and cash equivalents, beginning of period..............      1,328          2,836
                                                               --------       --------
Cash and cash equivalents, end of period....................   $  2,196       $  1,900
                                                               ========       ========

----------------

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of income taxes were immaterial for the period ended August 28, 1998 and were $236 million for the period ended August 27, 1999.

The junior subordinated debentures of $371 million that were issued to the retired limited partners in exchange for their partnership interests were excluded from the consolidated statement of cash flows as they represented non-cash items.

Stock-based compensation includes $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, Inc. ("Group Inc."), a Delaware corporation, together with its consolidated subsidiaries (collectively, the "Firm"), is a global investment banking and securities firm that provides a wide range of financial services worldwide to a substantial and diversified client base. On May 7, 1999, the Firm converted from a partnership to a corporation and completed its initial public offering.

     The Firm's activities are divided into three principal business lines:

     - Investment Banking, which includes financial advisory services and underwriting;

     - Trading and Principal Investments, which includes fixed income, currency and commodities ("FICC"), equities and principal investments (principal investments reflect primarily the Firm's merchant banking investments); and

     - Asset Management and Securities Services, which includes asset management, securities services and commissions.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed consolidated financial statements include the accounts of the parent company, Group Inc., and its U.S. and international subsidiaries including Goldman, Sachs & Co. ("GS&Co.") and J. Aron & Company in New York, Goldman Sachs International ("GSI") in London and Goldman Sachs (Japan) Ltd. ("GSJL") in Tokyo. These condensed consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements included elsewhere in this prospectus.

     These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     These unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the operating results in the interim periods presented. Interim period operating results may not be indicative of the operating results for a full year.

     Unless otherwise stated herein, all references to August 1998 and August 1999 refer to the Firm's fiscal period ended, or the date, as the context requires, August 28, 1998 and August 27, 1999, respectively.

  STOCK-BASED COMPENSATION

     The Firm has elected to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. Compensation expense is recognized immediately for restricted stock units for

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

which future service is not required as a condition to the delivery of the underlying shares of common stock. For restricted stock units with future service requirements, compensation expense is recognized over the relevant vesting period using an accelerated amortization methodology.

  INCOME TAXES

     The Firm accounts for taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. As a partnership, the Firm was primarily subject to unincorporated business taxes and taxes in foreign jurisdictions on certain of its operations. As a corporation, the earnings of the Firm are subject to U.S. federal, foreign, state and local taxes. As a result of its conversion to corporate form, the Firm recognized the tax effect of the change in its income tax rate on both its deferred tax assets and liabilities and the earnings attributable to the period from May 7, 1999 to the end of its third quarter. The Firm's tax assets and liabilities are presented as a component of "Other assets" and "Other liabilities and accrued expenses", respectively, on the consolidated statement of financial condition.

  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income and its components in the financial statements. This Statement is effective for fiscal years beginning after December 15, 1997 and was adopted by the Firm in the first quarter of 1999. The components of comprehensive income are set forth below:

                                                                NINE MONTHS
                                                                ENDED AUGUST
                                                              ----------------
                                                               1998      1999
                                                               ----      ----
                                                               (in millions)
Net earnings................................................  $2,384    $1,985
Currency translation adjustment.............................     (53)       12
                                                              ------    ------
Total comprehensive income..................................  $2,331    $1,997
                                                              ======    ======

     As a partnership, the Firm's cumulative translation adjustment was reported as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statement of financial condition. It was not reported as a separate component of equity because it was not material. In connection with the conversion to corporate form, the cumulative translation adjustment is reported as a component of "Accumulated other comprehensive loss" in stockholders' equity on the consolidated statement of financial condition.

  ACCOUNTING DEVELOPMENTS

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133", which deferred for one year the effective date of the accounting and reporting requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Firm intends to adopt the provisions of SFAS No. 133 deferred by SFAS No. 137 in fiscal 2001 and is currently assessing its effect.

NOTE 3. FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. For purposes of the consolidated statement of financial condition only, purchases and sales of financial instruments, including agency transactions, are generally recorded on a settlement date basis. Recording such transactions on a trade date basis would not result in a material adjustment to the consolidated statement of financial condition.

     Substantially all financial instruments used in the Firm's trading and non-trading activities are carried at fair value or amounts that approximate fair value and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions.

     The Firm's Trading and Principal Investments business facilitates customer transactions and takes proprietary positions through market-making in and trading of fixed income and equity products, currencies, commodities and swaps and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the Firm's strategies. As a result, it is necessary to view the results of any activity on a fully-integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues represent total revenues less allocations of interest expense to specific securities, commodities and other positions in relation to the level of financing incurred by each. The following table sets forth the net revenues of the Firm's Trading and Principal Investments business:

                                                                NINE MONTHS
                                                                ENDED AUGUST
                                                              ----------------
                                                               1998      1999
                                                               ----      ----
                                                               (in millions)
FICC........................................................  $2,109    $2,448
Equities....................................................     659     1,531
Principal investments.......................................     274       543
                                                              ------    ------
Total Trading and Principal Investments.....................  $3,042    $4,522
                                                              ======    ======

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

  DERIVATIVE ACTIVITIES

     Most of the Firm's derivative transactions are entered into for trading purposes. The Firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The Firm also enters into non-trading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of each contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The Firm has elected to include commodity-related contracts in its derivative disclosures, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statement of financial condition. Substantially all of the gains and losses on derivatives used for trading purposes are included in "Trading and principal investments" on the consolidated statements of earnings.

     The Firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in financial instruments owned, at fair value on the consolidated statement of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses owed where management believes a legal right of setoff exists under an enforceable master netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The Firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, using legally enforceable master netting agreements.

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the Firm's netting policy, is set forth below:

                                                                AS OF AUGUST 1999
                                                              ----------------------
                                                              ASSETS     LIABILITIES
                                                              ------     -----------
                                                                  (in millions)
Forward settlement contracts................................  $ 4,152      $ 3,751
Swap agreements.............................................   10,749       11,567
Option contracts............................................    8,938       10,471
                                                              -------      -------
Total.......................................................  $23,839      $25,789
                                                              =======      =======

     Derivatives used for non-trading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the Firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these transactions are generally deferred and recognized as adjustments to interest expense

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for non-trading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately. The fair value and carrying value of derivatives used for non-trading purposes are set forth below:

                                                                AS OF AUGUST 1999
                                                              ---------------------
                                                              ASSETS    LIABILITIES
                                                              ------    -----------
                                                                  (in millions)
Fair value..................................................   $16         $153
Carrying value..............................................    44            9

NOTE 4. SHORT-TERM BORROWINGS

     The Firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment grade foreign sovereign obligations and equity securities. The Firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                                  AS OF
                                                               AUGUST 1999
                                                               -----------
                                                              (in millions)
Commercial paper............................................     $11,822
Promissory notes............................................       9,989
Bank loans and other(1).....................................      14,801
                                                                 -------
Total.......................................................     $36,612
                                                                 =======

---------------
(1) As of August 1999, short-term borrowings included $8,419 million of long-term borrowings maturing within one year.

     The Firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 5. EARNINGS PER SHARE

     Earnings per share ("EPS") is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic EPS is calculated by dividing net earnings by the weighted-average number of common shares outstanding. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The computations of basic and diluted EPS are set forth below:

                                                                    NINE MONTHS ENDED
                                                                       AUGUST 1999
                                                                    -----------------
                                                              (in millions, except for share
                                                                  and per share amounts)
Numerator for basic and diluted earnings per
  share -- earnings available to common stockholders........           $     1,985
                                                                       ===========
Denominator for basic earnings per share -- weighted-average
number of common shares(1)..................................           474,698,130
Effect of dilutive securities:
  Restricted stock units....................................             4,508,530
  Stock options.............................................             3,939,451
                                                                       -----------
Dilutive potential common shares............................             8,447,981
                                                                       -----------
Denominator for diluted earnings per share --
  weighted-average number of common shares and dilutive
  potential common shares...................................           483,146,111
                                                                       ===========
Basic earnings per share....................................           $      4.18
Diluted earnings per share..................................                  4.11

---------------
(1) Includes common stock, nonvoting common stock and restricted stock units awarded to employees for which future service is not required as a condition to the delivery of the underlying common stock.

NOTE 6. EMPLOYEE INCENTIVE PLANS

  STOCK INCENTIVE PLAN

     The Firm sponsors a stock incentive plan which provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed five percent of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of August 1999, 196,984,072 shares were available for grant under the stock incentive plan, after giving effect to stock-based awards granted by the Firm through August 1999.

     Through August 1999, the Firm granted the following awards under the stock incentive plan to its employees (other than managing directors who were profit participating limited partners) and to its outside directors.

  RESTRICTED STOCK UNITS

     Restricted stock units granted to employees through August 1999 and outstanding as of the end of the period, for which no additional service is required to obtain delivery of the underlying common stock, were 29,906,160, net of forfeitures of 127,855. The common stock underlying these restricted stock units will generally be deliverable in equal installments on or about the first, second and third anniversaries of the date of grant. While no additional service is required to

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

obtain delivery of the underlying common stock, delivery of the common stock is conditioned on the grantee's satisfying certain requirements. For purposes of calculating basic earnings per share and book value per share, the shares of common stock underlying the restricted stock units are included in common shares outstanding. During the nine-month period ended August 1999, the Firm recorded $1.59 billion in non-cash compensation expense related to these restricted stock units.

     Restricted stock units granted to employees through August 1999 and outstanding as of the end of the period, for which additional service is required to obtain delivery of the underlying common stock, were 33,340,566, net of forfeitures of 304,471. Substantially all of these restricted stock units will vest, and the underlying common stock will be delivered, in equal installments on or about the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and the grantee's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. For purposes of calculating basic earnings per share and book value per share, the shares of common stock underlying these restricted stock units are excluded from common shares outstanding since future service is required as a condition to the delivery of the underlying common stock. The dilutive effect of these restricted stock units is, however, included in diluted common shares outstanding under the treasury stock method. The Firm has recorded non-cash expense of $154 million related to these awards through August 1999 and will record $1.62 billion over the remaining related service period.

  OUTSIDE DIRECTOR AWARDS

     Restricted stock units granted to outside directors through August 1999 and outstanding as of the end of the period, for which no additional service is required to obtain delivery of the underlying common stock, were 6,000. The common stock underlying these restricted stock units will be deliverable the year after the grantee retires. For purposes of calculating basic earnings per share and book value per share, the shares of common stock underlying these restricted stock units are included in common shares outstanding.

  STOCK OPTIONS

     Stock options granted to employees through August 1999 and outstanding as of the end of the period were 39,763,202, net of forfeitures of 364,390. These options generally will become exercisable in equal installments commencing on or about the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and the grantee's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. Once vested, these options will generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of grant. The dilutive effect of these options is included in diluted common shares outstanding under the treasury stock method. As of August 1999, the outstanding options had a weighted-average exercise price of $53 and a weighted-average remaining life of approximately 10 years.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The weighted-average fair value of options granted was $16.02 per option. Fair value is estimated as of the grant date based on a binomial option pricing model using the following weighted-average assumptions:

Risk-free interest rate.....................................     6.1%
Expected life...............................................  7 years
Expected volatility.........................................    30.0%
Dividend yield..............................................     1.0%

     Pro Forma Effect of SFAS No. 123

     In accordance with APB No. 25, compensation expense will not be recognized since these options had no intrinsic value on the date of grant. If the Firm were to recognize compensation expense under the fair value-based method of SFAS No. 123, net earnings would have decreased resulting in pro forma net earnings and earnings per share as set forth below:

                                                                    NINE MONTHS ENDED
                                                                       AUGUST 1999
                                                                    -----------------
                                                              (in millions, except for share
                                                                  and per share amounts)
Net earnings, as reported...................................           $     1,985
Pro forma net earnings......................................                 1,953
EPS, as reported:
  Basic.....................................................           $      4.18
  Diluted...................................................                  4.11
Pro forma EPS:
  Basic.....................................................           $      4.11
  Diluted...................................................                  4.04
Basic common shares outstanding.............................           474,698,130
Diluted common shares outstanding...........................           483,146,111

     In the table above, pro forma compensation expense associated with option grants is recognized over the relevant vesting period. The effect of applying SFAS No. 123 in the pro forma disclosure above is not representative of the potential pro forma effect on net earnings in future periods.

  DEFINED CONTRIBUTION PLAN

     In addition to the stock incentive plan, the Firm has established a non-qualified defined contribution plan (the "Plan") for certain senior employees. Shares of common stock contributed to and outstanding in the Plan as of August 1999 were 12,555,866. The initial irrevocable contribution of common stock to the Plan in connection with the initial public offering will vest and be distributable to each participant in equal installments on or about the third, fourth and fifth anniversaries of the date of grant if the participant satisfies certain conditions, and the participant's employment with the Firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and will be reallocated to the remaining participants. The Firm's expense for the Plan was $666 million through August 1999, resulting from the immediate recognition of expense related to contributions made in connection with the initial public offering in the second quarter.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 7. INCOME TAXES

     Prior to its conversion to corporate form, the Firm operated as a partnership and generally was not subject to U.S. federal and state income taxes. The earnings of the Firm, however, were subject to local unincorporated business taxes. In addition, certain of the Firm's non-U.S. subsidiaries were subject to income taxes in their local jurisdictions. The partners of the Firm's predecessor partnership were taxed on their proportionate share of the partnership's taxable income or loss. Effective with the conversion from a partnership to a corporation on May 7, 1999, the Firm became subject to U.S. federal, foreign, state and local corporate income taxes. The components of pre-tax earnings and income tax expense and benefits reflected on the consolidated statements of earnings are set forth below:

                                                                NINE MONTHS ENDED
                                                                   AUGUST 1999
                                                                -----------------
                                                                  (in millions)
Pre-tax earnings:
U.S. .......................................................         $   120
Non-U.S. ...................................................             663
                                                                     -------
     Total pre-tax earnings.................................         $   783
                                                                     =======
Current taxes:
U.S. federal................................................         $  (197)
State and local.............................................             (16)
Non-U.S.....................................................             399
                                                                     -------
     Total current tax (benefit)/expense....................             186
Deferred taxes:
U.S. federal................................................            (901)
State and local.............................................            (285)
Non-U.S. ...................................................            (202)
                                                                     -------
     Total deferred tax expense/(benefit)...................          (1,388)
                                                                     -------
     Total tax expense/(benefit)............................         $(1,202)
                                                                     =======

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. In connection with the conversion from a partnership to a corporation, the Firm recognized a deferred tax benefit of $825 million primarily related to the revaluation of net deferred tax assets recorded in accordance with the provisions of SFAS No. 109. Significant components of the Firm's net deferred tax assets as of August 1999 are set forth below:

                                                              AS OF AUGUST
                                                                  1999
                                                              ------------
                                                              (in millions)
Deferred tax assets:
Compensation and benefits...................................     $1,273
  Depreciation and amortization.............................         51
  Other, net................................................        320
  Less: valuation allowance(1)..............................       (113)
                                                                 ------
          Total deferred tax assets.........................      1,531
                                                                 ------
Deferred tax liabilities:
  Unrealized income.........................................         72
                                                                 ------
          Total deferred tax liabilities....................         72
                                                                 ------
          Net deferred tax assets...........................     $1,459
                                                                 ======

---------------
(1) Relates primarily to the ability to recognize tax benefits associated with foreign operations.

     A reconciliation of the statutory U.S. federal income tax rate of 35% to the Firm's effective income tax rate is set forth below:

                                                                 TAX BENEFIT
                                                              -----------------
                                                              NINE MONTHS ENDED
                                                                 AUGUST 1999
                                                              -----------------
U.S. statutory tax rate.....................................         35.0%
Increase related to:
  State and local taxes, net of U.S. income tax effects.....          5.7
  Other.....................................................          0.3
                                                                   ------
Rate before one-time events.................................         41.0
Revaluation of deferred tax assets upon the change in tax
  status....................................................       (105.3)
Rate benefit for partnership period.........................        (96.0)
Other.......................................................          6.8
                                                                   ------
          Total tax benefit.................................       (153.5%)
                                                                   ======

     The deferred tax assets recognized upon the change in tax status of the Firm primarily reflect the revaluation of the Firm's deferred tax assets and liabilities at the Firm's corporate income tax rate. The Firm's effective tax rate in the nine-month period ended August 1999 includes a rate benefit attributable to the fact that the Firm generally was not subject to corporate taxes on its earnings prior to its conversion to corporate form.

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 8. COMMITMENTS AND CONTINGENCIES

     The Firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Firm's financial condition, but might be material to the Firm's operating results for any particular period, depending, in part, upon the operating results for such period.

NOTE 9. REGULATED SUBSIDIARIES

     GS&Co., a registered U.S. broker-dealer and subsidiary of Group Inc., is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule" and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of August 1999, GS&Co. had regulatory net capital, as defined, of $3.16 billion, which exceeded the amount required by $2.61 billion.

     GSI, a registered U.K. broker-dealer and subsidiary of Group Inc., is subject to the capital requirements of the Securities and Futures Authority Limited, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of August 1999, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the Firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of August 1999, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 10. SUBSEQUENT EVENT

     On September 20, 1999, the Board of Directors of Group, Inc. declared a dividend of $0.12 per share to be paid on November 22, 1999 to voting and nonvoting common stockholders of record on October 25, 1999.

                              PLAN OF DISTRIBUTION

     The selling shareholders, and their pledgees, donees, transferees or other successors in interest, may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds". We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We
estimate those fees and expenses to be approximately $            . The selling
shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

     The selling shareholders, including their pledgees, donees, transferees or other successors in interest, may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

- in privately negotiated transactions;

- through broker-dealers, who may act as agents or principals;

- in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- through one or more underwriters on a firm commitment or best-efforts basis;

- directly to one or more purchasers;

- through agents; or

- in any combination of the above.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

- purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

- ordinary brokerage transactions; or

- transactions in which the broker-dealer solicits purchasers.

     At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

     In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Goldman, Sachs & Co., a subsidiary of The Goldman Sachs Group, Inc., may be one such underwriter.

     The common stock is listed on the NYSE under the symbol "GS".

     Because Goldman, Sachs & Co. is a member of the NYSE and because of its relationship to The Goldman Sachs Group, Inc., it is not permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of the common stock.

     Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

     We have agreed, in the registration rights instrument, to indemnify the selling shareholders and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of the selling shareholders' shares of common stock against certain liabilities (and to contribute to payments in respect of those liabilities), including liabilities arising under the Securities Act of 1933. See "Shares Eligible for Future Sale -- Registration Rights Instrument" for a further description of the terms of the registration rights instrument.

     Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

-------------------------------------------------------
-------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Our Business Principles...............     2
Prospectus Summary....................     3
Risk Factors..........................     8
Use of Proceeds.......................    19
Price Range of our Common Stock and
  Dividends...........................    19
Report of Independent Accountants on
  Pro Forma Consolidated Income
  Statement Information...............    20
Review Report of Independent
  Accountants on Pro Forma
  Consolidated Income Statement
  Information.........................    21
Pro Forma Consolidated Income
  Statement Information...............    22
Notes to Pro Forma Consolidated Income
  Statement Information...............    24
Selected Consolidated Financial
  Data................................    27
Report of Independent Accountants on
  Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    30
Business..............................    54
Management............................    76
Selling Shareholders..................    88
Principal Shareholders................    89
Certain Relationships and Related
  Transactions........................    91
Description of Capital Stock..........    95
Shares Eligible for Future Sale.......   101
Validity of Common Stock..............   104
Experts...............................   104
Available Information.................   106
Cautionary Statement Pursuant to The
  Private Securities Litigation Reform
  Act of 1995.........................   107
Index to Consolidated Financial
  Statements..........................   F-1
Plan of Distribution..................   P-1

-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                                             Shares

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                                  Common Stock
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.

            -------------------------------------------------------
            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the estimated expenses to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $139,000
NASD fees and expenses......................................     30,500
Legal fees and expenses.....................................          *
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................          *
Accounting fees and expenses................................          *
Printing and engraving fees.................................          *
Miscellaneous...............................................          *
                                                               --------
          Total.............................................   $      *
                                                               ========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant's by-laws provides for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the shareholders' agreement (as defined in the prospectus included in this registration statement) or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

The Registrant has entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     The Registrant has entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the Registrant's board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the Registrant, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation and certain registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. The Registrant has also entered into a similar indemnification agreement with its directors, some of its officers and all other persons requested or authorized by the Registrant's board of directors or any committee thereof to take actions on behalf of the Registrant in connection with this registration statement and certain other registration statements. These agreements are in addition to the Registrant's indemnification obligations under its by-laws.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its conversion to corporate form, the Registrant issued:
(i) 265,019,073 shares of the Registrant's common stock, par value $0.01 per share, to certain managing directors who were profit participating limited partners of The Goldman Sachs Group, L.P. in exchange for all of these managing directors' interests in The Goldman Sachs Group, L.P. and certain other affiliates; (ii) 47,270,551 shares of common stock and $295 million principal amount of 12% junior subordinated debentures of the Registrant to certain retired limited partners of The Goldman Sachs Group, L.P. in exchange for all of such limited partners' interests in The Goldman Sachs Group, L.P. and certain other affiliates; (iii) 30,425,052 shares of common stock and 7,440,362 shares of the Registrant's nonvoting common stock, par value $0.01 per share, to Sumitomo Bank Capital Markets, Inc. in exchange for its interests in The Goldman Sachs Group, L.P. and Goldman, Sachs & Co.; and (iv) 30,975,421 shares of common stock to Kamehameha Activities Association in exchange for its interests in The Goldman Sachs Group, L.P. Also, simultaneously with its conversion to corporate form on May 7, 1999, the Registrant made awards of restricted stock units and/or stock options to substantially all of its employees and made an irrevocable contribution of shares of common stock to a nonqualified defined contribution plan. The offering and sale of the shares of common stock, junior subordinated debentures and nonvoting common stock to the managing directors who were profit participating limited partners, retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha

Activities Association were not registered under the Securities Act of 1933, because the offering and sale (i) was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities were issued in a transaction not registered under the Securities Act of 1933) or (ii) were made outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. The foregoing employee awards and contribution of common stock were not registered under the Securities Act of 1933 because the awards and contribution either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the awards were made to a relatively broad class of employees who provided no consideration in exchange for their awards, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

     On April 13, 1999, the Registrant entered into an arrangement with a group of 10 employees pursuant to which a portion of a performance-based bonus that is payable to such employees in 2002 will be paid in shares of common stock of the Registrant valued at $53.00 per share. Under this arrangement, up to 386,500 shares of common stock may be issued. The offering and sale of these 386,500 shares of common stock was made pursuant to Rule 701 under the Securities Act of 1933.

     On September 24, 1999, the Registrant issued 4,024,637 shares of common stock in connection with its acquisition of The Hull Group. These shares were issued in a transaction not involving a public offering in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the shares for their own accounts and not with a view to the distribution thereof and acknowledging that the shares were issued in a transaction not registered under the Securities Act of 1933).

     During the period from May 7, 1999 to November 9, 1999, the Registrant issued its Euro Medium-Term Notes, Series C, with maturities ranging from 36 months to 66 months, in an aggregate face or principal amount equivalent to $61 million (including certain of those notes which were not denominated in U.S. dollars). All of these notes were offered and sold outside the United States pursuant to Regulation S under the Securities Act of 1933 to persons who were not citizens or residents of the United States. Goldman Sachs International acted as the sole placement agent for these offerings.

     During the period from May 7, 1999 to November 9, 1999, the Registrant issued a series of $1 billion aggregate principal amount of Medium-Term Notes, Series A, with a thirteen-month final maturity, exchangeable monthly for a new like security. This series was issued in a transaction not involving a public offering in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the purchasers representing their intentions to acquire the notes for their own accounts and not with a view to the distribution thereof and acknowledging that the notes were not registered under the Securities Act of 1933). Goldman, Sachs & Co. acted as the sole placement agent for this offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  2.1  Plan of Incorporation.*
  2.2  Agreement and Plan of Merger of The Goldman Sachs
       Corporation into The Goldman Sachs Group, Inc.**

  2.3  Agreement and Plan of Merger of The Goldman Sachs Group,
       L.P. into The Goldman Sachs Group, Inc.**
  3.1  Amended and Restated Certificate of Incorporation of The
       Goldman Sachs Group, Inc.**
  3.2  Amended and Restated By-Laws of The Goldman Sachs Group,
       Inc.**
  4.1  Specimen of certificate representing The Goldman Sachs
       Group, Inc.'s common stock, par value $0.01 per share.*
  4.2  Stockholder Protection Rights Agreement, dated as of April
       5, 1999, between The Goldman Sachs Group, Inc. and
       ChaseMellon Shareholder Services, L.L.C., as Rights Agent
       (incorporated by reference to Exhibit 5 to the Registrant's registration statement on Form 8-A filed on June 29, 1999).
  5.1  Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
       Group, Inc.***
 10.1  Lease, dated June 11, 1985, between Metropolitan Life
       Insurance Company and Goldman, Sachs & Co.*
 10.2  Lease, dated April 5, 1994, between The Chase Manhattan Bank
       (National Association) and The Goldman Sachs Group, L.P., as amended.*
 10.3 Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.*
 10.4  Lease, dated as of July 16, 1998, between TCC Acquisition
       Corp. and The Goldman Sachs Group, L.P.*
 10.5  Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
       (UK) Limited and Fleet Street Square Management Limited trading as Fleet Street Partnership, (ii) Goldman Sachs
       International, (iii) Restamove Limited, (iv) The Goldman
       Sachs Group, L.P. and (v) Itochu Corporation.*
 10.6 Annexure 1 to Agreement for Lease, dated April 2, 1998, among (i) JC No. 3 (UK) Limited and Fleet Street Square
       Management Limited trading as Fleet Street Partnership, (ii)
       Goldman Sachs International, (iii) Restamove Limited, (iv)
       The Goldman Sachs Group, L.P. and (v) Itochu Corporation
       (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
       Street Partnership, (ii) Goldman Sachs International and
       (iii) The Goldman Sachs Group, L.P.).*
 10.7 Agreement relating to Developer's Fit Out Works to be carried out at 120 Fleet Street, London, dated April 2,
       1998, among (i) JC No. 3 (UK) Limited and Fleet Street
       Square Management Limited, (ii) Goldman Sachs Property
       Management, (iii) Itochu Corporation and (iv) The Goldman
       Sachs Group, L.P.*
 10.8  Agreement relating to One Carter Lane, London EC4, dated
       March 25, 1998, among Britel Fund Trustees Limited, Goldman
       Sachs International, The Goldman Sachs Group, L.P., English
       Property Corporation plc and MEPC plc.*
 10.9  Fit Out Works Agreement relating to One Carter Lane, London
       EC4, dated March 25, 1998, among Britel Fund Trustees
       Limited, Goldman Sachs International, Goldman Sachs Property
       Management, The Goldman Sachs Group, L.P., English Property
       Corporation plc and MEPC plc.*
10.10 Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
       Goldman Sachs International and The Goldman Sachs Group,
       L.P.*
10.11  Lease, dated March 5, 1994, among Shine Hill Development
       Limited, Shine Belt Limited, Fair Page Limited, Panhy
       Limited, Maple Court Limited and Goldman Sachs (Asia)
       Finance, as amended.*

10.12  Guarantee, dated November 17, 1993, between Shine Hill
       Development Limited and The Goldman Sachs Group, L.P.*
10.13  Agreement for Lease, dated November 29, 1998, between Turbo
       Top Limited and Goldman Sachs (Asia) Finance.*
10.14  Summary of Tokyo Leases.*
10.15  The Goldman Sachs 1999 Stock Incentive Plan.**
10.16  The Goldman Sachs Defined Contribution Plan.**
10.17  Letter Agreement with John L. Weinberg.*
10.18  The Goldman Sachs Partner Compensation Plan.**
10.19  Form of Employment Agreement.**
10.20  Form of Agreement Relating to Noncompetition and Other
       Covenants.**
10.21  Form of Pledge Agreement.**
10.22  Form of Award Agreement (Formula RSUs).**
10.23  Form of Award Agreement (Discretionary RSUs).**
10.24  Form of Option Agreement (Discretionary Options).**
10.25  Tax Indemnification Agreement, by and among The Goldman
       Sachs Group, Inc. and various parties.**
10.26  Form of Shareholders' Agreement among The Goldman Sachs
       Group, Inc. and various parties.**
10.27  Instrument of Indemnification.**
10.28  Form of Indemnification Agreement.**
10.29 Subscription Agreement, dated as of April 24, 1992, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.*
10.30 Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
       Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
       and The Goldman Sachs Group, L.P.*
10.31  Letter Agreement, dated March 15, 1999, among Kamehameha
       Activities Association and The Goldman Sachs Group, L.P.
       (the "Kamehameha Letter Agreement").*
10.32  Amended and Restated Subscription Agreement, dated as of
       March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
       Bank Capital Markets, Inc., Goldman, Sachs & Co. and The
       Goldman Sachs Group, L.P.*
10.33  Letter Agreement, dated March 15, 1999, among The Sumitomo
       Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
       Goldman Sachs Group, L.P. (the "Sumitomo Letter
       Agreement").*
10.34  Lease, dated September 24, 1992, from LDT Partners to
       Goldman Sachs International.*
10.35  Amendment to Kamehameha Letter Agreement (filed as Exhibit
       10.31), dated April 30, 1999, among Kamehameha Activities
       Association, The Trustees of the Estate of Bernice Pauahi
       Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
       Group, Inc.**
10.36  Amendment to Sumitomo Letter Agreement (filed as Exhibit
       10.33), dated April 30, 1999, among The Sumitomo Bank,
       Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
       Sachs Group, L.P., The Goldman Sachs Group, Inc. and
       Goldman, Sachs & Co.**

    10.37  Voting Agreement, dated as of April 30, 1999, by and among The
           Goldman Sachs Group, Inc., on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities
           Association, on the other hand.**
    10.38  Voting Agreement, dated as of April 30, 1999, by and among The
           Goldman Sachs Group, Inc., on the one hand, and The Sumitomo Bank,
           Limited and Sumitomo Bank Capital Markets, Inc., on the other hand.**
    10.39  Indenture, dated May 19, 1999, between The Goldman Sachs Group,
           Inc. and The Bank of New York (incorporated by reference to Exhibit 6 to the Registrant's registration statement on Form 8-A filed on June 29, 1999).
    10.40  Letter Agreement, dated August 18, 1999, between The Goldman Sachs
           Group, Inc. and Mr. James A. Johnson (incorporated by reference to
           Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended August 27, 1999).
    10.41  Letter Agreement, dated August 18, 1999, between The Goldman Sachs
           Group, Inc. and Sir John Browne (incorporated by reference to
           Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended August 27, 1999).
    10.42  Letter Agreement, dated November 9, 1999, between The Goldman Sachs
           Group, Inc. and Mr. John H. Bryan.***
    10.43  Registration Rights Instrument.***
    10.44  Form of Indemnification Agreement.
     11.1 Statement re computation of per share earnings (incorporated by reference to Exhibit 11.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended August 27, 1999).
     15.1  Letter re Unaudited Interim Financial Information.
     21.1  List of subsidiaries of the Registrant.
     23.1  Consent of PricewaterhouseCoopers LLP.
     23.2  Consent of Sullivan & Cromwell (included in Exhibit 5.1 above).***
     23.3  Consent of Thomson Financial Securities Data.
     24.1  Powers of Attorney (included on signature page).

---------------
* Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-74449).
** Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-75213).
*** To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Condensed financial information of The Goldman Sachs Group, L.P. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if the change in volume represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 9(th) day of November, 1999.

                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/   GREGORY K. PALM
                                            ------------------------------------
                                          Name: Gregory K. Palm
                                          Title: General Counsel

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Thain, Robert J. Katz, Gregory K. Palm and David A. Viniar and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the Common Stock of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the Common Stock of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9(th) day of November, 1999:

                    TITLE                                SIGNATURE
                    -----                                ---------

Director, Chairman of the Board and
Chief Executive Officer                          /s/ HENRY M. PAULSON, JR.
(Principal Executive Officer)             --------------------------------------
                                                     Henry M. Paulson, Jr.


Director and Vice Chairman                           /s/ ROBERT J. HURST
                                          --------------------------------------
                                                         Robert J. Hurst


Director, President and Co-Chief                       /s/ JOHN A. THAIN
Operating Officer                         --------------------------------------
                                                           John A. Thain

             TITLE                                     SIGNATURE
             -----                                     ---------

Director, President and Co-Chief                   /s/ JOHN L. THORNTON
Operating Officer                          -------------------------------------
                                                       John L. Thornton


Director                                            /s/ SIR JOHN BROWNE
                                            ------------------------------------
                                                        Sir John Browne


Director                                             /s/ JOHN H. BRYAN
                                            ------------------------------------
                                                         John H. Bryan


Director                                              /s/ JAMES A. JOHNSON
                                            ------------------------------------
                                                          James A. Johnson


Director                                               /s/ JOHN L. WEINBERG
                                            ------------------------------------
                                                           John L. Weinberg


Chief Financial Officer                                /s/ DAVID A. VINIAR
(Principal Financial Officer)               ------------------------------------
                                                           David A. Viniar


Principal Accounting Officer                            /s/ SARAH G. SMITH
                                            -----------------------------------
                                                            Sarah G. Smith

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners,
The Goldman Sachs Group, L.P.:

In connection with our audits of the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries as of November 27, 1998 and November 28, 1997, and for the three years in the period ended November 27, 1998, which financial statements are included on pages F-3 to F-23 of this Form S-1, we have also audited the financial statement schedule listed in Item 16(b) herein.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

New York, New York
January 22, 1999.

                                                                     SCHEDULE IV

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         THE GOLDMAN SACHS GROUP, L.P.
             CONDENSED STATEMENTS OF EARNINGS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
REVENUES:
Equity in earnings of subsidiaries..........................  $ 2,184    $ 2,378    $ 1,780
Principal investments.......................................      208        339        540
Interest income, principally from affiliates................    2,602      2,943      4,369
                                                              -------    -------    -------
     Total revenues.........................................    4,994      5,660      6,689
Interest expense, principally on short-term funding.........    2,547      2,858      4,201
                                                              -------    -------    -------
     Revenues, net of interest expense......................    2,447      2,802      2,488
OPERATING EXPENSES:
Compensation and benefits...................................       13         12          9
Other.......................................................       33         29         43
                                                              -------    -------    -------
     Total operating expenses...............................       46         41         52
Pre-tax earnings............................................    2,401      2,761      2,436
Provision for unincorporated business taxes.................        2         15          8
                                                              -------    -------    -------
Net earnings................................................  $ 2,399    $ 2,746    $ 2,428
                                                              =======    =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

       CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                AS OF NOVEMBER
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
                                                                (in millions)
ASSETS:
Cash and cash equivalents...................................  $     4    $    11
Financial instruments owned, at fair value..................    1,896      2,147
Receivables from affiliates.................................   23,767     33,562
Subordinated loan receivables from affiliates...............    6,889      8,668
Investment in subsidiaries..................................    5,005      5,077
Other.......................................................      434      1,123
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======
LIABILITIES AND NET WORTH:
Short-term borrowings, including commercial paper...........  $16,597    $23,364
Payables to affiliates......................................      119      1,679
Other.......................................................      137        147
Long-term borrowings:
  With third parties........................................   14,290     18,584
  With affiliates...........................................      315        430
                                                              -------    -------
                                                               31,458     44,204
Partners' capital allocated for income taxes and potential
  withdrawals...............................................      430         74
Partners' capital...........................................    6,107      6,310
                                                              -------    -------
                                                              $37,995    $50,588
                                                              =======    =======

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

            CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                   YEAR ENDED NOVEMBER
                                                              -----------------------------
                                                               1996       1997       1998
                                                               ----       ----       ----
                                                                      (in millions)
Cash flows from operating activities:
  Net earnings..............................................  $ 2,399    $ 2,746    $ 2,428
  Non-cash items included in net earnings:
    Equity in earnings of subsidiaries......................   (2,184)    (2,378)    (1,780)
    Depreciation and amortization...........................       25         19         35
  Changes in operating assets and liabilities:
  Financial instruments owned, at fair value................     (110)      (395)        (8)
  Other, net................................................      (43)       (98)      (501)
                                                              -------    -------    -------
    Net cash provided by/(used for) operating activities....       87       (106)       174
                                                              -------    -------    -------
Cash flows from investing activities:
  Financial instruments owned, at fair value................      126       (331)      (243)
  Receivables from affiliates, net..........................   (1,476)    (4,320)    (8,235)
  Subordinated loan receivables from affiliates.............     (480)    (1,528)    (1,779)
  Investment in subsidiaries................................    2,031      2,147      1,362
  Property, leasehold improvements and equipment............       (1)        (4)      (145)
                                                              -------    -------    -------
    Net cash provided by/(used for) investing activities....      200     (4,036)    (9,040)
                                                              -------    -------    -------
Cash flows from financing activities:
  Short-term borrowings, net................................      496         39      2,586
  Issuance of long-term borrowings..........................    4,636      7,498     10,289
  Repayment of long-term borrowings.........................   (3,886)    (1,005)    (1,698)
  Capital contributions.....................................        4         89          9
  Returns on capital and certain distributions to
    partners................................................     (473)      (557)      (619)
  Termination of the Profit Participation Plans.............       --         --        (21)
  Partners' capital allocated for income taxes and potential
    withdrawals, net........................................   (1,017)    (2,034)    (1,673)
                                                              -------    -------    -------
    Net cash (used for)/provided by financing activities....     (240)     4,030      8,873
                                                              -------    -------    -------
  Net increase/(decrease) in cash and cash equivalents......       47       (112)         7
Cash and cash equivalents, beginning of year................       69        116          4
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $   116    $     4    $    11
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal periods presented. Payments of unincorporated business taxes were not material.

Cash payments of $347 million related to the termination of the Profit Participation Plans in 1998 were paid by Group L.P.'s subsidiaries and were excluded from the condensed statement of cash flows above as these payments represented non-cash items to Group L.P.

                  See note to condensed financial statements.

                                                                     SCHEDULE IV

                         THE GOLDMAN SACHS GROUP, L.P.

          NOTE TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The condensed unconsolidated financial statements of The Goldman Sachs Group, L.P. should be read in conjunction with the consolidated financial statements of The Goldman Sachs Group, L.P. and Subsidiaries and the footnotes thereto. Certain reclassifications have been made to prior year amounts to conform to the current presentation.

     Investments in subsidiaries are accounted for using the equity method.

     The condensed unconsolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding investment valuations, partner retirements, the outcome of pending litigation and other matters that affect the condensed unconsolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

                               INDEX TO EXHIBITS

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
   2.1    Plan of Incorporation.*
   2.2    Agreement and Plan of Merger of The Goldman Sachs
          Corporation into The Goldman Sachs Group, Inc.**
   2.3    Agreement and Plan of Merger of The Goldman Sachs Group,
          L.P. into The Goldman Sachs Group, Inc.**
   3.1    Amended and Restated Certificate of Incorporation of The
          Goldman Sachs Group, Inc.**
   3.2    Amended and Restated By-Laws of The Goldman Sachs Group,
          Inc.**
   4.1    Specimen of certificate representing The Goldman Sachs
          Group, Inc.'s common stock, par value $0.01 per share.*
   4.2    Stockholder Protection Rights Agreement, dated as of April
          5, 1999, between The Goldman Sachs Group, Inc. and
          ChaseMellon Shareholder Services, L.L.C., as Rights Agent
          (incorporated by reference to Exhibit 5 to the Registrant's registration statement on Form 8-A filed on June 29, 1999).
   5.1    Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
          Group, Inc.***
  10.1    Lease, dated June 11, 1985, between Metropolitan Life
          Insurance Company and Goldman, Sachs & Co.*
  10.2    Lease, dated April 5, 1994, between The Chase Manhattan Bank
          (National Association) and The Goldman Sachs Group, L.P., as
          amended.*
  10.3    Lease, dated as of August 22, 1997, between Ten Hanover LLC and The Goldman Sachs Group, L.P.*
  10.4    Lease, dated as of July 16, 1998, between TCC Acquisition
          Corp. and The Goldman Sachs Group, L.P.*
  10.5    Agreement for Lease, dated April 2, 1998, among (i) JC No. 3
          (UK) Limited and Fleet Street Square Management Limited
          trading as Fleet Street Partnership, (ii) Goldman Sachs
          International, (iii) Restamove Limited, (iv) The Goldman
          Sachs Group, L.P. and (v) Itochu Corporation.*
  10.6    Annexure 1 to Agreement for Lease, dated April 2, 1998,
          among (i) JC No. 3 (UK) Limited and Fleet Street Square
          Management Limited trading as Fleet Street Partnership, (ii)
          Goldman Sachs International, (iii) Restamove Limited, (iv)
          The Goldman Sachs Group, L.P. and (v) Itochu Corporation
          (Form of Occupational Lease among (i) JC No. 3 (UK) Limited and Fleet Street Square Management Limited trading as Fleet
          Street Partnership, (ii) Goldman Sachs International and
          (iii) The Goldman Sachs Group, L.P.).*
  10.7    Agreement relating to Developer's Fit Out Works to be
          carried out at 120 Fleet Street, London, dated April 2,
          1998, among (i) JC No. 3 (UK) Limited and Fleet Street
          Square Management Limited, (ii) Goldman Sachs Property
          Management, (iii) Itochu Corporation and (iv) The Goldman
          Sachs Group, L.P.*
  10.8    Agreement relating to One Carter Lane, London EC4, dated
          March 25, 1998, among Britel Fund Trustees Limited, Goldman
          Sachs International, The Goldman Sachs Group, L.P., English
          Property Corporation plc and MEPC plc.*
  10.9    Fit Out Works Agreement relating to One Carter Lane, London
          EC4, dated March 25, 1998, among Britel Fund Trustees
          Limited, Goldman Sachs International, Goldman Sachs Property
          Management, The Goldman Sachs Group, L.P., English Property
          Corporation plc and MEPC plc.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.10    Underlease of premises known as One Carter Lane, London EC4, dated September 9, 1998, among Britel Fund Trustees Limited,
          Goldman Sachs International and The Goldman Sachs Group,
          L.P.*
 10.11    Lease, dated March 5, 1994, among Shine Hill Development
          Limited, Shine Belt Limited, Fair Page Limited, Panhy
          Limited, Maple Court Limited and Goldman Sachs (Asia)
          Finance, as amended.*
 10.12    Guarantee, dated November 17, 1993, between Shine Hill
          Development Limited and The Goldman Sachs Group, L.P.*
 10.13    Agreement for Lease, dated November 29, 1998, between Turbo
          Top Limited and Goldman Sachs (Asia) Finance.*
 10.14    Summary of Tokyo Leases.*
 10.15    The Goldman Sachs 1999 Stock Incentive Plan.**
 10.16    The Goldman Sachs Defined Contribution Plan.**
 10.17    Letter Agreement with John L. Weinberg.*
 10.18    The Goldman Sachs Partner Compensation Plan.**
 10.19    Form of Employment Agreement.**
 10.20    Form of Agreement Relating to Noncompetition and Other
          Covenants.**
 10.21    Form of Pledge Agreement.**
 10.22    Form of Award Agreement (Formula RSUs).**
 10.23    Form of Award Agreement (Discretionary RSUs).**
 10.24    Form of Option Agreement (Discretionary Options).**
 10.25    Tax Indemnification Agreement, by and among The Goldman
          Sachs Group, Inc. and various parties.**
 10.26    Form of Shareholders' Agreement among The Goldman Sachs
          Group, Inc. and various parties.**
 10.27    Instrument of Indemnification.**
 10.28    Form of Indemnification Agreement.**
 10.29    Subscription Agreement, dated as of April 24, 1992, among
          the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.*
 10.30    Subscription Agreement, dated as of November 21, 1994, among the Trustees of the Estate of Bernice Pauahi Bishop, Pauahi
          Holdings Corporation, Royal Hawaiian Shopping Center, Inc.
          and The Goldman Sachs Group, L.P.*
 10.31    Letter Agreement, dated March 15, 1999, among Kamehameha
          Activities Association and The Goldman Sachs Group, L.P.
          (the "Kamehameha Letter Agreement").*
 10.32    Amended and Restated Subscription Agreement, dated as of
          March 28, 1989, among The Sumitomo Bank, Limited, Sumitomo
          Bank Capital Markets, Inc., Goldman, Sachs & Co. and The
          Goldman Sachs Group, L.P.*
 10.33    Letter Agreement, dated March 15, 1999, among The Sumitomo
          Bank, Limited, Sumitomo Bank Capital Markets, Inc. and The
          Goldman Sachs Group, L.P. (the "Sumitomo Letter
          Agreement").*
 10.34    Lease, dated September 24, 1992, from LDT Partners to
          Goldman Sachs International.*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
 10.35    Amendment to Kamehameha Letter Agreement (filed as Exhibit
          10.31), dated April 30, 1999, among Kamehameha Activities
          Association, The Trustees of the Estate of Bernice Pauahi
          Bishop, The Goldman Sachs Group, L.P. and The Goldman Sachs
          Group, Inc.**
 10.36    Amendment to Sumitomo Letter Agreement (filed as Exhibit
          10.33), dated April 30, 1999, among The Sumitomo Bank,
          Limited, Sumitomo Bank Capital Markets, Inc., The Goldman
          Sachs Group, L.P., The Goldman Sachs Group, Inc. and
          Goldman, Sachs & Co.**
 10.37    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Trustees of the Estate of Bernice Pauahi Bishop and
          Kamehameha Activities Association, on the other hand.**
 10.38    Voting Agreement, dated as of April 30, 1999, by and among
          The Goldman Sachs Group, Inc., on the one hand, and The
          Sumitomo Bank, Limited and Sumitomo Bank Capital Markets,
          Inc., on the other hand.**
 10.39    Indenture, dated May 19, 1999, between The Goldman Sachs
          Group, Inc. and The Bank of New York (incorporated by
          reference to Exhibit 6 to the Registrant's registration
          statement on Form 8-A filed on June 29, 1999).
 10.40    Letter Agreement, dated August 18, 1999, between The Goldman
          Sachs Group, Inc. and Mr. James A. Johnson (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
          Report on Form 10-Q for the period ended August 27, 1999).
 10.41    Letter Agreement, dated August 18, 1999, between The Goldman
          Sachs Group, Inc. and Sir John Browne (incorporated by
          reference to Exhibit 10.2 to the Registrant's Quarterly
          Report on Form 10-Q for the period ended August 27, 1999).
 10.42    Letter Agreement, dated November 9, 1999, between The
          Goldman Sachs Group, Inc. and Mr. John H. Bryan.***
 10.43    Registration Rights Instrument.***
 10.44    Form of Indemnification Agreement.
  11.1    Statement re computation of per share earnings (incorporated by reference to Exhibit 11.1 to the Registrant's Quarterly
          Report on Form 10-Q for the period ended August 27, 1999).
  15.1    Letter re Unaudited Interim Financial Information.
  21.1    List of subsidiaries of the Registrant.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Sullivan & Cromwell (included in Exhibit 5.1
          above).***
  23.3    Consent of Thomson Financial Securities Data.
  24.1    Powers of Attorney (included on signature page).

---------------
* Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-74449).
** Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-75213).
*** To be filed by amendment.